As filed with the Securities and Exchange
Commission on June 1, 2012

Registration No. 333-180621
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDMENT NO. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BROADCAST INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code Number)	87-0395567 (IRS Employer Identification Number)

7050 South Union Park Center, Suite 600
Midvale, Utah  84047
(801) 562-2252
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rodney M. Tiede
President and Chief Executive Officer
Broadcast International, Inc.
7050 South Union Park Center, Suite 600
Midvale, Utah  84047
(801) 562-2252
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Reed L. Benson, Esq. 4049 S. Highland Drive Salt Lake City, Utah 84124 (801) 278-9769	Gregory E. Lindley, Esq. Holland & Hart LLP 222 South Main Street, Suite 2200 Salt Lake City, UT 84101 (801) 799-5800

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer   ☐ Accelerated filer    ☐ Non-accelerated filer     ☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.05 per share	46,470,000	$.305	$14,173,350	$1622.85

(1)	Assumes the exercise of all warrants by the selling shareholders to acquire common shares registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the bid and asked price of the common stock.
(3)	The Registrant previously paid $1,619.22.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED June 1, 2012

PROSPECTUS

_____________________________________

BROADCAST INTERNATIONAL, INC.

Shares of Common Stock
_____________________________________

This prospectus relates to the resale of up to 46,470,000 shares of our common stock owned by the selling shareholders, including up to 18,270,000 shares of our common stock upon exercise of certain warrants held by the selling shareholders.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

We will not receive any proceeds from the sale of the common stock hereunder.  All proceeds from the sale of the common stock will be paid to the selling shareholders.  We may, however, receive proceeds from the exercise of the outstanding warrants.  If all of the warrants covered by this prospectus are exercised in full, we will issue an aggregate of 18,270,000 shares of our common stock, and we may receive aggregate proceeds of $6,394,500                 .  See “Use of Proceeds.”

Our common stock is currently traded on the OTC Bulletin Board under the symbol “BCST.”  On April 2, 2012 the closing sale price of our common stock was $.35 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
_____________________________________

The date of this prospectus is                          , 2012.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement.  This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

References in this prospectus to “we,” “our,” “us” and “Broadcast International” refer to Broadcast International, Inc. and our consolidated subsidiaries, including BI Acquisitions, Inc. and Interact Devices, Inc.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.  You should carefully consider, among other things, the matters discussed under the caption “Risk Factors.”

Our Business

Broadcast International, Inc. is a communications services and technology company headquartered in Salt Lake City, Utah.  The Company operates two divisions – BI Networks and CodecSys.

 BI Networks

Through BI Networks, we install, manage and support private communication networks for large organizations that have widely-dispersed locations or operations.  Our enterprise clients use these networks to deliver digital signage solutions, training programs, product announcements, entertainment and other communications to their employees and customers.  We use a variety of delivery technologies, including satellite, Internet streaming and WIFI, depending on the industry standard products and equipment sold by other companies.

In July 2009, we entered into a $10.1 million, three-year contract with Bank of America (“BofA”) to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America.  This digital signage network has grown to approximately 2,500 retail banking sites and BofA continues to expand its network by adding additional sites to the network.  In addition, BofA has selected us to be its vendor for certain additional audio visual services under the terms of which we manage a total of approximately 33,000 digital signage and other video screens placed throughout the banking and brokerage divisions of BofA. A factor in securing BofA as a customer was our CodecSys® technology utilized in delivering our services.

We are in the process of testing our digital signage product offering with another regional bank through the installation of six test sites at different banking locations for this potential customer.  This customer and its affiliated banks have approximately 550 total banking locations.  Because of our success with our flagship financial services customer, we have begun making presentations and tests with multiple customers in the financial services industry and expect growth in that portion of our business during 2012.

CodecSys

We own proprietary video compression technology that we have trademarked “CodecSys.”  Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks. Initially, we developed this technology for delivering video content for our network customers. However, this proprietary technology has expanded into a much wider application.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Our patented CodecSys technology is a software-based video operating system that uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over substantially decreased bandwidth while maintaining media quality.  We believe our CodecSys technology offers significant efficiencies and cost savings over traditional hardware solutions associated with video content transmission and storage.

We have developed a video encoding software product based upon our CodecSys technology that operates on multiple hardware platforms and is easily upgradable. In September 2009, our CodecSys video encoding technology was certified by Microsoft as an approved software encoding system for use by IPTV providers that use Microsoft operating platforms.  Our CodecSys technology is the only software video encoding system certified by Microsoft.  Microsoft is a leading provider of network control software to the IPTV market.

In July 2010, we released CodecSys version 2.0, which has been installed in more than 30 large telecoms and labs for evaluation by potential customers. We continue to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations have been made with our technology and sales channel partners, which include IBM, HP, Fujitsu and Microsoft, and others which are suppliers of hardware and software for video transmission applications. Because CodecSys is a software encoding and transcoding system, it is also ideal for “cloud-based” initiatives.  In October 2011, CodecSys was selected as the compression technology to be used by Fujitsu for its NuVolo cloud-based product offering.  Since that selection, we have trained sales and marketing personnel and sales engineers to sell, install, and service installations that include CodecSys.

During 2011 many large purveyors of video content have added an additional delivery channel directly to consumers through the Internet bypassing traditional video distributions channels such as over the air broadcast, cable, satellite and IPTV networks.  This new distribution channel is referred to as “Over the Top”  (OTT).  Many of the large purveyors of video content, including owners of video content, have commenced OTT initiatives. To provide encoding services effectively for OTT applications and other “cloud based” services the encoding function must be in software form compatible with “cloud based” distribution platforms.  Since CodecSys is a software  product and the majority of its competitors are not, CodecSys has an increased competitive advantage in this new, rapidly expanding  market segment.

Broadcast International

We were incorporated in Utah in 1983.  We did not commence our current business, however, until 2000.  Our principal executive offices are located at 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047, and our telephone number is (801) 562-2252.  We maintain an internet site at www.brin.com, which contains information concerning us.  Our internet website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

Our common stock is considered “penny stock” under the Securities Exchange Act of 1934, which means that securities broker-dealers cannot recommend the common stock which may make trading the common stock difficult.

Risk Factors

Investing in our securities involves significant risks.  You should carefully read the section entitled “Risk Factors” beginning on page 5 for an explanation of these risks before investing in our securities.

Summary Consolidated Financial Data

The following summary consolidated financial data are derived from our consolidated financial statements.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.  The summary consolidated balance sheet data as of December 31, 2011 and 2010 and the summary consolidated statement of operations data for the years ended December 31, 2011, 2010, and 2009 have been derived from our consolidated financial statements audited by HJ & Associates, LLC, independent registered public accounting firm, included elsewhere herein.  The summary consolidated balance sheet data as of December 31, 2009 has been derived from our audited consolidated financial statements not included herein.   Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2009	2010	2011

Statement of Operations Data:
Net sales	$3,627,571	$7,313,218	$8,446,082
Cost of sales	3,180,284	5,185,779	5,868,601
Gross margin	447,287	2,127,439	2,577,481
Operating expenses:
Administrative and general	5,991,317	4,139,717	6,172,794
Selling and marketing	651,322	254,002	1,277,629
Production and maintenance	--	--	--
Research and development in process	3,584,019	2,711,933	2,410,249
Impairment of assets	--	--	26,180
Depreciation…………	756,841	766,614	685,191
Total operating expenses	10,983,139	7,872,266	10,572,043
Loss from operations	(10,535,852)	(5,744,827)	(7,994,562)
Other income (expense)	(2,844,837)	(12,919,290)	9,299,008
Income (Loss) before income taxes	(13,380,689)	(18,664,117)	1,304,446
Income tax (expense) credit	--	--
Net Profit (Loss)	$(13,380,689)	$(18,664,117)	$1,304,446
Net Profit (Loss) per share – basic	$(0.34)	$(0.43)	$.02
Net Profit (Loss) per share-diluted			.02

Weighted average number of shares of common stock outstanding – basic and diluted	39,235,000	43,353,180	75,416,916
Weighted average number of shares of common stock outstanding diluted	39,235,000	43,353,180	78,098,166

	December 31,
	2009	2010	2011
Balance Sheet Data:
Cash and cash equivalents	$263,492	$6,129,632	$961,265
Total current assets	1,684,604	7,497,739	2,465,992
Property and equipment, net	3,811,377	2,419,891	1,417,134
Total assets	6,818,157	10,709,638	4,543,487
Current liabilities	18,243,996	19,374,847	8,724,066
Long-term obligations	2,657,012	7,255,633	6,349,445
Total liabilities	20,901,008	26,630,480	15,073,511
Total stockholders’ equity (deficit)	$(14,082,851)	$(15,920,842)	$(10,530,024)

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus.  Our business and our securities involve a high degree of risk.

If we do not successfully commercialize our CodecSys technology, we may never achieve profitability, retire our convertible debt or be able to raise future capital.

It is imperative that we successfully commercialize our CodecSys technology.  We continue to develop this technology for a variety of applications.  We have never been involved in a development project of the size and breadth that is involved with CodecSys and none of our management has ever been involved with a software development project.  Management may lack the expertise and we may not have the financial resources needed for successful development of this technology.  Furthermore, commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future, although we have spent considerably more than that in past years.  This estimate will increase or decrease depending on specific opportunities and available funding.  If we are unsuccessful in our CodecSys development and commercialization efforts, it is highly doubtful we will achieve profitable operations, retire our existing convertible indebtedness or be able to raise additional funding in the future.

We may need additional capital.  If additional capital is required but is not available, we may have to curtail or cease operations.

We completed an equity funding in March 2012, which should provide us with limited working capital, but not enough for the full year of 2012 at our current rate of expenditures.  During this time, we anticipate that we will be able to generate net sales in excess of operating expenses.  If, however, we are unable to do so, we will need to obtain additional financing to continue operations.  We believe external funding may be difficult to obtain, particularly given the prevailing financial market conditions.  If sufficient capital is not available to us, we will be required to pursue one or a combination of the following remedies:  significantly reduce development, commercialization or other operating expenses; sell part or all of our assets; or terminate operations.

The existing turbulence and illiquidity in the credit and financial markets are continuing challenges that have generally made potential funding sources more difficult to access, less reliable and more expensive.  These market conditions have made the management of our own liquidity significantly more challenging.  A further deterioration in the credit and financial markets or a prolonged period without improvement could adversely affect our ability to raise additional capital.

We have sustained and may continue to sustain substantial losses.

We have sustained operating losses in each of the last seven years.  Through December 31, 2011 our accumulated deficit was $111,187,865.  Although we have significantly increased our gross profit due to our new digital signage contracts, we continue to sustain operating losses on a quarterly and annual basis.

Our success depends on adoption of our CodecSys technology by OEMs and end-users.

The success of our CodecSys technology depends on the adoption of this technology by original equipment manufacturers, or OEMs, like IBM, Fujitsu and HP, as well as end-users.  The OEM qualification and adoption process is complex, time-consuming and unpredictable.  Furthermore, OEMs may elect to maintain their relationships with incumbent technology providers, even when presented with technology that may be superior to the incumbent technology.  Significant delays in the development or OEM adoption of CodecSys will adversely affect our results of operations, financial condition and prospects.

Our continued losses may impact our relationships with OEMs and customers.

Our continued losses may impact our relationships with existing and potential OEMs and customers.  OEMs may be reluctant to partner with us or present our technology in conjunction with their product offerings if they believe our financial condition is marginal or in jeopardy.  OEMs and prospective customers may delay adoption of our CodecSys technology and other products if they believe we are not financially sound enough to support our technology or other product offerings.

Adverse economic or other market conditions could reduce the purchase of our services by existing and prospective customers, which would harm our business.

Our business is impacted from time to time by changes in general economic, business and international conditions and other similar factors.  Adverse economic or other market conditions negatively affect the business spending of existing and prospective customers.  In adverse market times, our network and other services may not be deemed critical for these customers.  Therefore, our services are often viewed as discretionary and may be deferred or eliminated in times of limited business spending, thereby harming our business.

The recent recession and market turmoil present considerable risks and challenges.  These risks and challenges have reached unprecedented levels and have significantly diminished overall confidence in the national economy, upon which we are dependent.  Such factors could have an adverse impact on our business and prospects in ways that are not predictable or that we may fail to anticipate.

Our systems of internal operational and financial controls may not be effective.

We establish and maintain systems of internal operational and financial controls that provide us with critical information.  These systems are not foolproof, and are subject to various inherent limitations, including cost, judgments used in decision-making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error, and the risk of fraud.  Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time.  Because of these limitations, any system of internal controls or procedures may not be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.  We have previously experienced significant deficiencies in our required disclosure controls and procedures regarding the updating of certain accounting pronouncements and the reporting of current information required to be filed with the SEC.  We also experienced a significant deficiency and a material weakness in our required disclosure controls and procedures regarding our accounting entries and financial statements, which resulted in the restatement of one accounting period.  Any future deficiency, weakness, malfunction or inadequacy related to internal operational or financial control systems or procedures could produce inaccurate and unreliable information that may harm our business.

We may be unable to respond adequately to rapid changes in technology.

The markets for private communication networks and video encoder systems are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions.  The introduction of new technology and products and the emergence of new industry standards not only impacts our ability to compete, but could also render our products, services and CodecSys technology uncompetitive or obsolete.  If we are unable to adequately respond to changes in technology and standards, we will not be able to serve our clients effectively.  Moreover, the cost to modify our services, products or infrastructure in order to adapt to these changes could be substantial and we may not have the financial resources to fund these expenses.

We face intense competition that could harm our business.

The communications industry is extremely competitive.  We compete with numerous competitors who are much larger than us and have greater financial and other resources.  In the satellite network and services segment, including digital signage, we compete with Convergent Media Systems, Globecast, IBM, Cisco, Hughes and others.  Our competitors have established distribution channels and significant marketing and sales resources.  Competition results in reduced operating margins for our business and may cause us to lose clients and/or prevent us from gaining new clients critical for our success.

There are several additional major market sectors in which we plan to compete with our CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise network market and small business streaming media market.  These are sectors where we may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, which are already in the video compression and transmission business.  Many of these competitors already have established customer bases with industry standard technology, which we must overcome to be successful.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks' Real Player, Apple QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, which utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  All are larger and have greater financial resources than we have.  Tandberg/Erickson and Harmonic are two of the largest suppliers of high end video encoders to the broadcast industry and are the incumbent suppliers to many of the customers to which we are selling.

If we fail to hire additional specialized personnel or retain our key personnel in the future, we will not have the ability to successfully commercialize our technology or manage our business.

We still need to hire additional specialized personnel to successfully commercialize our CodecSys technology.  If we are unable to hire or retain qualified software engineers and project managers, our ability to complete further development and commercialization efforts will be significantly impaired.  Our success is also dependent upon the efforts and abilities of our management team.  If we lose the services of certain of our current management team members, we may not be able to find qualified replacements, which would harm the continuation and management of our business.

Our revenue is dependent upon the sales efforts of others.

We are dependent upon the sales and marketing efforts of IBM, HP, Fujitsu and other third-party businesses in order to derive licensing revenue from our CodecSys technology.  Such businesses may not continue their sales efforts which would adversely affect our potential licensing fees.  We are not able to control the sales and marketing efforts of these third parties.  Limited revenues from our historical sources make us even more dependent upon the sales efforts of others.  Given the current recession and market developments, third-party businesses may scale back on sales efforts which could significantly harm our business and prospects.

We rely heavily on a few significant customers and if we lose any of these significant customers, our business may be harmed.

A small number of customers account for a large percentage of our revenue.  Our business model relies upon generating new sales to existing and new customers.  In September 2009 we secured a contract with a large national organization, which has become our largest customer. Sales revenues from our largest customer accounted for approximately 89% of total revenues for the year ended December 31, 2011 and 87% of total revenues for the year ended December 31, 2010.  Our contract with this customer expires in August, 2012 and to the extent that we are unable to renew our contract or if the customer reduces its reliance on us or terminates its relationship with us, revenues would decline substantially, which would harm our business, unless we can replace that customer with another similarly large customer.

There is significant uncertainty regarding our patent and proprietary technology protection.

Our success is dependent upon our CodecSys technology and other intellectual property rights.  If we are unable to protect and enforce these intellectual property rights, competitors will have the ability to introduce competing products that are similar to ours.  If this were to occur, our revenues, market share and operating results would suffer.  To date, we have relied primarily on a combination of patent, copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. Our initial U.S. patent related to our CodecSys technology was granted by the PTO in August 2007 and four additional patents related to applications of the technology were subsequently issued by the PTO.  As of December 31, 2011, eleven foreign countries had issued our initial patent.  In addition, we have 20 pending U.S. and foreign patent applications.  If we fail to deter misappropriation of our proprietary information or if we are unable to detect unauthorized use of our proprietary information, then our revenues, market share and operating results will suffer.  The laws of some countries may not protect our intellectual property rights to the same extent as do the laws of the United States.  Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity.  This litigation could result in substantial costs and diversion of resources that would harm our business.

Our products could infringe on the intellectual property rights of others, which may subject us to future litigation and cause financial harm to our business.

To date, we have not been notified that our services, products and technology infringe the proprietary rights of third parties, but there is the risk that third parties may claim infringement by us with respect to current or future operations.  We expect software developers will increasingly be subject to infringement claims as the number of products and competitors in the industry segment grows and the functionality of products in different industry segments overlaps.  Any of these claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays, or require us to enter into royalty or licensing agreements.  These royalty or licensing agreements, if required, may not be available on terms acceptable to us.  A successful claim against us of infringement and failure or inability to license the infringed or similar technology on favorable terms would harm our business.

Our common stock is considered “penny stock” which may make selling the common stock difficult.

Our common stock is considered to be a “penny stock” under the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended.  Under the rules, stock is considered “penny stock” if: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues at less than $6.0 million for the past three years.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our stock but must trade it on an unsolicited basis.

Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.  Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stocks.”  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Trading in our securities could be subject to extreme price fluctuations that could cause the value of your investment to decrease.

Our stock price has fluctuated significantly in the past and could continue to do so in the future.  Our stock is thinly-traded, which means investors will have limited opportunities to sell their shares of common stock in the open market.  Limited trading of our common stock also contributes to more volatile price fluctuations.  The market price of our common stock is also subject to extreme fluctuations because of the nature of the CodecSys technology and the potential for large-scale acceptance or rejection of our technology in the marketplace.  Given these fluctuations, an investment in our stock could lose value.  A significant drop in our stock price could expose us to the risk of securities class action lawsuits.  Defending against such lawsuits could result in substantial costs and divert management’s attention and resources, thereby causing an investment in our stock to lose additional value.

Future sales of our common stock could cause our stock price to decrease.

Substantial sales of our common stock in the public market, or the perception by the market that such sales could occur, could lower our stock price.  As of December 31, 2011, we had 75,975,656 shares of common stock outstanding.  As of December 31, 2011, stock options, including options granted to our employees, and warrants to purchase an aggregate of 20,440,551 shares of our common stock were issued and outstanding, a substantial portion of which were fully exercisable.  As of December 31, 2011, notes convertible into 5,740,740 shares of our common stock were issued and outstanding.  As of December 31, 2011, we had granted restricted stock units to members of our Board of Directors and others, which may be settled at various time in the future by the issuance of 2,550,000 shares of common stock. On March 16, 2012, we completed an equity financing, in which we issued 27,800,000 shares of common stock and granted warrants to the investors to acquire an additional 13,900,000 shares. See Subsequent Events footnote No. 15 to the Financial Statements.  Future sales of our common stock, or the availability of our common stock for sale, may cause the market price of our common stock to decline.

Any stock ownership interest may be substantially diluted by future issuances of securities.

We may issue shares of our common stock to holders of outstanding convertible notes, stock options and warrants.  The conversion of the convertible notes and the exercise of options and warrants into shares of our common stock will be dilutive to shareholders.  We also have offered and expect to continue to offer stock options to our employees and others, and as of December 31, 2011 we have approximately 2,130,420 shares of common stock available for future issuance under our 2004 long-term incentive stock option plan and 1,165,000 shares of common stock available for future issuance under our 2008 equity incentive plan.  To the extent that future stock options are granted and ultimately exercised, there will be further dilution to shareholders.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any return on an investment in our common stock will depend on the market price of the stock.

We currently intend to retain any future earnings to finance our operations.  The terms and conditions of our convertible notes restrict and limit payments or distributions in respect of our common stock.  The return on any investment in our common stock will depend on the future market price of our common stock and not on any potential dividends.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risk and uncertainties.  Any statements about our expectations, beliefs, plans, objectives, strategies or future events or performance constitute forward-looking statements.  These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied therein.  All forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus, including, among others, the following risk factors discussed more fully under the caption “Risk Factors” above:

•	dependence on commercialization of our CodecSys technology;

•	our need and ability to raise sufficient additional capital;

•	uncertainty about our ability to repay our outstanding convertible notes;

•	our continued losses;

•	delays in adoption of our CodecSys technology;

•	concerns of OEMs and customers relating to our financial uncertainty;

•	restrictions contained in our outstanding convertible notes;

•	general economic and market conditions;

•	ineffective internal operational and financial control systems;

•	rapid technological change;

•	intense competitive factors;

•	our ability to hire and retain specialized and key personnel;

•	dependence on the sales efforts of others;

•	dependence on significant customers;

•	uncertainty of intellectual property protection;

•	potential infringement on the intellectual property rights of others;

•	factors affecting our common stock as a “penny stock;”

•	extreme price fluctuations in our common stock;

•	price decreases due to future sales of our common stock;

•	future shareholder dilution; and

•	absence of dividends.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statement.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of future events or developments.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock sold by the selling shareholders.  We may, however, receive proceeds from the exercise of the warrants held by the selling shareholders to the extent that the selling shareholders do not use the “cashless exercise” provisions contained in the warrants.

  We have no assurance that the warrants will be exercised by the selling shareholders.

The outstanding warrants covered by this prospectus that are held by the selling shareholders are exercisable for 18,270,000 shares of our common stock at an exercise price of $0.35 per share.  If all of the outstanding warrants covered by this prospectus are exercised in full, we will issue 18,270,000 shares of our common stock, and we could receive aggregate proceeds of $6,394,500.  Any proceeds we receive upon exercise of the warrants will be used by us for working capital and general corporate purposes.

COMMON STOCK PRICE RANGE

Our common stock is currently traded on the OTC Bulletin Board under the symbol “BCST.”  The following table sets forth, for the periods indicated, the high and low bid quotations, as adjusted for stock splits of our common stock, as reported by the OTC Bulletin Board, and represents prices between dealers, does not include retail markups, markdowns or commissions, and may not represent actual transactions:

	High Bid	Low Bid
Year ending December 31, 2011
First Quarter	$1.27	$.73
Second Quarter	.84	.51
Third Quarter	.58	.23
Fourth Quarter	.47	.13

Year ending December 31, 2010
First Quarter	$1.24	$0.93
Second Quarter	$1.29	$0.58
Third Quarter	$1.16	$0.58
Fourth Quarter	$1.18	$0.28

Year ending December 31, 2009
First Quarter	$2.25	$0.80
Second Quarter	$1.56	$0.80
Third Quarter	$1.91	$1.07
Fourth Quarter	$1.75	$0.96

As of March 28, 2012, we had 106,611,820 shares of our common stock issued and outstanding, and there were approximately 1,400 shareholders of record.

DIVIDEND POLICY

We have never paid or declared any cash dividends.  Future payment of dividends, if any, will be at the discretion of our board of directors and will depend, among other criteria, upon our earnings, capital requirements, and financial condition as well as other relative factors.  Management intends to retain any and all earnings to finance the development of our business, at least in the foreseeable future.  Such a policy is likely to be maintained as long as necessary to provide working capital for our operations.  Moreover, our outstanding convertible notes contain restrictive covenants that prohibit us to declare or pay dividends.

CAPITALIZATION

The following table presents our capitalization as of December 31, 2011.  You should read this table in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere herein.

December 31, 2011
Total liabilities	$15,073,511
Stockholders’ equity:
Common stock, par value $.05 per share, 180,000,000 shares authorized; 75,975,656 shares issued and outstanding	3,798,783
Preferred stock, no par value, 20,000,000 shares authorized, none issued and outstanding	--
Additional paid-in capital	96,859,058
Accumulated deficit	(111,187,865)
Total stockholders’ deficit	(10,530,024)
Total capitalization	$4,543,487

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data are derived from our consolidated financial statements.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.  The selected consolidated balance sheet data as of December 31, 2011 and 2010 and the selected consolidated statement of operations data for the years ended December 31, 2011, 2010, and 2009  have been derived from our consolidated financial statements audited by HJ & Associates, LLC, independent registered public accounting firm, included elsewhere herein.  The selected consolidated balance sheet data as of December 31, 2009, 2008, and 2007 and the selected consolidated statement of operations data for each of the years ended December 31, 2008 and 2007 have been derived from our audited consolidated financial statements not included herein.      Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2007	2008	2009	2010	2011
Statement of Operations Data:
Net sales	$4,297,784	$3,401,847	$3,627,571	$7,313,218	$8,446,082
Cost of sales	4,273,490	3,378,361	3,180,284	5,185,779	5,868,601
Gross margin (loss)	24,294	23,486	447,287	2,127,439	2,577,481
Operating expenses:
Administrative and general	8,755,709	7,974,204	5,991,317	4,139,717	6,172,794
Selling and marketing	556,568	1,348,179	651,322	254,002	1,277,629
Production and maintenance	--	--	--	--	--
Research and development in process	1,274,792	5,083,056	3,584,019	2,711,933	2,410,249
Impairment of license rights	1,142,400	2,504	--	--	26,180
Depreciation.	--	500,577	756,841	766,614	685,191
Total operating expenses	11,729,469	14,908,520	10,983,139	7,872,266	10,572,043
Loss from operations	(11,705,175)	(14,885,034)	(10,535,852)	(5,744,827)	(7,994,562)
Other income (expense)	(14,582,169)	17,115	(2,844,837)	(12,919,290)	9,299,008
Income (Loss) before income taxes	(26,287,344)	(12,474,150)	(13,380,689)	(18,664,117)	1,304,446
Income tax (expense) credit	--	--	--	--	--
Net Profit (loss)	$(26,287,344)	$(12,474,150)	$(13,380,689)	$(18,664,117)	$1,304,446
Net income (loss) per share – basic	$(0.85)	$(0.32)	$(0.34)	$(0.43)	$.02
Net Income (loss) per share-diluted	--	--	--	--	$.02

	December 31,
	2007	2008	2009	2010	2011
Balance Sheet Data:
Cash and cash equivalents	$16,598,300	$3,558,336	$263,492	$6,129,632	$961,265
Total current assets	19,325,588	4,153,311	1,684,604	7,497,739	2,465,992
Property and equipment, net	641,314	2,378,615	3,811,377	2,419,891	1,417,134
Total assets	21,540,626	10,048,934	6,818,157	10,709,638	4,543,487
Current liabilities	15,640,535	7,093,703	18,243,996	19,374,847	8,724,066
Long-term obligations	2,931,245	6,737,006	2,657,012	7,255,633	6,349,445
Total liabilities	18,571,780	13,830,709	20,901,008	26,630,480	15,073,511
Total stockholders’ equity (deficit)	$2,968,846	$(3,781,775)	$(14,082,851)	$(15,920,842)	$(10,530,024)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and related notes that are included elsewhere in this prospectus.  This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the caption “Risk Factors” or in other parts of this prospectus.  See “Cautionary Note Regarding Forward-Looking Statements.”

Critical Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2011 and 2010, we had bank balances in the excess of amounts insured by the Federal Deposit Insurance Corporation. We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Accounts Receivable

Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Auction Rate Preferred Securities

As of December 31, 2009, we had investments in Auction Rate Preferred Securities (ARPS), totaling $300,000 ($274,264 fair value) which were in AAA rated funds and reflected at fair value. The fair values of these securities were estimated utilizing a discounted cash flow analysis of the estimated future cash flows for the ARPS as of December 31, 2009. During the year ended December 31, 2010, we redeemed these ARPS for $225,000 through a secondary market broker and recognized a $49,264 loss on sale of available for sale securities.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed patent applications in the United States and foreign countries. As of December 31, 2011, the U.S. Patent and Trademark Office or PTO had approved five patents.  Additionally, eleven foreign countries had issued patents and we had 20 pending patent applications, including U.S. and foreign counterpart applications.  While we are unsure whether we can develop the technology in order to obtain the full benefits, of the issued, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward and in 2011 we abandoned two foreign patent applications and incurred a charge of $26,180.

Long-Lived Assets

We review our long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations.

After our review at December 31, 2011, it was determined that no adjustment was required.

Stock-based Compensation

Stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where we have entered into license agreements with a third parties to use our technology within their product offering, we recognize any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Research and development costs are expensed when incurred.  We expensed $2,410,249 in 2011 and $2,711,933 in 2010 of research and development costs.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

In 2011 and 2010, we had one customer that individually constituted 89% and 87%, respectively of our total revenues, with no other single customer representing more than 5% of total revenues.  Our largest customer signed a three year contract which we began servicing in the second half of 2009.

Weighted Average Shares

Basic earnings per common share is computed by dividing net income or loss applicable to common shareholders by the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the period, using the treasury stock method and the average market price per share during the period, plus the effect of assuming conversion of the convertible debt. The computation of diluted earnings per share does not assume conversion or exercise of securities that would have an anti-dilutive effect on earnings.

Potentially dilutive securities representing 24,597,134 shares of common stock were excluded from the computation of diluted earnings per common share for the year ended December 31, 2011, because their effect would have been anti-dilutive.

Options and warrants to purchase 20,442,170 shares of common stock and 950,000 restricted stock units were outstanding at December 31, 2010. As we experienced a net loss during the year ended December 31, 2010, no common stock equivalents were included in the diluted earnings per common share calculation as the effect of such common stock equivalents would be anti-dilutive.

Advertising Expenses

We follow the policy of charging the costs of advertising to expense as incurred.  Advertising expense for the years ended December 31, 2011 and 2010 were $68,703 and $7,704, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Executive Overview

The current recession and market conditions have had substantial impacts on the global and national economies and financial markets.  These factors, together with soft credit markets, have slowed business growth and generally made potential funding sources more difficult to access.  We continue to be affected by prevailing economic and market conditions, which present considerable risks and challenges to us.

During 2009, we decreased certain of our development activities and expenses notwithstanding the need to refocus and develop our CodecSys technology on a different platform using a newly announced Intel operating chip.  Even with decreased engineering staff and certain related development employees, we were able to complete our video encoding system utilizing the Intel chip, prepare our CodecSys technology for installation on both the IBM and HP equipment platforms, and become certified by Microsoft as an approved software video encoding system for use by IPTV providers using Microsoft operating platforms.  On July 1, 2010, we released CodecSys 2.0, which has been installed in various large telecoms and labs for evaluation by potential customers. In 2011 we continued development of additional sales channel partners by integrating CodecSys on hardware manufactured and sold by Fujitsu, which has adopted CodecSys as its compression technology for use in its NuVolo cloud initiative and has commenced sales and marketing efforts including CodecSys as an integral part of the products.  We continue to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations have been made with our technology partners which are suppliers of hardware and software for video transmission applications in media room environments such as IBM, HP Fujitsu and Microsoft. In October 2011, we completed our first sale of CodecSys to a small cable operator in Mexico as part of its OTT product offering operating on Fujitsu hardware.  It is currently in operation and demonstrates that the CodecSys product offering does operate to its operating specifications in a working environment, which we believe will help in our sales and marketing efforts.    Although license revenue from the CodecSys technology has been minimal to date, we believe we have made significant progress and continue to believe that our CodecSys technology holds substantial revenue opportunities for our business.

On July 31, 2009, we entered into a $10.1 million, three-year contract with Bank of America, a Fortune 10 financial institution, to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America. BofA is in the process of expanding its network to additional locations and we now furnish services to approximately 33,000 screens at more than 2,500 locations.  In addition, BofA selected us to be its vendor for certain additional audio visual services.  A factor in securing this contract was the benefits of the CodecSys technology in delivering our services.  For the year ended December 31, 2011, we realized approximately $7,540,025 in revenue from this contract, which contributed approximately 89% of our revenues for the year.

Our revenues for the year ended December 31, 2011 increased by approximately $1,132,836 or 15% over the year ended December 31, 2010. Even with the increase in our revenues and an increase of approximately $450,040 or 21% in our gross profit for the year ended December 31, 2011 compared to the same period in 2010, we continued to deplete our available cash and increased our need for future equity and debt financing because we continue to spend more money that we generate from operations. See Note 3 of the Notes to Consolidated Financial Statements appearing elsewhere herein.

On March 16, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction our senior indebtedness.

We entered in to a Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC(“MDB”), pursuant to which MDB agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of the Company’s securities, subject to a minimum gross consideration of $3,000,000.  The Company agreed to pay to MDB a commission of 10% of the gross offering proceeds received by the Company, to grant to MDB warrants to acquire up to 10% of the shares of our common stock issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, we entered into a Securities Purchase Agreement (“SPA”) dated March 13, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of its securities.  The SPA included a purchase price of $.25 per unit, with each unit consisting of one share of common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $.35 per share; and (2) The “B” Warrant will not be exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, grants the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event shall the number of shares to be issued under the B Warrant cause us to exceed the number of authorized shares of common stock. The shares in excess of our authorized shares that would have been issuable under the B Warrant shall be “net settled” by payment of cash in an amount equal to the number of shares in excess of the authorized common shares multiplied by the closing price of our common stock as of the trading day immediately prior to the applicable date of the exercise of such B Warrant. The B Warrant shall be extinguished upon the earlier of: (a) a subsequent financing of at least $5 million on terms no more favorable than those received by the investors in the 2012 Equity Financing; (b) after the effective date of the registration statement registering securities issued in the Equity Financing if the volume-weighted average closing price of the Company’s common stock exceeds $.50 per share for a period of 30 trading days and no Volume Failure (as defined in the B Warrant) (measuring the daily average dollar volume of our Common Stock against a minimum volume of $500,000 per day) exists during such period, and the Company is then current in its public filings; or (c) 78 months.

Net proceeds from the 2012 Equity Financing, after deducting the commissions and the estimated legal, printing and other costs and expenses related to the financing, were approximately $6.2 million.  Coincident to the closing of the 2012 Equity Financing, we also closed on the 2012 Debt Restructuring.  In connection therewith, the Company paid $2.75 million to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of common stock in full and complete satisfaction of the senior convertible note and all accrued interest then owing.  As a result of the foregoing, Castlerigg forgave approximately $72 thousand of accrued but unpaid interest and converted the remaining $2.75 million of the senior note to common stock at a conversion price of $1.38 per share. In consideration of negotiating the 2012 Debt Restructuring, we paid to one of our placement agents compensation equal to 10% of the savings realized through the 2012 Debt Restructuring, which consisted of paying cash of $146,541 and issuing 586,164 shares of our common stock.

In December 2011, we entered into a loan with 7 accredited individuals and entities under the terms of which we borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date we close on an additional sale of our securities that results in gross proceeds to us of $12 million.  In consideration of the Bridge Loan we granted to the holders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of our common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $.35 per share.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by us for equipment purchases in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from these conversions were treated as funds raised with respect to the financing.

In connection with the 2012 Equity Financing and under the terms of the SPA, the Company agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  If the Company fails to file the registration statement within 60 days or to have the registration statement declared effective within 120 days following the date of the filing of the registration statement, the Company will be obligated to pay a cash penalty equal to 1% of the gross 2012 Equity Financing proceeds for each 30-day period after the deadlines, until either the registration statement is filed or declared effective, as the case may be.

During 2010 we sold 1,601,666 shares of our common stock to 19 separate investors at a purchase price of $1.00 per share together with a warrant to purchase additional shares of our stock for $1.50 per share. The warrant expires at the end of three years. The net proceeds from the sale of these shares were used for general working capital purposes. Each of the investors was given the right to adjust their purchase in the event we sold additional equity at a price and on terms different from the terms on which their equity was purchased.  Upon completion of the 2010 Equity Financing described below, each of the investors converted their purchase to the terms contained in the2010 Equity Financing.  This resulted in the issuance of an additional 2,083,374 shares of common stock and the cancellation of 2,495,075 warrants with an exercise price of $1.50 and the issuance of 2,079,222 warrants with an exercise price of $1.00 and an expiration date of five years from the conversion.

On December 24, 2010, we closed on an equity financing (the “2010 Equity Financing”) as well as a restructuring of our outstanding convertible indebtedness (the “2010 Debt Restructuring”).  The 2010 Equity Financing and the 2010 Debt Restructuring are described as follows.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The Units consisted of two shares of our common stock and one warrant to purchase a share of our common stock.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the 2010 Equity Financing and the simultaneous 2010 Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the 2010 Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the 2010 Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the 2010 Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the 2010 Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  The registration statement continues to be effective.

On December 24, 2010, we also closed on the 2010 Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents were issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.

In connection with the 2010 Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We also issued 150,000 shares to the holder of this note and a warrant to acquire up to 75,000 shares of our common stock as consideration to extend the term of the note. The warrant is exercisable for $.90 per share and has a five year life.

Results of Operations for the Years Ended December 31, 2011 and December 31, 2010

Net Sales

We realized net sales of $8,446,082 for the year ended December 31, 2011 compared to net sales of $7,313,218 for the year ended December 31, 2010 which represents an increase of approximately 15% for the year.  The net increase in revenues of $1,132,864 was primarily the result of an increase of $1,197,970 in revenues directly related to services provided for our largest digital signage network customer, which was offset by a decrease in other revenue of $65,106 made up of many smaller customers.

Cost of Sales

The cost of sales for the year ended December 31, 2011 aggregated $5,868,601 as compared to the cost of sales of $5,185,779 for the year ended December 31, 2010, which represents an increase in cost of sales of 13%.  The increase in cost of sales of $682,822 was primarily a result of the increase of $759,518 in technician expenses incurred in servicing our largest customer and an increase of $79,204 in operations department costs, which increase consisted primarily of increased employee costs due to hiring additional personnel to handle the increased workload.  These increases were partially offset by a decrease of $85,131 in satellite distribution costs resulting from decreased satellite customers.

Operating Expenses

We incurred total operating expenses of $10,572,042 for the year ended December 31, 2011 compared to total operating expenses of $7,872,266 for the year ended December 31, 2010.  The increase of $2,699,775 was primarily due to an increase in general and administrative expenses of $2,033,077 and an increase in our sales and marketing expenses of $1,023,627.  These increases were partially offset by a decrease of $301,684 in development expenses and a decrease of $81,423 in depreciation expense.

Our general and administrative expenses increased $2,033,077 from $4,139,717 for the year ended December 31, 2010 to $6,172,794 for the year ended December 31, 2011.  The increase of $1,281,251 in option expense accounted for the largest single increase in expense due to more options being granted consultants, employees and directors. In addition, employee and related expenses increased by $293,494, temporary help increased by $294,266, and trade show and related travel expenses increased by $182,061.

Our research and development expenses decreased by $301,684 primarily due to a decrease in employee and related costs of $508,663, a decrease of $138,359 for other professional services, including outside engineering and design costs, and a decrease of $132,109 in for expenses related to the issuance of options and warrants.  These decreases were partially offset by an increase of $281,967 in expenses incurred for temporary help.

Our sales and marketing expenses for the year ended December 31, 2011 were $1,277,629 compared to sales and marketing expenses of $254,002 for the year ended December 31, 2010.  The increase of $1,023,626 is due primarily to an increase of $600,259 in employee and related expenses, an increase of $306,600 in advertising, promotion and tradeshow expenses and an increase of $42,971 in other professional services.

Interest Expense

We recorded a decrease in interest expense of $10,354,786 from interest of $11,354,858 in 2010 to $1,000,072 in 2011. The decrease in interest expense resulted primarily from the restructuring of our 6.25% senior convertible note, in which the principal plus accrued interest of the note was decreased from approximately $17,800,000 to $5,500,000.  Of the total amount of interest expense incurred in 2011, $576,037 were non cash expenses related to accretion on our unsecured convertible note that was extended in December 2010 to December 31, 2013 and other related expenses incident to that note.  Of the remaining interest expense, $453,179 was incident to lease financing for equipment servicing our largest customer.

Net Income

We had net income of $1,304,446 for the year ended December 31, 2011 compared to a net loss of $18,664,117 for the year ended December 31, 2010.  The difference between the 2010 net loss and the 2011 net income was $19,968,562, which resulted primarily from recording an increase of $15,204,711 in the derivative valuation gain related to our convertible notes and investor warrants issued in December 2010, and the decrease of $10,354,786 in interest expense as discussed above. The increase in other income was offset by an increase in the loss from operations of $2,249,734, as discussed above, and a gain of $3,062,457 from the restructuring of our senior debt in 2010 that was not repeated in 2011.

Results of Operations for the Years Ended December 31, 2010 and December 31, 2009

Net Sales

We realized net sales of $7,313,218 for the year ended December 31, 2010 compared to net sales of $3,627,571 for the year ended December 31, 2009 which represents an increase of approximately 102% for the year.  The net increase in revenues of $3,685,647 was primarily the result of an increase of $3,729,091 in revenues directly related to services provided for our new digital signage network customer, which was offset by a decrease in other income of $43,444 made up of many smaller customers.

Cost of Sales

The cost of sales for the year ended December 31, 2010 aggregated $5,185,779 as compared to the cost of sales of $3,180,284 for the year ended December 31, 2009, which represents an increase in cost of sales of 63%.  The increase in cost of sales of $2,005,495 was primarily a result of the increase of $1,208,153 in cost of equipment sales due to increased installation activity for our digital signage customer and an increase of $143,063 in operations department costs, which increase consisted primarily of increased employee costs of $152,549 resulting from hiring additional personnel to handle the increased workload.  In addition, an increase in depreciation and amortization of $665,492 added to the overall increase in cost of sales.

Operating Expenses

We incurred total operating expenses of $7,872,266 for the year ended December 31, 2010 compared to total operating expenses of $10,983,139 for the year ended December 31, 2009.  The decrease of $3,110,873 was primarily due to a decrease in general and administrative expenses of $1,851,600 and a decrease in our research and development in process expenses of $872,086.  In addition, our sales expense decreased by $397,320.

Our general and administrative expenses decreased $1,851,600 from $5,991,317 for the year ended December 31, 2009 to $4,139,717 for the year ended December 31, 2010.  The decrease of $753,549 in option expense  accounted for the largest single decrease in expense due to fewer options being granted consultants and employees. Legal and other professional services decreased by $366,299 and expenses incurred for temporary help decreased by $213,730.  We purchased approximately $252,242 less of minority interests in our IDI subsidiary, which resulted in less expense being incurred.  In addition, our director’s fees decreased by $80,304.  We experienced decreases of lesser amounts in many accounts, but employee and related costs offset a portion of such decreased by increasing $118,097.

Our research and development expenses decreased by $872,086 primarily due to a decrease in employee and related costs of $561,146, a decrease of $297,493 for other professional services, including outside engineering and design costs, and a decrease of $96,984 in equipment and office space rental as we closed our California development office.  These decreases were primarily due to a management decision to conserve capital in the past year through restricting discretionary expenditures and the completion of our initial release of CodecSys 2.0 in July of 2010.

Our sales and marketing expenses for the year ended December 31, 2010 were $254,002 compared to sales and marketing expenses of $651,322 for the year ended December 31, 2009.  The decrease of $397,320 is due primarily to a decrease of $170,850 in consulting and other professional services, a decrease of $89,482 in employee related expenses, and a decrease of $189,640 in tradeshow and convention related expenses.  These decreases also reflect the reduction of staff and cost savings instituted by management at the beginning of the year.

Interest Expense

We recorded an increase in interest expense of $4,748,870 from interest of $6,605,988 in 2009 to $11,354,858 in 2010. Of the total amount of interest expense incurred, $10,321,210 were non cash expenses.  Of the total non-cash interest expense, $4,078,631 related to accretion of our 6.25% senior secured convertible note, which was restructured in December, 2010, $3,737,525 of non-cash interest expense was incurred related to the loan restructuring agreement entered into with holder of our debt and $1,465,543 related to the capitalization of interest expense throughout the year. An amount equal to $792,115 was recorded as interest expense related to the conversion of a portion of our senior note that was converted to common stock. In addition, we recorded interest expense paid or accrued during the year of $1,033,648, $453,179 of which  related  to our equipment leasing transaction entered into to finance the equipment retrofit for our large digital signage customer, $268,338 of which related to the conversion to equity of certain expenses, and $159,666 of which related to payments due on our unsecured convertible note, which were accrued and not paid during the year and $120,808 related to short term borrowings needed to maintain operations.

Net Loss

We had a net loss of $18,664,117 for the year ended December 31, 2010 compared to a net loss of $13,380,689 for the year ended December 31, 2009.  The net loss increased by $5,283,428, which resulted primarily from recording an increase of $10,074,453 in other expenses, which consisted of an increase of $7,059,911 in the derivative valuation gain or loss related to our convertible notes, for which we recorded a gain of $3,579,600 for the year ended December 31, 2009 and recorded a loss of $3,480,311 for the year ended December 31, 2010, and an increase of $4,478,870 in interest expense as discussed above, a loss of $1,102,682 on the equity issuance costs related to warrants issued.  The increase in other expenses was offset by a decrease in the loss from operations of $4,791,025, as discussed above, and a gain of $3,062,457 from the restructuring of our senior debt.

Quarterly Financial Data

Summarized unaudited quarterly financial data for 2010 and 2011 is as follows:

	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,787,067	$1,687,240	$1,885,600	$1,953,311
Gross margin (loss)	512,024	370,521	627,646	617,248
Net income (loss)	(2,900,731)	(3,223,960)	(5,524,667)	(7,014,759)
Basic income (loss) per share	(0.07)	(0.08)	(0.13)	(.11)
Diluted income (loss) per share	(0.07)	(0.08)	(0.13)	(.11)

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,687,264	$2,357,157	$2,277,074	$2,124,587
Gross margin (loss)	411,727	736,602	758,764	670,388
Net income (loss)	(746,965)	442,324	4,034,154	(2,425,067)
Basic income (loss) per share	(0.01)	0.01	0.05	(0.03)
Diluted income (loss) per share	(0.01)	0.01	0.05	(0.03)

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2011:

	Payments Due
	Within One Year	One Year to Three Years	Three Years to Five Years	After Five Years	Total

Long-term debt obligations	$171,875	$7,008,941	$-	$-	$7,180,816
Capital lease obligations	1,067,649	-	-	-	1,067,649
Operating lease obligations	284,447	586,048	-	-	870,495
Purchase obligations	-	-	-	-	-
Other obligations	2,000,000	-	-	-	2,000,000
Total contractual obligations	$3,523,971	$7,594,989	$-	$-	$11,118,960

Liquidity and Capital Resources

At December 31, 2011, we had cash of $961,265, total current assets of $2,465,992, total current liabilities of $8,724,066 and total stockholders' deficit of $10,530,024.  Included in current liabilities is $3,760,200 of liability related to the value of the embedded derivatives for convertible notes and investor warrants and $3,135,665 related to the current portion of long term debt,  notes payable and other debt obligations.

We experienced negative cash flow used in operations during the twelve months ending December 31, 2011 of $5,164,437 compared to negative cash flow used in operations for the twelve months ended December 31, 2010 of $3,862,030.  The negative cash flow was met by cash reserves, sales of our common stock, and issuances of short term debt.  We expect to continue to experience negative operating cash flow as long as we continue our technology development program or until we begin to receive licensing revenue from licenses of our CodecSys technology or increase sales in our network division.

On March 16, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction our senior indebtedness.

We entered in to a Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC(“MDB”), pursuant to which MDB agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of the Company’s securities, subject to a minimum gross consideration of $3,000,000.  The Company agreed to pay to MDB a commission of 10% of the gross offering proceeds received by the Company, to grant to MDB warrants to acquire up to 10% of the shares of our common stock issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, we entered into a Securities Purchase Agreement (“SPA”) dated March 13, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of its securities.  The SPA included a purchase price of $.25 per unit, with each unit consisting of one share of common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $.35 per share; and (2) The “B” Warrant will not be exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, grants the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event shall the number of shares to be issued under the B Warrant cause us to exceed the number of authorized shares of common stock. The shares in excess of our authorized shares that would have been issuable under the B Warrant shall be “net settled” by payment of cash in an amount equal to the number of shares in excess of the authorized common shares multiplied by the closing price of our common stock as of the trading day immediately prior to the applicable date of the exercise of such B Warrant. The B Warrant shall be extinguished upon the earlier of: (a) a subsequent financing of at least $5 million on terms no more favorable than those received by the investors in the 2012 Equity Financing; (b) after the effective date of the registration statement registering securities issued in the Equity Financing if the volume-weighted average closing price of the Company’s common stock exceeds $.50 per share for a period of 30 trading days and no Volume Failure (as defined in the B Warrant) (measuring the daily average dollar volume of our Common Stock against a minimum volume of $500,000 per day) exists during such period, and the Company is then current in its public filings; or (c) 78 months.

Net proceeds from the 2012 Equity Financing, after deducting the commissions and the estimated legal, printing and other costs and expenses related to the financing, were approximately $6.2 million.  Coincident to the closing of the 2012 Equity Financing, we also closed on the 2012 Debt Restructuring.  In connection therewith, the Company paid $2.75 million to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of common stock in full and complete satisfaction of the senior convertible note and all accrued interest then owing.  As a result of the foregoing, Castlerigg forgave approximately $72 thousand of accrued but unpaid interest and converted the remaining $2.75 million of the senior note to common stock at a conversion price of $1.38 per share. In consideration of negotiating the 2012 Debt Restructuring, we paid to one of our placement agents compensation equal to 10% of the savings realized through the 2012 Debt Restructuring, which consisted of paying cash of $146,541 and issuing 586,164 shares of our common stock.  We also paid this placement agent $128,500 to amend the terms of a prior engagement agreement.

In December 2011, we entered into a loan with 7 accredited individuals and entities under the terms of which we borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date we close on an additional sale of our securities that results in gross proceeds to us of $12 million.   In consideration of the Bridge Loan we granted to the holders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of our common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $.35 per share.

In connection with the 2012 Equity Financing and under the terms of the Subscription Agreements, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  The proceeds from this conversion were treated as funds raised with respect to the financing.

In connection with the 2012 Equity Financing and under the terms of the SPA, the Company agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  If the Company fails to file the registration statement within 60 days or to have the registration statement declared effective within 120 days following the date of the filing of the registration statement, the Company will be obligated to pay a cash penalty equal to 1% of the gross 2012 Equity Financing proceeds for each 30-day period after the deadlines, until either the registration statement is filed or declared effective, as the case may be.

In October 2011, we secured favorable terms with a single company on purchases of certain equipment installed and sold to our customers in the amount of $700,000, which was outstanding at the end of the year.  The payment for the equipment was deferred for a 90 day period for a 10% premium to the amounts advanced.  This company converted $500,000 of the amount owed by us to common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from this conversion were treated as funds raised with respect to the financing.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the 2010 Equity Financing and simultaneous 2010 Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the 2010 Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the 2010 Equity Financing to pay down our senior debt, brought our accounts payable current,  and the remainder was used for working capital.

On December 24, 2010, we also closed on the 2010 Debt Restructuring.  In connection therewith, we (i) issued the Amended and Restated Note in the principal amount of $5.5 million to Castlerigg, (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement with Castlerigg dated December 23, 2010 pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the Loan Restructuring Agreement, and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note was convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note was convertible in whole or in part at any time upon notice by Castlerigg to us.

In connection with the 2010 Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We also issued 150,000 to the holder of this note as consideration to extend the term of the note and issued to the holder a warrant to acquire up to 75,000 shares of our common stock.  The warrant is exercisable at $.90 per share and the term of the warrant is for five years.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the 2010 Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the 2010 Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file, and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  During March 2010 through October 2010, we raised approximately $2.485 million through the sale of common stock and the issuance of convertible notes to purchasers at an investment or conversion price of $1.00 per share. The financing included the sale of 1,535,000 shares of our common stock and the issuance of convertible notes in the aggregate principal amount of $950,000. We also issued to these purchasers warrants to acquire shares of our common stock at an exercise price of $1.50 per share, which are exercisable anytime during a three year period.  At the time of these sales, we agreed to certain price protection provisions whereby if we were to sell equity at a price lower than $1.00 per share before December 31, 2010, the purchasers would be able to elect to exchange and receive equity on the same financial terms and conditions as the new investors.

All holders of the convertible notes converted the notes and aggregate accrued interest of $10,075 into 960,075 shares of our common stock at a conversion price of $1.00 per share.  In addition, the holders received warrants to acquire up to 960,075 shares our common stock at an exercise price of $1.50 per share.  The shares issued upon conversion of the notes, together with the 1,535,000 shares issued to the purchasers of the common stock, total 2,495,075 shares of our common stock.  In addition, warrants to purchase an aggregate of 2,495,075 shares at an exercise price of $1.50 were held by the purchasers in this financing.  The warrants could be exercised at any time for a period of three years.

Upon completion of the 2010 Equity Financing, each of the investors in these sales elected to treat their purchases according to the terms contained in the 2010 Equity Financing.  This resulted in the issuance of an additional 2,083,374 shares of common stock and the cancellation of 2,495,075 warrants with an exercise price of $1.50 and the issuance of 2,079,222 warrants with an exercise price of $1.00 and an expiration date of five years from the conversion.

During 2010, we entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $675,000. In these agreements, we pledged certain outstanding accounts receivable in exchange for an advance payment and a commitment to remit to the purchaser the amount advanced upon collection from our customer. Terms of the first agreement under which we were advanced $175,000 include a 3% discount with a 3% interest fee for every 30 days the advances remain outstanding. Terms of the second agreement under which we were advanced $500,000 include a 10% discount with a 0.5% interest fee for every 30 days the advances remain outstanding.

During 2010, we entered into a $500,000 line of credit for equipment financing to purchase equipment for our largest customer’s digital signage network.  The terms of the line of credit include a 3% interest fee for every 30 days the advances on the line of credit remain outstanding.  We received total advances on the line of credit of $500,000 and subsequent to the completion of the Equity Financing repaid the line of credit.  We used the proceeds to purchase and install the equipment at our customer’s locations.

In August 2009, we entered into a sale and leaseback agreement which financed the purchase and installation of equipment to retrofit our new customer’s approximately 2,100 retail sites with our digital signage product offering.  We received approximately $4,100,000 from the sale of the equipment in exchange for making lease payments over a 36 month period of approximately $144,000 per month.

On December 24, 2007, we entered into a securities purchase agreement in connection with our senior secured convertible note financing in which we raised $15,000,000 (less $937,000 of prepaid interest).  We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  The senior secured convertible note has been retired as described above.  During 2010, we capitalized interest of $1,491,161 related to the senior secured convertible note.

On November 2, 2006, we closed on a convertible note securities agreement dated October 28, 2006 with an individual that provided we issue to the convertible note holder (i) an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by us from an affiliate of the convertible note holder on September 29, 2006, and (ii) four classes of warrants (A warrants, B warrants, C warrants and D warrants) which gave the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock.  The holder of the note no longer has any warrants to purchase any of our stock.  The unsecured convertible note was due October 16, 2009 and was extended to December 22, 2010 and the annual interest rate was increased to 8%, payable semi-annually in cash or in shares of our common stock if certain conditions are satisfied The unsecured convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights.  The term of the convertible note has been extended and now is due December 31, 2013.  In connection with the extension of the note, we issued to the holder of the note 150,000 shares of common stock and a five year warrant to acquire up to 75,000 shares of our common stock and an exercise price of $.90 per share to extend the term of the note.  In addition, we committed to pay accrued interest due on the convertible note through the issuance of common stock and warrants on the same terms as the Equity Financing.

The conversion feature and the prepayment provision of our $5.5 million Amended and Restated Note and our $1.0 million unsecured convertible note have been accounted for as embedded derivatives and valued on the respective transaction dates using a Black-Scholes pricing model.  The warrants related to the $1.0 million unsecured convertible notes have been accounted for as derivatives and were valued on the respective transaction dates using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the embedded derivatives and the warrants are evaluated and adjusted to current market value.  The conversion features of the convertible notes and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.  Prepayment provisions contained in the convertible notes limit our ability to prepay the notes in certain circumstances.  For all periods since the issuance of the senior secured convertible note and the unsecured convertible note, the derivative values of the respective prepayment provisions have been nominal and have not had any offsetting effect on the valuation of the conversion features of the notes.  For a description of the accounting treatment of the senior secured convertible note financing, see Note 7 to the Notes to Condensed Consolidated Financial Statements (Unaudited) included elsewhere herein.

On March 21, 2011, we converted $784,292 of our short-term debt into equity through the issuance of common stock and warrants to two lenders at the same unit pricing as the 2010 Equity Financing. In consideration of converting the short- term loans on the basis of $1.20 for two shares of common stock plus one warrant at an exercise price of $1.00, we issued 1,307,153 shares of common stock and warrants to acquire up to 653,576 shares of common stock, which warrants have a five year term and are exercisable at $1.00 per share. Our objective for converting the short-term debt into equity was to conserve cash.

Our monthly operating expenses, including our CodecSys technology research and development expenses, exceeded our monthly net sales by approximately $430,000 per month during the year ended December 31, 2011.  We did not have sufficient capital resources at December 31, 2011 to fund our negative cash flow for the next year without raising additional capital and therefore completed the 2012 Equity Financing.  The foregoing estimates, expectations and forward-looking statements are subject to change as we make strategic operating decisions from time to time and as our expenses and sales fluctuate from period to period.

The amount of our operating deficit could decrease or increase significantly depending on strategic and other operating decisions, thereby affecting our need for additional capital.  We expect our operating expenses will continue to outpace our net sales until we are able to generate additional revenue.  Our business model contemplates that sources of additional revenue include (i) sales from our private communication network services, (ii) sales resulting from new customer contracts, and (iii) sales, licensing fees and/or royalties related to commercial applications of our CodecSys technology, including sales resulting from marketing efforts by companies such as Fujitsu, IBM, HP and Microsoft.

Our long-term liquidity is dependent upon execution of our business model and the realization of additional revenue and working capital as described above, and upon capital needed for continued commercialization and development of the CodecSys technology.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future.  This estimate will increase or decrease depending on specific opportunities and available funding.

To date, we have met our working capital needs primarily through funds received from sales of our common stock and from convertible debt financings.  Until our operations become profitable, we will continue to rely on proceeds received from external funding.  We expect additional investment capital may come from (i) the exercise of outstanding warrants to purchase our capital stock currently held by existing warrant holders; (ii) additional private placements of our common stock with existing and new investors; and (iii) the private placement of other securities with institutional investors similar to those institutions that have provided funding in the past.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.  We do not issue financial instruments for trading purposes.  As discussed above, however, the embedded conversion feature and prepayment option of our convertible notes and our related warrants are deemed to be derivatives and are subject to quarterly “mark-to-market” valuations.

Our cash and cash equivalents are also exposed to market risk.  However, because of the short-term maturities of our cash and cash equivalents, we do not believe that an increase in market rates would have any significant impact on the realized value of our cash and cash equivalent investments.  We currently do not hedge interest rate exposure and are not exposed to the impact of foreign currency fluctuations.

BUSINESS

Broadcast International, Inc. is a communications services and technology company headquartered in Salt Lake City, Utah.  The Company operates two divisions – BI Networks and CodecSys.

Overview of BI Networks

Through BI Networks, we install, manage and support private communication networks for large organizations that have widely-dispersed locations or operations.  Our enterprise clients use these networks to deliver digital signage solutions, training programs, product announcements, entertainment and other communications to their employees and customers.  We use a variety of delivery technologies, including satellite, Internet streaming and WIFI, depending on the industry standard products and equipment sold by other companies.

In July 2009, we entered into a $10.1 million, three-year contract with Bank of America (“BofA”) to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America.  This digital signage network has grown to approximately 2,500 retail banking sites and BofA   continues to expand its network by adding additional sites to the network.   In addition, BofA has selected us to be its vendor for certain additional audio visual services under the terms of which we manage a total of approximately 33,000 digital signage and other video screens placed throughout the banking and brokerage divisions of BofA. A factor in securing BofA as a customer was our CodecSys® technology utilized in delivering our services.

We are in the process of testing our digital signage product offering with another regional bank through the installation of six test sites at different banking locations for this potential customer.  This customer and its affiliated banks have approximately 550 total banking locations.   Because of our success with our flagship financial services customer, we have begun making presentations and tests with multiple customers in the financial services industry and expect growth in that portion of our business during 2012.

BI Networks Products and Services

Following are some of the ways in which businesses utilize our products and services.

Internal Business Applications

•	Deliver briefings from the CEO or other management

•	Launch new products or services

•	Present new marketing campaigns

•	Train employees

•	Announce significant changes or implement new policies and procedures

•	Respond to crisis situations

External Business Applications

•	Display advertising in public areas utilizing digital signage

•	Make promotional presentations to prospective customers or recruits

•	Provide product/service training to customers

•	Train and communicate with sales agents, dealers, VARs, franchisees, association members, etc.

•	Sponsor satellite media tours

•	Provide video/audio news releases

Network-Based Services

We utilize satellite technology for various business training and communication applications.  The list that follows describes the comprehensive offering of products and services that attracts companies in need of a satellite solution.
•	Network design and engineering

•	Equipment and installation

•	Network management

•	24/7 help desk services

•	On-site maintenance and service

•	Full-time or occasional satellite transponder purchases (broadcast time)

•	Uplink facilities or remote SNG uplink trucks

Streamed Video Hosting Services

With the advancement of streaming technologies and the increase of bandwidth, the Internet provides an effective platform for video-based business training and communications.  Our management believes that the Internet will become an increasing means of broadband business video delivery.  Consequently, we have invested in the infrastructure and personnel needed to be a recognized provider of Internet-based services.  Following are the services we currently provide:

•	Dedicated server space

•	High-speed, redundant Internet connection

•	Secure access

•	Seamless links from client's website

•	Customized link pages and media viewers

•	Testing or self-checks

•	Interactive discussion threads

•	Participation/performance reports for managers/administrators

•	Notification of participants via email

•	Pay-per-view or other e-commerce applications

•	Live events

•	24/7 technical support

Production and Content Development Services

To support both satellite and Internet-based delivery platforms, we employ professional production and content development teams and operate full service video and audio production studios.  A list of support services follows:

•	In-studio or on-location video/audio production

•	Editing/post-production

•	Instructional design

•	Video/audio encoding for Internet delivery

•	Conversion of text or PowerPoint to HTML

•	Alternative language conversion

•	Access to “off-the-shelf” video training content

Service Revenue

We generate revenue by charging fees for the services we provide, and/or by selling equipment and satellite time.  A typical satellite network generates one-time revenues from the sale and installation of satellite receivers and antennas and monthly revenues from network management services.  On-site maintenance/service, production fees, and occasional satellite time are charged as they are used.

For Internet-based services, we charge customers monthly fees for hosting content, account management, quality assurance and technical support, if requested.  For delivery of content, we generally charge a fee every time a person listens to or watches a streamed audio or video presentation.  Encoding, production and content creation or customization are billed as these services are performed.  We have also entered into content development partnerships with professional organizations that have access to subject matter experts.  In these cases, we produce web-based training presentations and sell them on a pay-per-view basis, sharing revenues with the respective partner.

In the process of creating integrated technology solutions, we have developed proprietary software systems such as our content delivery system, incorporating site, user, media and template controls to provide a powerful mechanism to administer content delivery across multiple platforms and to integrate into any web-based system.  We use our content delivery system to manage networks of thousands of video receiving locations for enterprise clients.

The percentages of revenues derived from our different services fluctuate depending on the customer contracts entered into and the level of activity required by such contracts in any given period.  Of our net sales in 2011and 2010, approximately 90% were derived from network management related services and approximately 10% were derived from product and content development and all other services.

Our network management and support services are generally provided to customers by our operations personnel located at our corporate headquarters.  Our production and content development services are generally provided by our personnel from our production studio.  We generally contract with independent service technicians to perform our installation and maintenance services at customer locations throughout the United States.

Overview of CodecSys

We own proprietary video compression technology that we have trademarked “CodecSys.”  Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks. Initially, we developed this technology for delivering video content for our network customers. However, this proprietary technology has expanded into a much wider application.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Our patented CodecSys technology is a software-based video operating system that uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over substantially decreased bandwidth while maintaining media quality.  We believe our CodecSys technology offers significant efficiencies and cost savings over traditional hardware solutions associated with video content transmission and storage.

We have developed a video encoding software product based upon our CodecSys technology that operates on multiple hardware platforms and is easily upgradable. In September 2009, our CodecSys video encoding technology was certified by Microsoft as an approved software encoding system for use by IPTV providers that use Microsoft operating platforms.  Our CodecSys technology is the only software video encoding system certified by Microsoft.  Microsoft is a leading provider of network control software to the IPTV market.

In July 2010, we released CodecSys version 2.0, which has been installed in various large telecoms and labs for evaluation by potential customers. We continue to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations have been made with our technology partners, including IBM, HP, Fujitsu and Microsoft, which are suppliers of hardware and software for video transmission applications. Because CodecSys is software-based, it is also ideal for cloud-based initiatives.  In October 2011, CodecSys was selected as the compression technology to be used by Fujitsu for its NuVolo cloud based product offering.  Since that selection, sales and marketing personal and sales engineers have been trained by us to sell, install, and service installations that include CodecSys.

CodecSys Technology

We own proprietary video compression technology that we have trademarked “CodecSys.”  Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks. Initially, we developed this technology for delivering video content for our network customers. However, this proprietary technology has expanded into a much wider application.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Our patented CodecSys technology is a software-based video operating system that uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over substantially decreased bandwidth while maintaining media quality.  We believe our CodecSys technology offers significant efficiencies and cost savings over traditional hardware solutions associated with video content transmission and storage.

We have developed a video encoding software product based upon our CodecSys technology that operates on multiple hardware platforms and is easily upgradable. In September 2009, our CodecSys video encoding technology was certified by Microsoft as an approved software encoding system for use by IPTV providers that use Microsoft operating platforms.  Our CodecSys technology is the only software video encoding system certified by Microsoft.  Microsoft is a leading provider of network control software to the IPTV market.

In July 2010, we released CodecSys version 2.0, which has been installed in more than 30 large telecoms and labs for evaluation by potential customers. We continue to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations have been made with our technology and sales channel partners, which include IBM, HP, Fujitsu and Microsoft, and others which are suppliers of hardware and software for video transmission applications. Because CodecSys is a software encoding and transcoding system, it is also ideal for “cloud-based” initiatives.  In October 2011, CodecSys was selected as the compression technology to be used by Fujitsu for its NuVolo cloud based product offering.  Since that selection, we have trained sales and marketing personnel and sales engineers to sell, install, and service installations that include CodecSys.

CodecSys Technology

In today's market, any video content to be distributed via satellite, cable, the Internet and other methods must be encoded into a digital stream using any one of numerous codecs.  The most commonly used codecs are now MPEG2, MPEG4, and H.264.  When new codecs are developed that perform functions better than the current standards, all of the video content previously encoded in the old format must be re-encoded to take advantage of the new codec.  Our CodecSys technology eliminates obsolescence in the video compression marketplace by integrating new codecs into its library.  Using a CodecSys switching system to utilize the particular advantages of each codec, we may utilize any new codec as it becomes available by including it in the application library.  Codec switching can happen on a scene-by-scene or even a frame-by-frame basis.

We believe the CodecSys technology represents an unprecedented shift from currently used technologies for two important reasons.  First, CodecSys allows a change from using only a single codec to compress video content to using multiple codecs and algorithms in the compression and transmission of content.  The CodecSys system selects dynamically the most suitable codecs available from the various codecs stored in its library and matches the codecs with various video settings to compress a single video stream.  As a video frame, or a number of similar frames (a scene), is compressed, CodecSys applies the optimized codec from the library that best compresses that content and matches the codec with the appropriate setting to then perform the compression.  CodecSys repeats the selection throughout the video encoding process, resulting in the use of numerous codecs on a best performance basis.  The resulting file is typically substantially smaller than when a single codec compression method is used.

The second important distinction is that CodecSys is a software encoding system that can be upgraded and improved without changing the hardware on which it is resident much as a personal computer can have its application software upgraded and changed without replacing the equipment.  In addition, CodecSys software can run equally efficiently on different manufacturers’ equipment.  For example, using the Intel chip currently employed by us, our CodecSys encoding system can run equally as well on IBM equipment and HP equipment, which expands our potential market of customers and opens the possibility of different sales channels as our software can be sold by IBM sales people as well as HP sales people. As mentioned above, the channel partner that has made the most substantial commitment to marketing products based on CodecSys has been Fujitsu.  We have trained a substantial sales force of Fujitsu salesmen and sales engineers to be fully versed on the operations and advantages of CodecSys.  Part of this training has been the qualifying of two Fujitsu engineers as CodecSys experts to provide additional support to the sales and marketing efforts.  In addition, currently, most video encoders utilize an application specific integrated circuit (ASIC) chip as the encoding engine and when new developments are made, the customer must purchase new hardware to take advantage of the changes.  Having a software based encoding system means that new changes in technology and encoding algorithms can be downloaded remotely to upgrade the encoding system on the customers already resident hardware.  We believe that having a software based encoding product will slow hardware obsolescence for the customer and be a competitive advantage for us.

CodecSys Products and Services

In November 2007, we entered into a two-year license agreement with IBM pursuant to which we licensed our patented CodecSys technology for use by IBM in selling video encoding solutions using IBM’s Cell-BE processing chip.  The IBM agreement was our first significant license of the CodecSys technology for use in a commercial application.  In connection with this license, we increased our engineering staff, acquired additional equipment to facilitate the development process, purchased additional codecs for use in our encoding system and engaged outside engineering firms to perform development services.  The initial version of a video encoder running on the IBM platform was completed in a commercially deployable form for sales in 2009, although additional development work was required.

After we had completed substantially all of our development work on the IBM Cell-BE processor chip in the first half of 2009, IBM sales efforts using the Cell-BE processor chip were redirected to products not employing the Cell-BE processor chip.  At approximately the same time, Intel released a newly developed operating chip with sufficient processing capacity to perform the multiple functions required by CodecSys to which we redirected our development efforts.  This chip is based on x86 architecture, which is the standard in the industry acceptable to almost all users, and it is easier to program applications to this architecture.  Although our license agreement with IBM has expired, IBM is making hardware sales presentations utilizing our CodecSys technology based upon the Intel chip. The initial version of the CodecSys video encoding system utilizing the Intel chip was first ready for sales presentations and testing in the fourth quarter of 2009, but the CodecSys version 2.0, the first commercial version of the software hardened for sales and deployment was not ready for sales installation until July 1, 2010.  All sales anticipated in the future will be made using the Intel chip.  Notwithstanding the expiration of our license with IBM, we continue to market our CodecSys video encoding software with IBM for use on IBM hardware to prospective customers.

As described above, we continue to make sales presentations with IBM to IBM customers as our software based encoding system is a part of the IBM media room product offering.  The IBM media room products consist of servers and control and management software used by broadcasters and other distributors of video content over a variety of delivery platforms.  Using CodecSys as an integral part of the product offering gives IBM and other hardware providers an additional product that is sold in the same process as its media room offering.  Currently, IBM has installed our CodecSys based software in “proof of concept” systems at customer locations for the customers to test and evaluate the quality, speed, and bandwidth requirements of our software encoding solution.  IBM marketing and sales activities with respect to an encoder utilizing the Intel chip and incorporating our CodecSys technology are continuing, and we are increasing the number of our “proof of concept” units at IBM potential customers.

Because we now have our CodecSys technology resident on the Intel chip, we are able to market with other manufacturers of computer equipment such as HP.  We have made sales presentations to HP customers in conjunction with HP, which has also selected our video encoding solution as a solution that it will present to its customers.  This has occurred primarily because CodecSys is the only software based encoding system available that will operate on HP hardware platforms and is the only solution that will operate in a cloud computing environment.

In September 2009, our CodecSys encoding system was certified by Microsoft as an approved software encoding system for use by IPTV providers, which use Microsoft Media Room software in their delivery and management of their IPTV systems.  It is the only software video encoding system certified by Microsoft that can be used on a variety of hardware platforms.  The certification has been a source of sales and marketing leads from Microsoft customers desiring encoding solutions for their projects.

In October 2011, Fujitsu North America, after fully testing and evaluating CodecSys and its competitors, selected CodecSys as the compression technology to be employed by Fujitsu in its NuVolo cloud based initiative.  The first sale of CodecSys resident on Fujitsu hardware was completed in November 2011.  The customer is a small cable company that desired to launch an over the top (OTT) network for its cable customers to allow the subscribers to get the cable company content not only through the hardwired cable network, but also through the Internet and wirelessly to cell phones.  The network was launched in December 2011 and is currently operational.  Although, the customer is relatively small and the revenues generated on a monthly basis are not significant, the sale is important for two reasons.  The first is that, although CodecSys has been tested in labs and at potential customers’ locations for two years without material deficiencies being noted by the customers or the channel partners, this is the first time it has been installed and is operational for the benefit of end users.  The second is that the pricing structure put in place as we have gone to market has been validated as a reasonable and cost effective product offering that is competitive with the traditional encoding hardware products currently sold in the video distribution marketplace.

In December 2011, IBM introduced its video encoding and transcoding service that is accomplished through the Internet cloud.  The encoding engine for this service is CodecSys.  We will derive revenue from the service based on the amount of the video encoded by IBM’s customers, although to date we have received no revenue from this new application of our technology.

In March 2012, we announced our second OTT customer, which is one of the larger cable and media network companies in Mexico, which is developing its OTT service to deliver content to its subscribers.  The customer will launch a package of both live and file-based programs and services to be streamed over the Internet in support of various screens and mobile devices.  Initially, the offering will include local channels and content.  CodecSys will stream multiple profiles for multi-device consumption enabling the customer to create dynamic bundles for consumers based on content and devices.  The decisive factor in selecting CodecSys is the high level of video quality that the service produces a bandwidth rates that create a cost advantage.  The traditional means of purchasing hardware-based products does not adapt or support the new OTT economy.

We continue to develop the CodecSys technology for a variety of applications, including Internet streaming, cable and satellite broadcasting, IPTV and transmitting video content to cellular phones and other hand-held electronic devices.  Commercialization and future applications of the CodecSys technology are expected to require additional development capital estimated to be approximately $2.0 million annually.  This estimate may increase or decrease depending on specific opportunities and available funding.

Research and Development

We have spent substantial amounts in connection with our research and development efforts.  These efforts have been dedicated to the development and commercialization of the CodecSys technology.  Because the majority of the development work for CodecSys has been completed we have steadily decreased those expenditures from $2,711,933 for the year ended December 31, 2010 to $2,410,249 for the year ended December 31, 2011.  Because of our current liquidity position and capital budgeting plans and the fact that we still expend approximately $430,000 per month more than we receive from operating activities, our cash resources may not be sufficient to support future research and development activities unless we raise additional capital or succeed in generating revenues from sales of CodecSys products.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” above.

Intellectual Property Protection

Because much of our future success and value depends on the CodecSys technology, our patent and intellectual property strategy is of critical importance.  Two provisional patents describing the technology were filed on September 30, 2001.  We have filed for patent protection in the United States and various foreign countries.  Our initial U.S. patent related to the CodecSys technology was granted by the U.S. Patent and Trademark Office, or PTO, in August 2007.  Four additional patents have been issued by the PTO.  As of December 31, 2011, we also had eleven patents issued in foreign countries and 20 pending patent applications, including U.S. and foreign counterpart applications.

We have identified additional applications of the technology, which represent potential patents that further define specific applications of the processes that are covered by the original patents.  We intend to continue building our intellectual property portfolio as development continues and resources are available.

We have registered the “CodecSys” trademark with the PTO, and seek to protect our know-how, trade secrets and other intellectual property through a variety of means, including confidentiality agreements with our employees, customers, vendors, and others.

Major Customers

A small number of customers account for a large percentage of our revenue.  For the year ended December 31, 2011 89% of our revenues were from our largest customer compared to 87% from this customer for the year ended December 31, 2010. Our largest customer signed a three year contact which we began servicing in the second half of 2009.

Any material reduction in revenues generated from this customer could harm our results of operations, financial condition and liquidity.  Our largest customer may not continue to purchase our services and may decrease its level of purchases. To the extent that our largest customer no longer uses our services, revenues will decline substantially, which would harm our business unless we can replace that customer with another similarly large customer.

Competition

The communications industry is extremely competitive.  In the private satellite network market, there are many firms that provide some or all of the services we provide.  Many of these competitors are larger than us and have significantly greater financial resources.  In the bidding process for potential customers, many of our competitors have a competitive advantage in the satellite delivery of content because many own satellite transponders or otherwise have unused capacity that gives them the ability to submit lower bids than we are able to make.  In the satellite network and services segment, we compete with Convergent Media Systems, Globecast, IBM, Cisco, TeleSat Canada and others.  With respect to video conferencing, we compete with Sony, Polycom, Tandberg and others.

There are several additional major market sectors in which we plan to compete with our CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise and small business streaming media market, and the video conferencing market.  These are sectors where we may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, which are already in the video compression and transmission business.  Many of these competitors already have an established customer base with industry standard technology, which we must overcome to be successful.

The video encoders to be sold by IBM and HP will compete directly against video encoders manufactured and sold by a number of competitors, including  Erickson/Tandberg, Harmonic Scientific Atlanta, Motorola, and Thomson. Neither IBM nor HP have ever produced a video encoder to compete in this market.  To the extent our marketing partners are unsuccessful in entering this new market, we will not derive the amount of licensing revenue currently anticipated by management.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks' Real Player, Apple, QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, that utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  We compete directly with the two companies in the broadcast media encoding market that have the largest market share, Erickson/Tandberg and Harmonic. In addition, we compete with Cisco, Harris Corporation, and with many other smaller companies.  Most are larger than we and most have greater financial resources than we have.

Employees

We currently employ 45 full-time personnel at our executive offices and studio facilities in Salt Lake City, Utah, and 6 employees outside of Utah.    We engage independent contractors and employ the services of independent sales representatives as well as voice and production talent on an “as needed” basis at our recording studios.

Government Regulation

We have seven licenses issued by the Federal Communications Commission for satellite uplinks, Ethernet, radio connections and other video links between our facilities and third-party uplinks.  Notwithstanding these licenses, all of our activities could be performed outside these licenses with third-party vendors.  All material business activities are subject to general governmental regulations with the exception of actual transmission of video signals via satellite.

Properties

Our executive offices are located at 7050 Union Park Ave., Suite 600, Salt Lake City, Utah 84047.  We occupy the space at the executive offices under a thirty-nine month term lease, the term of which ends January 31, 2015.  The lease covers approximately 13,880 square feet of office space leased at a rate of $23,049 per month.  Our production studio is located at 6952 South 185 West, Unit C, Salt Lake City, Utah 84047, and consists of approximately 7,500 square feet of space leased under a month to month contract at a rate of $7,000 per month plus utilities.  We have no other properties.

Legal Proceedings

The Company is a defendant in a lawsuit, the total amount in dispute in which is approximately $100,000 and is a defendant in another lawsuit, the total amount in dispute in which is $20,000. To the knowledge of management, no other litigation has been filed or threatened.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors:

Name	Age	Position
William Boyd	68	Chairman of the Board
Rodney M. Tiede	51	Chief Executive Officer, President and Director
James E. Solomon	62	Chief Financial Officer and Secretary
R. Phil Zobrist	64	Director
Mark F. Spagnolo	60	Director
Steven Ledger	51	Director

William Boyd has been a director since November 2007.  Mr. Boyd has served as the Chairman of the Board of Agility Recovery Solutions, a privately held disaster recovery and business continuity company since 2006.  He was CEO of Muzak Corporation from 1996 to 2000 and continued with Muzak in an advisory executive position and on the Board until August 2006.  He became associated with Muzak Corporation in 1968 as a sales representative and continued as a manager and franchise owner until he became CEO in 1996.  Mr. Boyd received a Bachelor of Arts degree in political science in 1963 from Beloit College in Wisconsin.  Mr. Boyd’s CEO level experience with Muzak and his overall experience in satellite networks, management, operations and financing matters are qualities and expertise that were determined to be particularly useful as a member of our Board.

Rodney M. Tiede has been our chief executive officer, president and a director since the acquisition of Broadcast International, or BI, in October 2003.  From August 2000 to the present, Mr. Tiede has been the president, chief executive officer and a director of BI, a wholly-owned subsidiary.  From April 2003 to the present, Mr. Tiede has also been the chief executive officer and a director of Interact Devices, Inc., or IDI, a consolidated subsidiary.  From November 1987 to August 2000, Mr. Tiede was employed as director of sales, vice president and general manager of Broadcast International, Inc., the predecessor of BI.  Mr. Tiede received a Bachelor of Science Degree in Industrial Engineering from the University of Washington in 1983.  Mr. Tiede has been a part of our operations for more than 20 years and as a result has significant knowledge, insight and understanding that he provides as a director.

James E. Solomon has been Chief Financial Officer and Secretary from September 2008.  From 1995 to January 2002, Mr. Solomon was a business consultant primarily for emerging growth companies.  In January 2002, he formed Corporate Development Services, Inc., a business consulting firm, and has served as President since its formation.  From June 1993 to the present, Mr. Solomon has been an adjunct professor at the Graduate School of Business at the University of Utah.  Mr. Solomon served on the Board of Directors of Nevada Chemicals, Inc., a public company, until October 2008, as well as several privately-held companies. Mr. Solomon received a Bachelor of Science Degree in Finance from the University of Utah in 1972.  Mr. Solomon became a Certified Public Accountant in 1974.  Mr. Solomon’s experience in finance, accounting and business consulting, together with his role as our CFO and prior public company directorship, provide Mr. Solomon with expertise enabling critical input to our Board decision-making process.

R. Phillip Zobrist has been a director since June 2009.  He currently manages his own investments and since 1996 has been President and Chairman of the Board of Valley Property Management, a privately held real estate management company headquartered in Las Vegas, Nevada, which he founded.  He also serves as an independent consultant for Sundance Builders, LLC, a privately held real estate construction company and serves on the board of directors of Greffex, Inc., a start up bio-technology company in Aurora, Colorado.  Mr. Zobrist was the president and CEO of a $150 million enterprise for more than ten years and gained valuable business experience in dealing with financing, employee relations, and sales and marketing that make his advice and counsel valuable for the Company.

Mark F. Spagnolo has been a director since May 2010.  Mr Spagnolo has served as the President of Spagnolo Group, LP, a privately held technology consulting company from 2002 to the present.  From 2005 to 2009 he served as the President and CEO of Airband Communications, Inc., a privately held communications company  specializing in providing services to enterprises using wireless technology.  From July, 2003 to September, 2004,  Mr. Spagnolo served as the CEO of Broadwing Communications, Inc., a privately held communications company, which provided communications to enterprises and operated nationwide fiber optic networks.   He served as the President and CEO of MFN from 2001 to 2002, as President and CEO of SiteSmith, a privately held company founded to deliver internet outsourcing services to Global 2000 customers from 200 to 2001. He served as President and CEO of UUNET, an industry leading internet communications company from 1997 to 2000.  Mr. Spagnolo earned a Bachelor of Science Degree in Industrial Engineering from Newark College of Engineering in 1973.

Steven Ledger, age 51, has been a director since May, 2011.  He is the Founder and from September, 2002 to the present has been the Managing Partner at Tamalpais Partners LLC, a privately held company that acts as a principal investor in, and advisor to, emerging growth companies.  From August, 1999 to December, 2002 he served as co-founder and managing partner of eCompanies Venture Group, a privately held company that managed an Internet focused, strategic venture capital fund whose investors included Sprint, Disney, Earthlink and Sun America. From January, 1994 to December, 1999, Mr. Ledger served as the co-founder and managing partner of Storie Partners, L.P., a technology focused investment fund that provided early lead investment capital to Earthlink Networks and SeeBeyond Technologies Corporation (acquired by Sun Microsystems). From September, 1989 to October, 1993 Mr. Ledger was a managing partner with Kayne Anderson Investment Management. Mr. Ledger graduated from the University of Connecticut in 1982 with a BA in Economics.  Mr. Ledger’s experience with technology companies and their financing was deemed valuable to us.

Our directors generally serve until the next annual or special meeting of shareholders held for the purpose of electing directors.  Our officers generally serve at the discretion of the board of directors.  Mr. Tiede is an employee who serves as our president and chief executive officer.  The employment service of Mr. Tiede is governed by the terms of his employment contract.  See “Employment Contracts” in Item 11 below.

As noted above, Mr. Tiede has served as an officer and director of BI since August 2000 and as an officer and director of IDI since April 2003.  During 2001 and 2002, BI entered into various licensing agreements with IDI and purchased shares of convertible preferred stock of IDI.  Management of BI determined that the CodecSys technology being developed by IDI represented a significant opportunity for BI and its future business prospects.  By April 2003, the financial condition of IDI had deteriorated significantly and BI provided a line of credit to IDI to sustain its operations.  At such time, BI also assumed operational control of IDI.  By October 2003, management of BI realized that IDI could not survive on its own notwithstanding the financial support provided by BI.  Accordingly, IDI filed for bankruptcy protection under chapter 11 of the federal bankruptcy code on October 23, 2003.  Over the next seven months, IDI continued its limited operations and designed a bankruptcy plan of reorganization which was confirmed on May 18, 2004.  Under the plan of reorganization, Broadcast International issued shares of our common stock to creditors of IDI and assumed certain liabilities of IDI in exchange for shares of the common stock of IDI representing majority ownership of IDI.  Since confirmation of the plan of reorganization, the operations of IDI have been consolidated with ours.

Board and Committee Matters

We maintain an audit committee of the board and a compensation committee of the board, each of which is discussed below.  We have not established a nominating committee of the board.  Our entire board of directors participates in the selection and nomination of candidates to serve as directors.  Our board has determined that three of our current directors are “independent” under the definition of independence in the Marketplace Rules of the NASDAQ listing standards, but that Mr. Tiede, our chief executive officer and president is not independent and Mr. Ledger, who serves as a consultant to the Company, is also not independent.

We do not have a formal policy concerning shareholder recommendations of candidates for board of director membership.  Our board views that such a formal policy is not necessary at the present time given the board’s willingness to consider candidates recommended by shareholders.  Shareholders may recommend candidates by writing to our Secretary at our principal offices: 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047, giving the candidate’s name, contact information, biographical data and qualifications.  A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.  Shareholders who wish to nominate a director for election are generally advised to submit a shareholder proposal no later than December 31 for the next year’s annual meeting of shareholders.

Audit Committee and Financial Expert

Our audit committee currently includes Messrs. Boyd, Zobrist and Spagnolo.  Mr. Boyd serves as chairman of the audit committee.  The functions of the audit committee include engaging an independent registered public accounting firm to audit our annual financial statements, reviewing the independence of our auditors, the financial statements and the auditors’ report, and reviewing management’s administration of our system of internal control over financial reporting and disclosure controls and procedures.  The board of directors has adopted a written audit committee charter.  A current copy of the audit committee charter is available to security holders on our website at www.brin.com.  Our board has determined that each of the members of the audit committee is “independent” under the definition of independence in the Marketplace Rules of the NASDAQ listing standards.

Our board of directors has determined that Mr. Boyd meets the requirements of an “audit committee financial expert” as defined in applicable SEC regulations.

Compensation Committee

Our compensation committee currently includes Messrs. Boyd, Zobrist and Spagnolo.  Mr. Zobrist serves as chairman of the compensation committee.  The functions of the compensation committee include reviewing and approving corporate goals relevant to compensation for executive officers, evaluating the effectiveness of our compensation practices, evaluating and approving the compensation of our chief executive officer and other executives, recommending compensation for board members, and reviewing and making recommendations regarding incentive compensation and other employee benefit plans.  The board of directors has adopted a written compensation committee charter.  A current copy of the compensation committee charter is available to security holders on our website at www.brin.com.  Our board has determined that each of the members of the compensation committee is “independent” under the definition of independence in the Marketplace Rules of the NASDAQ listing standards.

Communication with the Board

We have not, to date, developed a formal process for shareholder communications with the board of directors.  We believe our current informal process, in which any communication sent to the board of directors, either generally or in care of the chief executive officer, secretary or other corporate officer or director, is forwarded to all members of the board of directors, has served the board’s and the shareholders’ needs.

Conflicts of Interests

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire  that requires disclosure of any transactions with our company, including related person transactions reportable under SEC rules, in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.  Under our company’s standards of conduct for employees, all employees, including the executive officers, are expected to avoid conflicts of interest.  Pursuant to our code of ethics for the chief executive officer and senior finance officers (as discussed below), such officers are prohibited from engaging in any conflict of interest unless a specific exception has been granted by the board.  All of our directors are subject to general fiduciary standards to act in the best interests of our company and our shareholders.  Conflicts of interest involving an executive officer or a director are generally resolved by the board.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the year ended December 31, 2011, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements, although one of our director’s filings was late.

Code of Ethics

We have adopted a code of ethics for our principal executive officer, principal financial officer, controller, or persons performing similar functions.  A copy of the code of ethics is included on our website at www.brin.com.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this section, the individuals who served as our chief executive officer and chief financial officer during 2011 are collectively referred to as the “named executive officers.”

The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees.  The compensation committee annually reviews and determines the salary and any bonus and equity compensation that may be awarded to our chief executive officer, or CEO, and our chief financial officer, or CFO.  The compensation committee oversees the administration of our long-term incentive plan and employee benefit plans.

The compensation committee’s chairman regularly reports to the board on compensation committee actions and recommendations.  The compensation committee has authority to retain, at our expense, outside counsel, experts, compensation consultants and other advisors as needed.

2011 Company Performance.  Because of the stage of our company’s development, the compensation committee looks at various factors in evaluating the progress the company has made and the services provided by the named executive officers.  In considering executive compensation, the compensation committee noted certain aspects of our financial performance and accomplishments in 2011 including the following:

Operations.  Our revenues increased approximately 15% from $7,313,218 in 2010 to $8,446,082 in 2011, which was principally the result of increasing the services we provide for our largest customer in 2011.  This customer has more retail locations than all of our other existing customers combined.  We were able to install our proprietary digital signage delivery and management hardware and software, which incorporates portions of our CodecSys software, at approximately 2,500 locations and now manage approximately 33,000 screens for this customer. We expanded the network further in 2011 and again received a grade of 100% vendor satisfaction from the customer’s vendor evaluation team.

CodecSys Milestones.  Our executive officers also made significant progress on the development of our CodecSys technology.  In 2011, we added Fujitsu North America to our list of technology partners and sales channel partners.  We trained salesmen and sales engineers for Fujitsu as an integral part of Fujitsu’s sales initiative for 2012.  Fujitsu joins IBM, Microsoft, and HP as large companies that have included our video compression technology as a video compression solution and have proceeded with sales presentations and testing with their large video customers, which include large broadcasters, cable companies, and satellite companies.

During 2011 we expanded the installed base of test locations of our CodecSys version 2.0 to over 35 locations consisting principally of large international telecommunication companies and have moved toward contract with most of the test sites.

In December 2011 we entered into our first customer agreement with a cable company located in Mexico to utilize our CodecSys technology in providing an “over-the-top” product offering to the cable company’s subscribers.  CodecSys was installed at the cable company and is operational in providing the service.  Although there have not been material revenues generated from the contract, it is important because it represents the first commercial installation of our codecSys product.

Compensation Philosophy. Our general compensation philosophy is designed to link an employee’s total cash compensation with our performance, the employee’s department goals and individual performance.  Given our stage of operations and limited capital resources, we are subject to various financial restraints in our compensation practices.  As an employee’s level of responsibility increases, there is a more significant level of variability and compensation at risk.  The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all shareholders.

Executive Compensation Policy.  Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers.  The compensation committee attempts to achieve these goals by integrating competitive annual base salaries with bonuses based on corporate performance and on the achievement of specified performance objectives, and to a lesser extent, awards through our long-term incentive plan.  The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations.  The compensation committee also believes our executive compensation policy and programs do not promote inappropriate risk-taking behavior by executive officers that could threaten the value of our company.

In making compensation decisions, the compensation committee compares each element of total compensation against companies referred to as the “compensation peer group.”  The compensation peer group is a group of companies that the compensation committee selected from readily available information about small companies engaged in similar businesses and with similar resources.  The compensation committee selected these companies from research on its own and with limited consultation with outside consultants given the size of the company and its resources to retain such experts.  The types of companies selected for the peer group included publically-traded technology development companies in the software industry.  In two instances, software development companies in the video compression industry were selected, but since there are relatively few companies in the rather narrow field of software development for video compression, additional software development companies engaged in development of non-related software were also selected.  The compensation committee determined these companies were appropriate for inclusion in the peer group because of the similar nature of their businesses and their general stage of development and financial resources.

Role of Executive Officers in Compensation Decisions

The compensation committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all of our other senior management personnel. The CEO annually reviews the performance of the CFO and other senior management.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee.  The compensation committee is charged with the responsibility of ensuring a consistent compensation plan throughout the company and providing an independent evaluation of the proposed adjustments or awards at all levels of management.  As such, the compensation committee has determined that it have the discretion to modify or adjust any proposed awards and changes to management compensation to be able to satisfy these responsibilities.

2011 Executive Compensation Components

For the fiscal year ended December 31, 2011, the principal components of compensation for the named executive officers were:

base salary; and

performance-based bonus compensation.

Base Salary.  The compensation committee determined that the executive officers had been compensated fairly relative to similarly situated executives, and approved no 2011 increases to the base salary of the CEO and CFO.  In determining the base salary of each executive officer, the compensation committee relied on publicly available information gathered by the compensation committee related to salaries paid to executive officers of similarly situated small public companies.

Performance-based Incentive Compensation.  Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to an increase in shareholder value and move the company toward profitability. No cash bonuses were paid for 2011 due to fiscal restraints, but 800,000 restricted stock units were issued to executive officers.  During the year, however, the company was able to expand the marketing of products that are now ready for sale.  Actual bonuses payable for 2012 will depend on the level of achievement of performance objectives established for the executive officers for the coming year and our financial condition.

Long-term Equity Incentive Compensation.  Long-term incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through grants of options to purchase our common stock.  No stock options or other awards other than the restricted stock units were granted during 2011 to any of the named executive officers.  The board made awards of stock options to other employees under our equity incentive plan.

All awards made under our equity incentive plan are made at the market price at the time of the award.  Annual awards of stock options to executives are made at the discretion of the compensation committee at such times throughout the year at it deems most desirable.  Newly hired or promoted executives, other than executive officers, generally receive their award of stock options on the first business day of the month following their hire or promotion.  Grants of stock options to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled compensation committee meeting following their hire date.

Perquisites and Other Personal Benefits.  We provide no perquisites to our named executive officers other than matching 401(k) contributions described below and other group benefits offered generally to all salaried employees.

Retirement and Related Plans.  We maintain a 401(k) profit sharing plan for all non-temporary employees.  Employee contributions are matched by us in an amount of 100% of employee contributions up to 3% of employee salaries and 50% of employee contributions up to an additional 2% of their salaries. Participants vest immediately in the company matching contributions.

Compensation of Chief Executive Officer.  For the fiscal year ended December 31, 2011, we paid Rodney M. Tiede, CEO, a salary of $250,000. The compensation committee met with Mr. Tiede twice during 2011 to review his performance and individual objectives and goals versus results achieved.  The compensation committee reviewed all components of the CEO’s compensation, including salary, bonus, and equity incentive compensation, and under potential severance and change-in-control scenarios.  Mr. Tiede’s compensation package was determined to be reasonable and not excessive by the compensation committee based on compensation surveys for chief executive officers of small public companies.  The compensation committee determined that the recent economic recession and market conditions did not have a material impact on the compensation of the CEO or other management personnel Employment Contracts

In April 2004, we and Mr. Tiede entered into an employment agreement covering Mr. Tiede’s employment for a term commencing upon the execution thereof and continuing until December 31, 2006.  The contract continues for additional terms of one year each until terminated by us.  The agreement calls for payment of a gross annual salary of not less than $120,000, payable in equal bi-weekly installments for the year ended December 31, 2004, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Tiede shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or the compensation committee thereof) based upon an evaluation of the performance of Mr. Tiede during the previous fiscal year.  The agreement also provides for participation in our stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in our other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of our capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Tiede shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in our shareholders exchanging their shares for stock or other consideration, Mr. Tiede shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

In September 2008, we and Mr. Solomon entered into an employment agreement covering Mr. Solomon’s employment for a term commencing upon the execution thereof and continuing until December 31, 2011.  The contract continues for additional terms of one year each until terminated by us.  The agreement calls for payment of a gross annual salary of not less than $225,000, payable in equal bi-weekly installments for the year ended December 31, 2008, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Solomon shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or the compensation committee thereof) based upon an evaluation of the performance of Mr. Solomon during the previous fiscal year.  The agreement also provides for participation in our stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in our other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of our capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Solomon shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in our shareholders exchanging their shares for stock or other consideration, Mr. Solomon shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

Stock Option Plans

Under our 2004 Long-term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon the anniversary date of the grant.  Should an employee’s director’s or consultant’s relationship with the company terminate before the vesting period is completed, the unvested portion of each grant is forfeited.  We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of unissued stock options authorized under the 2004 Plan at December 31, 2011 was 2,130,420.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 1,165,000 at December 31, 2011.

The purpose of our incentive plans is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders.  These plans are designed to provide us with flexibility to select from among various equity-based compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers in their respective capacities for the fiscal years ended December 31, 2011, 2010 and 2009.  When setting total compensation for each of the named executive officers, the compensation committee reviewed tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.  We have omitted in this report certain tables and columns otherwise required to be included because there was no compensation made with respect to such tables and columns, as permitted by applicable SEC regulations. The amounts shown as salary in the following table for 2009 do not include an amount equal to 10% of total salary for each executive which had been accrued, but the payment was deferred as explained above and was paid and included in 2010 compensation shown below.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Restricted Stock Unit Awards ($)	All Other Compensation ($)(2)	Total ($)

Rodney M. Tiede President & Chief Executive Officer	2011 2010 2009	$250,690 273,078 226,923	-- -- --	-- -- --	$550,000 -- --	$7,333 7,333 7,333	$813,023 280,411 234,256

James E. Solomon Chief Financial Officer and Secretary (3)	2011 2010 2009	$256,980 283,270 204,231	-- --	-- --	$333,000 --	$10,200 11,331 9,069	$600,180 294,601 213,300
(1)
The amounts shown in column (g) reflect for each named executive officer matching contributions made by us to our 401(k) employee retirement plan.  The amounts shown in column (g) do not reflect premiums paid by us for any group health or other insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

OTHER COMPENSATION

We do not have any non-qualified deferred compensation plan.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of shares or Units of Stock that have not Vested ($)	Number of Unearned shares, units or other rights that have not vested (#)	Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Rodney M. Tiede	50,000	--	2.25	04/28/2014	--	--	--	--
James E. Solomon	75,000 25,000	-- --	2.25 1.17	09/15/2015 12/27/2016	--	--	--	--

Potential Payments Upon Termination or Change of Control

The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2011, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment.  Such amounts include:

•	salary;

•	grants under our stock option and equity plans, subject to the vesting and other terms applicable to such grants;

•	amounts contributed and vested under our 401(k) plan; and

•	unused vacation pay.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination,” the named executive officers will receive benefits under any group life or disability insurance plan, as appropriate, we may have in effect from time to time.  We currently maintain a group term life insurance plan that generally pays a death benefit equal to two times base salary up to a maximum of $300,000.

Payments Made Upon a Change of Control

If there is a change of control, which is defined as the purchase of shares of capital stock of the company enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Tiede and/or Mr. Solomon may elect to terminate employment and would receive under the terms of their employment agreements:

•	a lump sum severance payment up to the sum of two years of the base salary ;

•	any bonus compensation earned, if any; and

•
If the change of control event results in the shareholders exchanging their shares for stock, the executive would receive an amount equal to the per share price paid to shareholders, less the pre-announcement share price, multiplied by 50,000.  For example and illustration purposes only, if the share price paid to shareholders were $3.00 and the pre-announcement share price were $1.50, Mr. Tiede and Mr. Solomon would receive an amount equal to $75,000 under this provision.

In the event of a change in control as defined above, Mr. Tiede would receive a lump sum payment of $500,000 and Mr. Solomon would receive a lump sum payment of $510,000.  In addition, they would be entitled to receive the share price differential, if any, as discussed above.

Non-compete Agreement

Included in Mr. Tiede’s and Mr. Solomon’s employment agreements is a two year non-compete agreement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the compensation committee of the board or as a director during 2011.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board.  In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us of members of the board.

Our non-employee directors receive fees of $48,000 per year, paid quarterly, and an initial grant of stock options to purchase 100,000 shares (thereafter annual grants of 25,000 options or restricted stock units) of our common stock with an exercise price equal to the fair market value of the stock on the date of grant.  In addition, non-employee directors may be entitled to receive special awards of stock options from time to time as determined by the board.  The chairman of the board and the chairman of each of the audit and compensation committees receive no additional fees for serving in such capacities. There is no additional compensation for meeting attendance.  Directors who are employees of Broadcast International receive no additional compensation for serving as directors. All stock options granted to outside directors are immediately exercisable and expire ten years from the date of grant.  All restricted stock units granted to outside directors are immediately vested and are settled by the issuance of our common stock upon their respective retirements from the Board of Directors.  Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings.  The directors voluntarily deferred 25% of their 2010 compensation until the equity raise was completed and have since deferred their compensation for third and fourth quarter of 2011.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to our directors for the fiscal year ended December 31, 2011.

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)	Options/Awards ($)(1)	Restricted Stock Units ($)(1)	Total ($)
William Boyd	48,000	--	277,500	325,500
Mark F. Spagnolo	48,000	--	111,000	159,000
Rodney M. Tiede (1)	--	--	--	--
R. Phil Zobrist	48,000	--	166,500	214,500
Steven Ledger	32,000		101,000	133,000

(1)      Messer. Tiede receives no compensation for serving as a director, but is compensated in his capacity as our president and CEO.

RELATED PARTY TRANSACTIONS

In January 2011, we granted options to the holder of our $1.0 million unsecured convertible note to acquire up to 500,000 shares of our common stock for services performed pursuant to a consulting agreement with the holder.  The options were exercisable at $1.00 per share and were exercisable for five years.

In April 2011, we issued 293,517 shares of our common stock and granted a warrant to acquire an additional 146,758 shares of our common stock in payment of accrued interest to the holder of our $1.0 million unsecured convertible note.  The warrant was exercisable at $.90 per share and had a life of five years.

On November 15, 2010 we entered into an amendment dated November 15, 2010 with the holder of our $1,000,000 unsecured convertible note due December 22, 2010, pursuant to which the maturity date of such note was extended to January 1, 2011.

In connection with the 2010 Debt Restructuring, the Company amended its note with the holder of its $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. We issued to the holder of the note 150,000 shares of our common stock and issued a warrant to acquire up to 75,000 shares of common stock at an exercise price of $.90 per share.

On March 26, 2010, we entered into an amendment and extension agreement with Castlerigg, the holder of our senior secured convertible note in the principal amount of $15.0 million.  Castlerigg is an affiliate of ours due to its beneficial ownership of 9.9% of our outstanding common stock.  Pursuant to the amendment and extension agreement, we extended the maturity date of the senior secured convertible note from December 21, 2010 to December 21, 2011.  This extension of the maturity date was conditioned upon us raising at least $6,000,000 of gross proceeds from the sale of our equity securities by September 30, 2010.  If the additional funding were not completed, the maturity date reverted back to December 21, 2010.  In exchange for extending the maturity date, we issued to Castlerigg 1,000,000 shares of our common stock.  In addition, we agreed to the inclusion of three additional terms and conditions in the note: (i) from and after the additional funding, we would be required to maintain a cash balance of at least $1,250,000 and provide monthly certifications of the cash balance to Castlerigg; (ii) we would not make principal payments on our $1.0 million unsecured convertible note without the written permission of Castlerigg; and (iii) we grant board observation rights to Castlerigg.

On July 30, 2010, we amended our 6.25% senior secured convertible promissory note (“Note”) and related warrants. The amendment provided for (i) the change of the maturity date from December 21, 2011 to June 21, 2012; (ii) the requirement to maintain a balance of cash and marketable securities equal to or greater than $950,000 was added as an additional condition of default in the event we completed the required capital raise described below; (iii) in the event of the completion of the required capital raise, the conversion price of the Note would be reduced to $1.80 per share instead of the price at which the new equity is sold; (iv) in the event of the completion of the required capital raise, the exercise price of the Warrants would be reduced to $1.80 per share instead of the price at which new equity were sold; (v) in the event of the completion of the required capital raise the number of warrants were to be increased from 1,875,000 to 5,208,333. The amendment was conditioned upon the Company raising at least $6,000,000 of gross proceeds from the sale of its equity securities by September 30, 2010. If the additional funding were not completed by September 30, 2010, certain provisions of the amendment agreement would have been void in that the maturity date would have reverted back to December 21, 2010, the conversion price would have become the lowest price at which equity securities had been sold, the exercise price would have become the lowest price at which equity securities have been sold, and the number of warrants then outstanding would have be determined by the original purchase documents and the Company would not have had an obligation to maintain a balance of cash and marketable securities equal to $950,000. In exchange for the amendments, the Company issued to the holder 2,000,000 shares of the Company’s common stock, par value $0.05 per share, and committed to issue another 800,000 shares upon completion of the equity financing.

On September 24, 2010, the holder of the Note extended the due date for the equity financing required by the July 30, 2010 amendment to the Note to October 31, 2010. If the additional funding were not completed by October 31, 2010, certain provisions of the amendment agreement would have been void in that the maturity date would have reverted back to December 21, 2010, the conversion price of the Note would become the lowest price at which equity securities had been sold, the exercise price of the holder’s warrants would have become the lowest price at which equity securities had been sold, and the number of warrants then outstanding would have been determined by the original purchase documents and we would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On October 29, 2010, we entered into an extension and amendment agreement with the holder of the Note, which provided; (i) the definition of a “Qualified Financing Transaction” was amended to mean a capital raise of $8,000,000; (ii) in the event of the completion of the required capital raise, the conversion price of the Note would be reduced to an amount equal to 150% of the lowest price at which Company common stock were sold during calendar year 2010; (iii) paragraph 9 of the 6.25% senior secured convertible promissory note entitled “Company Redemption Right” was deleted in its entirety; (iv) in the event of the completion of the required capital raise, the exercise price of the Warrants was to be reduced to an amount equal to 150% of the lowest price at which Company common stock was sold during calendar year 2010; (v) in the event of the completion of the required capital raise the number of warrants was to be increased as provided in the 6.25% senior secured convertible promissory note; and (vi) the Expiration Date of the warrants was to be amended to December 30, 2013. The amendment was conditioned upon the Company raising at least $8,000,000 of gross proceeds from the sale of its equity securities by December 3, 2010. If the additional funding was not completed by October 31, 2010, certain provisions of the amendment agreement would have been void in that the maturity date would revert back to December 21, 2010, the conversion price of the Note would become the lowest price at which equity securities had been sold in 2010, the exercise price of the holder’s warrants would have become the lowest price at which equity securities had been sold, and the number of warrants then outstanding would have been determined by the original purchase documents and we would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On November 15, 2010, we entered into a Fifth Amendment and Extension Agreement dated as of November 15, 2010 (the “Fifth Amendment”) with the holder of the Note. The Fifth Amendment provided that the date by which the Company must consummate a Qualified Financing Transaction (as defined in prior amendments to the Note) was extended from December 3, 2010 to December 31, 2010. If a Qualified Financing Transaction occurred by December 31, 2010, the maturity date of the Note was to be extended to June 21, 2012 (as set forth in prior amendments). If a Qualified Financing Transaction was not completed by December 31, 2010, certain provisions of the amendment agreement would have been void in that the maturity date would revert back to December 21, 2010, the conversion price of the Note would become the lowest price at which equity securities had been sold in 2010, the exercise price of the holder’s warrants would have become the lowest price at which equity securities had been sold in 2010, and the number of warrants then outstanding would have been determined by the original purchase documents and we would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On December 24, 2010, we closed the 2010 Debt Restructuring.  In connection therewith, we (i) issued the Amended and Restated Note in the principal amount of $5.5 million to Castlerigg, (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the Loan Restructuring Agreement, and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010 under the terms of which we agreed to register up to 2,500,000 of Castlerigg’s shares of our common stock.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that was to mature in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually, but was retired as part of the 2012 Debt Restructuring.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note was convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment, in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contained various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.  The Amended and Restated note was retired in connection with closing of the 2012 Equity Financing.

For a description of our policies and procedures related to the review, approval or ratification of related person transactions, see “Conflict of Interest Policy” under Item 10, “Directors, Executive Officers and Corporate Governance.”

PRINCIPAL AND SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are those previously issued to the selling shareholders.  The shares of common stock were all acquired in the 2012 Equity Financing described above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the shares of common stock by the selling shareholders and our principal shareholders and directors and executive officers.  None of our directors or executive officers is a selling shareholder.  The second column lists the number of shares of common stock beneficially owned by the selling shareholders, based on their ownership of the common shares and convertible note, as applicable, as of March 28, 2012, without regard to any limitations on conversions or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

The selling shareholders may sell all, some or none of their shares in this offering.  See “Plan of Distributions.”

Each selling shareholder who is also an affiliate of a broker dealer as noted below has represented that: (1) the selling shareholder purchased in the ordinary course of business; and (2) at the time of purchase of the securities being registered for resale, the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

	Shares Beneficially Owned Prior to Offering		Maximum Number of Shares Being Offered Pursuant to this	Shares Beneficially Owned After Offering
Shareholder	Number	Percent	Prospectus	Number	Percent

Gem Asset Management LC (1) 100 State Str. #2b Teaneck, New Jersey 07666	9,199,999	9.0%	--	9,199,999	9.0%

Kingsbrook Opportunities Master Fund LP (2) 590 Madison Avenue, 27th Floor New York, NY 10022	6,000,000	5.5%	6,000,000	--	--

John & Lois Teerling (3)	3,750,000	3.5%	1,500,000	2,250,000	2.1%

Rodney M. Tiede (4) c/o Broadcast International, Inc. 7050 Union Park Ave, Suite 600 Salt Lake City, Utah 84047	3,518,541	3.3%	--	3,518,541	3.3%

Legends Capital Group, LLC (5)	3,000,000	2.8%	3,000,000	--	--

ACT Capital Partners, LP (6)	2,625,000	2.4%	1,500,000	1,125,000	1.0%

Amir Ecker (7)	2,533,000	2.3%	1,408,000	1,125,000	1.0%

Porter Partners, LP (8)	2,422,500	2.2%	1,912,500	510,000	--

Delaware Charter FBO Amir Ecker (9)	2,325,000	2.2%	1,200,000	1,125,000	1.0%

R. Phillip Zobrist (10)	2,021,366	1.9%	300,000	1,721,366	1.6%

Del Rey Management LP (11)	1,875,000	1.7%	1,500,000	375,000	--

MDB Capital Group, LLC (12)	1,515,000	1.4%	1,515,000	--	--

Iroquois Master Fund, Ltd (13)	1,500,000	1.4%	1,500,000	--	--

Northwood Capital Partners, LP (14)	1,500,000	1.4%	750,000	750,000	--

James I. Freeman (15)	1,500,000	1.4%	1,500,000	--	--

William Scott & Karen Kaplan Living Trust (15)	1,500,000	1.4%	1,200,000	300,000	--

Gem Partners, LP (16)	1,200,000	1.1%	1,200,000	--	--

Charles B. Wicker (17)	1,200,000	1.1%	1,200,000	--	--

Haven Investments, LLC (18)	1,200,000	1.1%	1,200,000	--	--

W.A. Hitschler (19)	1,050,000	--	600,000	450,000	--

Alex Keszeli and Kim Keszeli (20)	999,999	--	750,000	249,999	--

Carpe Diem Opportunity Fund, LP (21)	900,000	--	900,000	--	--

Cranshire Capital Master Fund, Ltd (22)	900,000	--	900,000	--	--

Endla K. Anady, MD (23)	799,999	--	300,000	499,999	--

Elkhorn Partners, L.P. (24)	780,000	--	630,000	150,000	--

Kevin F. Hamilton (25)	713,000	--	713,000	--	--

Ted Ginsberg (26)	675,000	--	300,000	375,000	--

James E. Solomon (27)	662,500	--	--	662,500	--

Robert G. Allison (28)	660,000	--	660,000	--	--

Mitchell Ginsberg and Francoise Ginsberg (29)	615,000	--	300,000	315,000	--

Dewitt Family Partnership (30)	600,000	--	600,000	--	--

Xiaoying Gao (31)	600,000	--	600,000	--	--

Scudder Smith Family Assoc LLC (32)	600,000	--	300,000	300,000	--

Peter Rawlings (31)	600,000	--	300,000	300,000	--

Richard A. Jacoby (33)	525,000	--	300,000	225,000	--

The Ecker Family Partnership (34)	487,500	--	300,000	187,500	--

William Boyd (35)	475,000	--	--	475,000	--

Alberto Guadagnini (36)	474,999	--	300,000	174,999	--

NFS/FMTC Roth IRA FBO Frank J. Campbell III (37)	465,000	--	240,000	225,000	--

Robert Fisk (38)	456,000	--	456,000	--	--

Equity Trust Company FBO Robert C. Clifford IRA (39)	450,000	--	450,000	--	--

EDJ Limited (40)	427,500	--	337,500	90,000	--

Peter Conley (41)	414,750	--	414,750	--	--

Cary Hurwitz (41)	414,750	--	414,750	--	--

Carolyn Wittenbraker (42)	390,000	--	240,000	150,000	--

Robert A Ayerle (43)	300,000	--	300,000	--	--

Mary Losty (43)	300,000	--	300,000	--	--

Joe Jenkins (43)	300,000	--	300,000	--	--

NFS/FMTC IRA FBO Jack Meyer (43)	300,000	--	300,000	--	--

Dennis L. Adams (44)	300,000	--	150,000	150,000	--

Joanne Edwards (44)	300,000	--	150,000	150,000	--

Leonide C. Prince (44)	300,000	--	150,000	150,000	--

Deed of Trust of F J Campbell III (44)	300,000	--	150,000	150,000	--

Mark A. O’Brien (44)	300,000	--	150,000	150,000	--

Benjamin L Padnos (44)	300,000	--	300,000	--	--

James P. Tierney (45)	240,000	--	240,000	--	--

NFS/FMTC IRA FBA Frank J. Campbell III (45)	240,000	--	240,000	--	--

Sean McDermott (46)	213,000	--	213,000	--	--

Gary A. Bergren (47)	210,000	--	210,000	--	--

Dorothy J. Hoel (47)	210,000	--	210,000	--	--

William H. Baxter, Trustee FBO William H. Baxter Revocable Trust (47)	210,000	--	210,000	--	--

E. Terry Skone, Trustee FBO E. Terry Skone Revocable Trust (47)	210,000	--	210,000	--	--

Mark F. Spagnolo (48)	200,000	--	--	200,000	--

Kevin Cotter (49)	177,000	--	177,000	--	--

Gold Mountain Management LLC (50)	150,000	--	150,000	--	--

William and Holly Clifford (51)	150,000	--	150,000	--	--

Erick Richardson (51)	150,000	--	150,000	--	--

R. & A Chade Family Trust (51)	150,000	--	150,000	--	--

Liolios Family Trust (51)	150,000	--	150,000	--	--

Michael Sean Browning (51)	150,000	--	150,000	--	--

Wiley Pickett (51)	150,000	--	150,000	--	--

Thomas E. Carroll & Amy Carroll (51)	150,000	--	150,000	--	--

Lynda Kathryn Hitschler (51)	150,000	--	150,000	--	--

Gerald O’Conner and Sheila O’Conner (51)	150,000	--	150,000	--	--

NFA/FMTC IRA FBO Thomas F. Donohoe (51)	150,000	--	150,000	--	--

Richard W. O’Brien III (51)	150,000	--	150,000	--	--

Kyle Larsen (51)	150,000	--	150,000	--	--

Anaheim, LLC (52)	150,000	--	150,000	--	--

Robert Clifford (53)	124,000	--	124,000	--	--

Steven Ledger (54)	100,000	--	--	100,000	--

Gary Schuman (55)	120,000	--	120,000	--	--

James Allsopp (56)	111,000	--	111,000	--	--

Aaron Grunfeld (57)	90,000	--	90,000	--	--

Frank Campbell (58)	74,000	--	74,000	--	--

Law Office of Aaron A. Grunfeld & Assoc Defined “Benefit Pension Plan (59)	60,000	--	60,000	--	--

Daniel E. & Karen C. Shea (59)	60,000	--	60,000	--	--

George Brandon (60)	53,000	--	53,000	--	--

Robert Jacobs (61)	25,000	--	25,000	--	--

Alex Zapata (62)	1,500	--	1,500	--	--

All directors and executive officers as a group (6 persons) (63)	6,847,413	6.3%	–	6,747,413	6.2%

*  Represents less than 1% of the issued and outstanding common stock.

(1)	Includes 6,666,666 shares of common stock and a warrant to purchase 3,333,333 shares of common stock. The control person of Gem Asset Management, LC is Daniel Lewis.

(2)	Includes 4,000,000 shares of common stock and a warrant to purchase 2,000,000 shares of common stock. The control person of Kingsbrook Opportunities master Fund LP is Adam Chill.

(3)	Includes 2,500,000 shares of common stock and warrants to purchase 1,250,000 shares of common stock.

(4)
Includes 500,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Tiede’s retirement from the Company and presently exercisable options to acquire 50,000 shares of common stock.

(5)	Includes 2,000,000 shares of common stock and a warrant to purchase 1,000,000 shares of common stock. The control person of Legends Capital Group, LLC is Lynn W. Briggs.

(6)
Includes 1,750,000 shares of common stock and warrants to purchase 875,000 shares of common stock. The control person of ACT Capital Partners, LP is Amir Ecker.  ACT Capital Partners, LP is an affiliate of a broker-dealer.

(7)	Includes 1,350,000 shares of common stock and warrants to purchase 1,183,000 shares of common stock. Amir Ecker LP is an affiliate of a broker-dealer.

(8)	Includes 1,615,000 shares of common stock and warrants to purchase 807,500 shares of common stock. The control person of Porter Partners LP is Jeffery H. Porter.

(9)	Includes 1,550,000 shares of common stock and a warrant to purchase 775,000 shares of common stock. Delaware Charter is Trustee for Amir Ecker. Delaware Charter is an affiliate of a broker-dealer.

(10)
Includes 1,577,908 shares, presently exercisable options to acquire 100,000 shares, warrants to purchase 163,458 shares, and Restricted Stock Units that may be settled by the issuance of 150,000 shares of our common stock upon Mr. Zobrist’s retirement from the Board.

(11)	Includes 1,250,000 shares of common stock and warrants to purchase 625,000 shares of common stock. The control person of Del Ray Management LP is Gregory Bied.

(12)
Includes 220,000 shares of common stock and warrants to purchase 1,295,000 shares of common stock. The control person of MDB Capital Group, LLC is Gary Schuman.  MDB received 1,185,000 warrants to purchase shares of common stock as underwriting compensation.  It purchased 220,000 shares of common stock and warrants to purchase 110,000 shares of common stock and is an underwriter with respect to these securities.

(13)	Includes 1,000,000 shares of common stock and a warrant to purchase 500,000 shares of common stock. The control person of Iroquois Master Fund, Ltd. is Josh Silverman.

(14)
Includes 1,000,000 shares of common stock and warrants to purchase 500,000 shares of common stock. The control person of Northwood Capital Partners, LP is Robert A Berlacher.  Northwood Capital Partners, LP is an affiliate of a broker-dealer.

(15)	Includes 1,000,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.

(16)	Includes 800,000 shares of common stock and a warrant to purchase 400,000 shares of common stock. The control person of Gem Partners, LP is Daniel Lewis.

(17)	Includes 800,000 shares of common stock and a warrant to purchase 400,000 shares of common stock.

(18)	Includes 800,000 shares of common stock and a warrant to purchase 400,000 shares of common stock. The control person of Haven Investments, LLC is John Ziegelman.

(19)	Includes 700,000 shares of common stock and a warrant to purchase 350,000 shares of common stock.

(20)	Includes 666,666 shares of common stock and warrants to purchase 333,333 shares of common stock.

(21)	Includes 600,000 shares of common stock and a warrant to purchase 300,000 shares of common stock. The control person of Carpe Diem Opportunity Fund, LP is John Ziegelman.

(22)
Includes 600,000 shares of common stock and a warrant to purchase 300,000 shares of common stock.  Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund.  Mitchell P.  Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA.  As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund.

(23)	Includes 533,333 shares of common stock and warrants to purchase 266,666 shares of common stock.

(24)	Includes 520,000 shares of common stock and warrants to purchase 260,000 shares of common stock. The control person of Elkhorn Partners, L.P. is Alan S. Parson.

(25)	Includes 200,000 shares of commons stock and warrants to purchase 513,000 shares of common stock. Kevin Hamilton is an affiliate of a broker-dealer.

(26)	Includes 450,000 shares of common stock and warrants to purchase 225,000 shares of common stock.

(27)
Includes 12,500 shares of common stock, presently exercisable options to acquire a total of 100,000 shares of common stock and 550,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Solomon’s retirement from the Company.

(28)	Includes 440,000 shares of common stock and a warrant to purchase 220,000 shares of common stock.

(29)	Includes 410,000 shares of common stock and warrants to purchase 205,000 shares of common stock.

(30)	Includes 400,000 shares of common stock and a warrant to purchase 200,000 shares of common stock. The control person of Dewitt Family Partnership is Bill Dewitt.

(31)	Includes 400,000 shares of common stock and a warrant to purchase 200,000 shares of common stock.

(32)	Includes 400,000 shares of common stock and a warrant to purchase 200,000 shares of common stock. The control person of Scudder Smith Family Association LLC is Helen Smith.

(33)	Includes 350,000 shares of common stock and warrants to purchase 175,000 shares of common stock.

(34)
Includes 325,000 shares of common stock and warrants to purchase 162,500 shares of common stock. The control person of The Ecker Family Partnership is Amir Ecker. The Ecker Family Partnership is an affiliate of a broker-dealer.

(35)
Includes 75,000 shares of common stock, presently exercisable options to acquire a total of 100,000 shares of common stock and 300,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Boyd’s retirement from the Board of Directors.

(36)	Includes 316,666 shares of common stock and warrants to purchase 158,333 shares of common stock.

(37)	Includes 310,000 shares of common stock and warrants to purchase 155,000 shares of common stock. NFS/FMTC Roth IRA FBO Frank J. Campbell III is an affiliate of a broker-dealer.

(38)	Includes a warrant to purchase 456,000 shares of common stock.

(39)	Includes 300,000 shares of common stock and a warrant to purchase 150,000 shares of common stock. Equity Trust Company FBO Robert C. Clifford IRA is an affiliate of a broker-dealer.

(40)	Includes 285,000 shares of common stock and warrants to purchase 142,500 shares of common stock. The control person of EDJ Limited is Jeffery H. Porter.

(41)	Includes a warrant to purchase 414,750 shares of common stock. Both Mr. Conley and Mr. Hurwitz are affiliates of a broker-dealer and received the warrants as underwriting compensation.

(42)	Includes 260,000 shares of common stock and warrants to purchase 130,000 shares of common stock.

(43)	Includes 200,000 shares of common stock and a warrant to purchase 100,000 shares of common stock.

(44)	Includes 200,000 shares of common stock and warrants to purchase 100,000 shares of common stock. Deed of Trust of F.J. Campbell III is an affiliate of a broker-dealer.

(45)	Includes 160,000 shares of common stock and a warrant to purchase 80,000 shares of common stock. NFS/FMTC IRA FBO Frank J. Campbell III is an affiliate of a broker-dealer.

(46)	Includes a warrant to purchase 213,000 shares of common stock. Mr. McDermott is an affiliate of a broker-dealer and received the warrant as underwriting compensation.

(47)	Includes 140,000 shares of common stock and a warrant to purchase 70,000 shares of common stock.

(48)	Includes 200,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Spagnolo’s retirement from the Board of Directors.

(49)	Includes a warrant to purchase 177,000 shares of common stock. Mr. Cotter is an affiliate of a broker-dealer and received the warrant as underwriting commission.

(50)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock. The control person of Gold Mountain Management LLC is Greg Bied.

(51)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock.

(52)	Includes 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock. The control person of Anaheim, LLC is Allison Miller.

(53)	Includes a warrant to purchase 124,000 shares of common stock. Mr. Clifford is an affiliate of a broker-dealer and received the warrant as underwriting compensation.

(54)	Includes 100,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Ledger’s retirement from the Board of Directors.

(55)	Includes 80,000 shares of common stock and a warrant to purchase 40,000 shares of common stock. Mr. Schuman is an affiliate of a broker-dealer.

(56)	Includes a warrant to purchase 111,000 shares of common stock.

(57)	Includes 60,000 shares of common stock and a warrant to purchase 30,000 shares of common stock.

(58)	Includes a warrant to purchase 74,000 shares of common stock.

(59)	Includes 40,000 shares of common stock and a warrant to purchase 20,000 shares of common stock.

(60)	Includes a warrant to purchase 53,000 shares of common stock. Mr. Brandon is an affiliate of a broker-dealer and received the warrant as underwriting commission.

(61)	Includes a warrant to purchase 25,000 shares of common stock.

(62)	Includes a warrant to purchase 1,500 shares of common stock. Mr. Zapata is an affiliate of a broker-dealer and received the warrant as underwriting commission.

(63)	Includes warrants, presently exercisable options, and vested restricted stock units to acquire a total of 2,213,458 shares of common stock held by all directors and executive officers.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 46,470,000 shares of our common stock owned by the selling shareholders, including up to 18,270,000 shares of our common stock upon exercise of certain warrants held by the selling shareholders to permit the resale of these shares of common stock by the holders of the common stock from time to time on and after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	through privately negotiated transactions;

•	in short sales;

•	through sales pursuant to Rule 144;

•	in which broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	in a combination of any such methods of sale; and

•	through any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible note or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “1933 Act”), amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the 1933 Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock in this offering, estimated to be $                in total, including, without limitation, Securities and Exchange Commission (“SEC”) filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling shareholders against liabilities, including some liabilities under the 1933 Act, in accordance with the investor rights agreements, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the 1933 Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related investor rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock presently consists of 180,000,000 shares of common stock, par value $0.05 per share and 20,000,000 shares of preferred stock, no par value.  As of April 2, 2012, we had 106,911,820 shares of common stock outstanding, and no shares of preferred stock outstanding.  The following is a summary of the terms of our capital stock.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders and do not have cumulative voting rights.  Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.  Holders of common stock are entitled to receive ratably any dividends, as may be declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of preferred stock.  Upon the liquidation, dissolution or winding up of our company, the holders of common stock, subject to the rights of the holders of preferred stock, are entitled to receive ratably our net assets available after the payment of our debts and other liabilities.  Holders of common stock have no preemptive, subscription, redemption or conversion rights.  The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, option, or special rights and the qualifications, limitations, or restrictions of those series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock.  The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.  The issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of our common stock.

Unsecured Convertible Note

On November 2, 2006, we closed on a convertible note securities agreement dated October 28, 2006 with an individual that provided we issue to the convertible note holder an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by us from an affiliate of the convertible note holder on September 29, 2006.   In connection with the 2010 Debt Restructuring, the Company amended the note with the holder of its $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. The unsecured convertible note is convertible into shares of our common stock at a conversion price of $.25 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Equity Compensation Plans

The following table sets forth, as of December 31, 2011, information regarding our compensation plans under which shares of our common stock are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding securities)
Equity compensation plans approved by security holders(1)	2,550,000	$1.25	1,165,000
Equity compensation plans not approved by security holders (2)	3,582,191	$1.42	2,130,420
Total	6,132,191	$1.35	3,295,420

(1)
Our 2008 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, and restricted stock units to our employees, directors and consultants.  The plan covers a total of 4,000,000 shares of our common stock.  As of December 31, 2011, restricted stock units covering 285,000 units had been settled through the issuance of common stock and 885,000 were outstanding.  The plan is administered by our board of directors or compensation committee of the board.  Awards may be vested on such schedules determined by the plan administrator.

(2)
Our long-term incentive plan provides for the grant of stock options, stock appreciation rights and restricted stock to our employees, directors and consultants.  The plan covers a total of 6,000,000 shares of our common stock.  As of December 31, 2011, options to purchase 287,389 shares of common stock had been exercised.  All awards must be granted at fair market value on the date of grant.  The plan is administered by our board of directors or compensation committee of the board.  Awards may be vested on such schedules determined by the plan administrator.

Other Warrants

We have previously issued additional warrants in several private transactions.  Under the terms of these warrants, as of December 31, 2011, an aggregate of 16,858,630 shares of our common stock may be purchased at exercise prices ranging from $0.65 to $5.00 per share.  The warrants may be exercised any time prior to their expiration dates which range from December 2012 to December 2016.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated articles of incorporation provide for limitation of liability of our directors and for indemnification of our directors and officers to the fullest extent permitted under Utah law.  Our directors and officers may be liable for a breach or failure to perform their duties in accordance with Utah law only if their breach or failure to perform constitutes gross negligence, willful misconduct or intentional harm on our company or our shareholders.  Our directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Utah law.

In accordance with Utah law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith, and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful.  We may not indemnify a director or officer if the person was adjudged liable to us or in the event it is adjudicated that the director or officer received an improper personal benefit.

Under Utah law, we will indemnify a director or officer who is successful on the merits or otherwise in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director or an officer, as the case may be, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.

We maintain a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers our directors and officers for certain actions or inactions they may take or omit to take in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

HJ & Associates, LLC, an independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2011 and 2010 as set forth in their report dated March 29, 2012 which is included in this prospectus.  Our financial statements are included herein in reliance on HJ & Associates, LLC and its respective report, given its authority as an expert in accounting and auditing matters.

LEGAL OPINION

The validity of the securities offered by this prospectus will be passed upon by Reed Benson, Esq., Salt Lake City, Utah.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC relating to the issuance of shares of our common stock covered by this prospectus.  As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered our securities.  The registration statement may contain additional information that may be important to you.  Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC.

We also file annual, quarterly and periodic reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-888-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements
December 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
Broadcast International, Inc.
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheets of Broadcast International, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadcast International, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
March 30, 2012

             BROADCAST INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	DEC 31, 2010	DEC 31, 2011
ASSETS:
Current Assets
Cash and cash equivalents	$6,129,632	$961,265
Trade accounts receivable, net	1,125,055	1,239,903
Inventory	52,175	60,851
Prepaid expenses	190,877	203,973
Total current assets	7,497,739	2,465,992
Property and equipment, net	2,419,891	1,417,134
Other Assets, non current
Debt offering costs	--	123,278
Patents, net	167,410	131,079
Deposits and other assets	624,598	406,004
Total other assets, non current	792,008	660,361

Total assets	$10,709,638	$4,543,487

LIABILITIES AND STOCKHOLDERS DEFICT:
LIABILITIES:
Current Liabilities
Accounts payable	$1,552,006	$1,252,538
Payroll and related expenses	341,255	390,206
Other accrued expenses	381,015	175,008
Unearned revenue	139,437	10,449
Current portion of notes payable (net of discount of $0 and $103,859, respectively)	775,000	2,068,016
Other current obligations	1,426,834	1,067,649
Derivative valuation	14,759,300	3,760,200
Total current liabilities	19,374,847	8,724,066
Long-term Liabilities
Long-term portion of notes payable (net of discount of $992,832 and $659,496, respectively)	6,187,984	6,349,445
Other long-term obligations	1,067,649	--
Total long-term liabilities	7,255,633	6,349,445
Total liabilities	26,630,480	15,073,511
Commitments and contingencies	--	--
STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value, 20,000,000 shares authorized; none issued	--	--
Common stock, $.05 par value, 180,000,000 shares authorized; 74,078,153 and 75,975,656 shares issued as of December 31, 2010 and December 31, 2011, respectively	3,703,908	3,798,783
Additional paid-in capital	92,867,561	96,859,058
Accumulated deficit	(112,492,311)	(111,187,865)
Total stockholders’ deficit	(15,920,842)	(10,530,024)

Total liabilities and stockholders’ deficit	$10,709,638	$4,543,487

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended Dec 31, 2010	For the Year Ended Dec 31, 2011

Net sales	$7,313,218	$8,446,082
Cost of sales	5,185,779	5,868,601
Gross profit	2,127,439	2,577,481

Operating expenses:
Administrative and general	4,139,717	6,172,794
Selling and marketing	254,002	1,277,629
Research and development	2,711,933	2,410,249
Impairment of assets	--	26,180
Depreciation and amortization	766,614	685,191
Total operating expenses	7,872,266	10,572,043
Total operating loss	(5,744,827)	(7,994,562)

Other income (expense):
Interest income	3,295	2,327
Interest expense	(11,354,858)	(1,000,072)
Gain (loss) on derivative valuation	(3,480,311)	11,724,400
Loss on sale of securities	(49,264)	--
Equity issuance costs related to warrants	(1,102,682)	(476,234)
Gain on debt restructuring	3,062,457	--
Loss on extinguishment of debt	--	(954,017)
Loss on sale of assets	--	(362)
Other income, net	2,073	2,966
Total other income (expense)	(12,919,290)	9,299,008

Income (loss) before income taxes	(18,664,117)	1,304,446
Provision for income taxes	--	--
Net income (loss)	$(18,664,117)	$1,304,446

Income (loss) per share basic	$(0.43)	$0.02
Income (loss) per share diluted	$(0.43)	$0.02

Weighted average shares basic	43,353,180	75,416,916
Weighted average shares diluted	43,353,180	78,098,166

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2011 AND 2010

			Additional	Retained
	Common Stock		Paid-in	Earnings	Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance, December 31, 2009	39,690,634	$1,984,532	$77,760,811	$(93,828,194)	$(14,082,851)

Common stock issued for cash	2,558,325	127,916	1,407,084	--	1,535,000

Common Stock Issued for Sr. Convertible note extension	3,000,000	150,000	3,140,000	--	3,290,000

Common stock issued for debt restructuring	800,000	40,000	760,000	--	800,000

Common stock issued for equity financing and bridge loan, net of costs	24,999,981	1,249,999	3,932,268	--	5,182,267

Common stock issued for services and prepaid services	458,974	22,949	414,553	--	437,502

Common stock issued on debt conversion	1,590,049	79,502	1,496,998	--	1,576,500

Common stock issued for interest	168,223	8,411	96,553	--	104,964

Common stock issued for purchase of software license	200,000	10,000	206,000	--	216,000

Common stock issued for settlement of Restricted Stock Units	35,000	1,750	(1,750)	--	--

Common stock issued for brokerage commissions	600,000	30,000	(30,000)	--	--

Common stock issued for unsecured convertible note extension	150,000	7,500	127,500	--	135,000

Equity issuances related to warrants	--	--	1,074,505	--	1,074,505

Termination of sr. convertible 6.25% note warrant	--	--	1,354,167	--	1,354,167

Common stock retirements for warrant exchanges	(177,500)	(8,874)	8,874	--	--

Issuance costs for unsecured convertible note	--	--	2,800	--	2,800

Common stock issued in exchange for IDI shares	4,467	223	3,800	--	4,023

Stock based compensation	--	--	1,113,398	--	1,113,398

Net loss	--	--	--	(18,664,117)	(18,664,117)

Balance, December 31, 2010	74,078,153	$3,703,908	$92,867,561	$(112,492,311)	$(15,920,842)

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2011 AND 2010 (Continued)

			Additional	Retained
	Common Stock		Paid-in	Earnings	Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance, December 31, 2010	74,078,153	$3,703,908	$92,867,561	$(112,492,311)	$(15,920,842)

Common stock issued on debt conversion, net of costs	1,307,153	65,357	1,230,790	--	1,296,147

Common stock issued for interest	135,369	6,768	74,453	--	81,221

Common stock issued for option exercises	55,098	2,755	15,549	--	18,304

Common stock issued for warrant exercises	372,272	18,614	241,386	--	260,000

Common stock issued in exchange for IDI shares	27,611	1,381	9,379	--	10,760

Equity issued for interest	--	--	157,400	--	157,400

Stock based compensation	--	--	2,262,540	--	2,262,540

Net Income	--	--	--	1,304,446	1,304,446

Balance, December 31, 2011	75,975,656	$3,798,783	$96,859,058	$(111,187,865)	$(10,530,024)

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year Ended Dec 31, 2010	For the Year Ended Dec 31, 2011
Cash flows from operating activities:
Net Income (loss)	$(18,664,117)	$1,304,446
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,572,934	1,483,868
Common stock issued for services	437,501	--
Common stock issued for interest	104,964	19,634
Common stock issued for note extensions	3,290,000	--
Non-cash interest upon conversion of convertible notes	864,115	--
Common stock issued for in process research and development	4,024	10,760
Accretion of discount on convertible notes payable	4,193,684	340,377
Capitalized interest on notes payable	1,491,162	--
Equity issuance costs related to warrants	1,102,682	--
Stock based compensation	1,113,398	2,262,540
Warrants issued for interest	--	157,400
Warrants issued for debt extinguishment costs	--	404,000
Loss on extinguishment of debt	--	954,017
Gain on debt restructuring	(3,062,457)	--
Loss (gain) on derivative liability valuation	3,480,311	(11,724,400)
Loss on sale of securities available for sale	49,264	--
Loss on sale of assets	--	362
Loss on impairment of assets	--	26,180
Allowance for doubtful accounts	(41,824)	10,149
Changes in assets
Decrease (increase) in accounts receivable	104,429	(124,997)
Decrease (increase) in inventories	53,235	(8,676)
Decrease (increase) in debt offering costs	447,525	(102,978)
Decrease in prepaid and other assets	101,541	205,498
Changes in liabilities
Decrease in accounts payable	(475,462)	(267,452)
Increase (decrease) in accrued expenses	(76,647)	13,823
Increase (decrease) in deferred revenues	47,708	(128,988)
Net cash used in operating activities	(3,862,030)	(5,164,437)

Cash flows from investing activities:
Purchase of equipment	(167,355)	(472,505)
Proceeds from the sale of auction rate preferred securities	225,000	--
Proceeds from sale of assets	--	1,183
Net cash provided (used) by investing activities	57,645	(471,322)

Cash flows from financing activities:
Proceeds from the exercise of options and warrants	--	18,304
Proceeds from equity financing	12,703,814	--
Payments on principal on debt	(7,843,289)	(1,526,834)
Equity issuance costs	--	(24,078)
Proceeds from equipment financing	1,535,000	700,000
Proceeds from notes payable	3,275,000	1,300,000
Net cash provided by financing activities	9,670,525	467,392

Net increase (decrease) in cash and cash equivalents	5,866,140	(5,168,367)
Cash and cash equivalents, beginning of period	263,492	6,129,632

Cash and cash equivalents, end of period	$6,129,632	$961,265

Supplemental disclosure of cash flow information:
Interest paid	$840,755	$357,246
Income taxes paid	$--	$--

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

Note 1 – Organization and Basis of Presentation

Broadcast International, Inc. (the Company) is the consolidated parent company of BI Acquisitions, Inc. (BI), a wholly-owned subsidiary, and Interact Devices, Inc. (IDI), a 94% owned subsidiary.

BI was incorporated in Utah in December 1999 and began operations in January 2000.  It is a communications services and technology company headquartered in Salt Lake City, Utah.  The Company operates two divisions – BI Networks and CodecSys.

On October 1, 2003, the Company (formerly known as Laser Corporation) acquired BI by issuing shares of its common stock representing 98% of the total equity ownership in exchange for all of the issued and outstanding BI common stock.  The transaction was accounted for as a reverse acquisition, or recapitalization of BI, with BI being treated as the accounting acquirer. Effective January 13, 2004, the company changed its name from Laser Corporation to Broadcast International, Inc.

On May 18, 2004, the Debtor-in-Possession’s Plan of Reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation and subsequent share acquisitions, for the years ended December 31, 2011 and 2010, the Company owned, on a fully diluted basis, approximately 55,897,169 and 55,482,997 common share equivalents of IDI, representing approximately 94% of the equity of IDI.

The audited consolidated financial statements herein include operations from January 1, 2010 to December 31, 2011. IDI produced losses from operations during the period; therefore, 100% of the results from operations have been included in the Company’s consolidated statements.

Note 2 - Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2011 and 2010, we had bank balances of $909,182 and $6,860,418, respectively in excess of amounts insured by the Federal Deposit Insurance Corporation. We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Accounts Receivable

Trade account receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of December 31, 2011, the United States Patent and Trademark Office had approved four patents.  Additionally, eleven foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward. For the year ended December 31, 2011 we recorded a $26,180 valuation impairment related to two patent applications for areas outside the United States.

Amortization expense recognized on all patents totaled $10,151 and $10,003 for the year ended December 31, 2011 and 2010, respectively.

Estimated amortization expense, if all patents were issued at the beginning of 2012, for each of the next five years is as follows:

Year ending December 31:
2012	$11,588
2013	11,343
2014	10,121
2015	10,121
2016	10,121

Long-Lived Assets

We review our long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations. After our review at December 31, 2011 it was determined that no adjustment was required.

Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by ASC Topic 740.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, and satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where we have entered into license agreements with a third parties to use our technology within their product offering, we recognize any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Research and development costs are expensed when incurred.  We expensed $2,410,249 and $2,711,933 of research and development costs for the years ended December 31, 2011 and 2010, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

A small number of customers account for a large percentage of our revenue.  For the year ended December 31, 2011 89% of our revenues were from our largest customer compared to 87% from this customer for the year ended December 31, 2010. Our largest customer signed a three year contact which we began servicing in the second half of 2009.

Any material reduction in revenues generated from this customer could harm our results of operations, financial condition and liquidity.  Our largest customer may not continue to purchase our services and may decrease its level of purchases. To the extent that our largest customer no longer uses our services, revenues will decline substantially, which would harm our business unless we can replace that customer with another similarly large customer.

Weighted Average Shares

Basic earnings per common share is computed by dividing net income or loss applicable to common shareholders by the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the period, using the treasury stock method and the average market price per share during the period, plus the effect of assuming conversion of the convertible debt. The computation of diluted earnings per share does not assume conversion or exercise of securities that would have an anti-dilutive effect on earnings.

The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2010 and 2011:

	For the Year Ended 2010		For the year Ended 2011
Numerator
Net income (loss)	$(18,631,117)	$	$1,304,446
Denominator
Basic weighted average shares outstanding	43,353,180		75,416,916
Effect of dilutive securities:
Stock options and warrants	--		131,250
Restricted stock units	--		2,550,000
Diluted weighted average shares outstanding	43,353,180		78,098,166

Net income (loss) per common share
Basic	$(0.43)	$	$0.02
Diluted	$(0.43)	$	$0.02

Potentially dilutive securities representing 24,597,134 shares of common stock were excluded from the computation of diluted earnings per common share for the year ended December 31, 2011, because their effect would have been anti-dilutive.

Options and warrants to purchase 20,442,170 shares of common stock and 950,000 restricted stock units were outstanding at December 31, 2010. As we experienced a net loss during the year ended December 31, 2010, no common stock equivalents have been included in the diluted earnings per common share calculation as the effect of such common stock equivalents would be anti-dilutive.

Advertising Expenses

We follow the policy of charging the costs of advertising to expense as incurred.  Advertising expense for the years ended December 31, 2011 and 2010 were $68,703 and $7,704, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This Update defers certain paragraphs of ASU 2011-05 so that reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. All other requirements of ASU 2011-05 are not affected. This Update is effective for fiscal years beginning after December 15, 2011 for public entities and for fiscal years ending after December 15, 2012 for private companies to be consistent with ASU 2011-05. The Company will not present reclassifications in and out of other comprehensive income in accordance with this Update in 2012.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities. This Update is applicable to all entities that have financial instruments and derivative instruments that are either 1) offset in accordance with current guidance or 2) subject to an enforceable master netting arrangement.  The Update requires an entity with these types of instruments to disclose information about offsetting and related arrangements. Both net and gross information for these assets and liabilities is required to be disclosed. This Update is effective for fiscal years beginning on or after January 1, 2013. The Company doesn’t expect this Update to impact the Company’s financials since it does not currently have any financial instruments or derivative instruments that are offset.

In September 2011, the FASB issued ASU 2011-08, Intangibles - Goodwill and Other  (Topic 350)- Testing Goodwill for Impairment. The objective of this Update is to simplify how entities test goodwill for impairment. This Update now allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step process of (1) comparing the fair value of the reporting unit to its carrying value and (2) test to measure the amount of the impairment loss if the fair value is less than the carrying value.  The more likely than not threshold is defined as having a likelihood of more than 50%.  The option to first assess qualitative factors can be bypassed and an entity can proceed directly to performing the first step of the two-step goodwill impairment test. Some examples of circumstances to consider are 1) macroeconomic conditions, 2) industry and market conditions, 3) cost factors that have a negative impact on earnings, 4) overall financial performance such as negative or declining cash flows 5) other relevant entity specific events and 6) sustained decrease in stock price. The Update is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011 if the financial statements have not been issued.  The Company will evaluate whether or not it will utilize the qualitative assessment option prior to performing the first goodwill impairment test in 2012 and will also determine if it wants to adopt the Update early and utilize the option for its goodwill impairment test, typically done during the 4th quarter.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income. This Update eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity in order to increase the prominence of other comprehensive income items and to facilitate convergence with IFRS. The Update requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements (a statement of income and statement of other comprehensive income).  Additionally, adjustments for items reclassified from other comprehensive income to net income must be presented on the face of the financial statements.  This Update should be applied retrospectively. For public entities, the Update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the Update is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. This will impact how items for Other Comprehensive Income are presented and the Company will plan on following the guidance in the Update as of January 1, 2012.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in US GAAP and IFRSs. The Amendments in this Update will improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with US GAAP and IFRSs.  The Boards of both organizations worked together to ensure fair value has the same meaning and the measurement and disclosures would be the same other than minor differences in wording. The Amendments explain how to measure fair value and do not require any additional fair value measurements. A couple of the more significant changes are 1) Clarification that quantitative information about unobservable inputs categorized as Level 3 should be disclosed, 2) Specifies that premiums and discounts should be applied in the absence of Level 1 input if market participants would do so, but that premiums or discounts related to size/quantity should not be considered, 3) Additional disclosure requirements for fair value measurements categorized as Level 3, an entity’s us of a nonfinancial asset in a way that differs from the asset’s highest and best use and the categorization by level for items not measured at fair value in the statement of financial position, but for which fair value disclosure is required. The amendments in this Update are to be applied prospectively. The Update is effective during interim and annual periods beginning after December 15, 2011.  The Company doesn’t expect this guidance to have a significant impact on its financials since the amount of items disclosed at fair value is minimal, but will ensure the guidance is followed for items disclosed at fair value.

These Updates were issued in 2010 or 2009, but became or will become effective on or after January 1, 2011 so they are included below.  Note: Only significant ones that may impact the Company are included.

In April 2010, the FASB issued ASU No 2010-17, Revenue Recognition – Milestone Method (Topic 605) – Milestone Method of Revenue Recognition. The amendment in this Update affect vendors that provide research or development deliverables in an arrangement in which one or more payments are contingent upon achieving uncertain future events or circumstances. Previous to this Update, authoritative guidance on the use of the milestone method did not previously exist. This Update provides guidance on defining a milestone under Topic 605 and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive such as being (1) Be commensurate with either of the following: a. The vendor’s performance to achieve the milestone or b. The enhancement of the value of the item delivered as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone (2) Relate solely to past performance and (3) Be reasonable relative to all deliverables and payment terms in the arrangement. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and non-substantive milestones that should be evaluated individually. Other proportional revenue recognition methods are also acceptable. The amendments in this Update are effective prospectively for fiscal years, and interim periods within those fiscal years, beginning on or after June 15, 2010.  Early adoption is permitted. This guidance didn’t have a significant impact on its financials since it doesn’t have any research or development deliverable arrangements.

In October 2009, the FASB issued Accounting Standard Update No 2009-14, Software (Topic 985) – Certain Revenue Arrangement that Include Software Elements. This Update affects vendors that sell or lease tangible products in an arrangement that contains software that is more than incidental to the tangible product as a whole.  This Update does not provide guidance on when revenue should be recognized; however, it is likely that vendors affected by this Update will recognize revenue earlier than current practice because of the different revenue guidance, including the ASU 2009-13.  This Update does not affect software revenue arrangements that do not include tangible products and does not affect arrangements with software that includes services if the software is essential to the functionality of the services.  The Update indicates that tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are no longer with in the scope of the software revenue recognition guidance (subtopic 985-605).  The Update provides guidance on how to determine which software, if any, relating to the tangible product should be excluded from the scope of software revenue recognition.  This Update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 (January 1, 2011).  The Company has adopted this guidance but it is not expected to have a material impact in periods subsequent to adoption, but will evaluate if there are new arrangements entered into that might be impacted.

In October 2009, the FASB issued Accounting Standard Update No 2009-13, Revenue Recognition (Topic 650) – Multiple-Deliverable Revenue Arrangements a Consensus of the FASB EITF.  This Update provides amendments to the criteria in Subtopic 605-25 for separating consideration in multiple-deliverable arrangements.  When there are multiple deliverables, this Update indicates a Company should estimate the selling price of each of the deliverables if there is no vendor specific-objective evidence or third party evidence available.  Previous to this Update (current practice), if there was no specific-objective or third party evidence, then the deliverable was not separated.  The update provides examples regarding how to estimate the selling price.  The Update also expands the disclosures related to a vendor’s multiple-deliverable revenue arrangements.  A Vendor will be required to disclose the following information by similar type of arrangement: 1) a description of multiple-deliverable arrangements 2) significant deliverables within the arrangement 3) general timing of their delivery or performance of deliverables 4) significant factors and estimates used to determine vendor-specific evidence, third-party evidence or estimated selling price and significant changes in the selling price or the methodology or assumptions used to estimate the selling price and 5) general timing of revenue recognition for separate units of accounting.   This Update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 (January 1, 2011).  The Company has adopted this guidance but it is not expected to have a material impact in periods subsequent to adoption.

The Company noted that there are several significant exposure drafts that may impact the company if they are codified.  We have also considered any changes in our business that might make any existing pronouncements applicable.  Based upon our review of any potential changes, there is no additional disclosure that has not been previously considered.

Note 3 – Accounts Receivable

Included in our $1,239,903 and $1,125,055 net accounts receivable for the years ending December 2011 and 2010, respectively, were (i) $1,269,579 and $1,031,796 for billed trade receivables, respectively; (ii) $23,814 and $143,542 of unbilled trade receivables, respectively; (iii) $0 and $207 for employee travel advances and other receivables, respectively; less (iv) $53,490 and $50,490 for allowance for uncollectible accounts, respectively.

Included in the numbers above is our single largest customer for each year ended December 31, 2011 and, 2010, which provided 89% and 87% of total revenue and represented 79% and 88% of our trade receivables on December 31, 2011 and 2010, respectively. Our largest customer signed a three-year agreement which we began servicing in the second half of 2009.  Any material reduction in revenues generated from our largest customer could harm our results of operations, financial condition and liquidity.

Note 4 – Equity Financing and the Debt Restructuring

On December 24, 2010, we closed on an equity financing (the “Equity Financing”) as well as a restructuring of our outstanding convertible indebtedness (the “Debt Restructuring”).  The Equity Financing and the Debt Restructuring are described as follows.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The units consisted of two shares of our common stock and one warrant to purchase a share of our common stock.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the Equity Financing and the simultaneous Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file, and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the warrants.  The registration statement was declared effective June 16, 2011 satisfying the obligation contained in the Subscription Agreements.

On December 24, 2010, we also closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents was issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bears interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of $350,434 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions were not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

During the year ended December 31, 2011, we issued Castlerigg 400,000 warrants pursuant to a waiver agreement dated March 10, 2011 allowing the issuance of shares and warrants for the conversion of the AR Note Payable without adjusting the conversion price of the Amended and Restated Senior 6.25% Convertible Note.  These warrants contain full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. The warrant holder exercised these warrants using a cashless provision resulting in the company issuing 372,272 shares of our common stock. A valuation gain of $144,000 was recorded to reflect the change in value of the aggregate derivative from the time of issue to the date of conversion.

In connection with the Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. We also issued 150,000 shares and a five year warrant to acquire up to 75,000 shares of common stock at an exercise price of $90 per share to the holder of this note as consideration to extend the term of the note.

Investor warrants totaling 12,499,980 issued under the Placement Agency Agreement contain price protection adjustments in the event we issue new common stock or common stock equivalents in certain transactions at a price less than $1.00 per share and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model.

We recorded an aggregate derivative liability of $2,785,000 and $10,750,000 as of December 31, 2011 and 2010, respectively, related to the warrants mentioned above. A derivative valuation gain of $7,875,000 and $2,250,000, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2010 and December 31, 2009, respectively.  The aggregate derivative liability of $2,875,000 was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.60%, (ii) expected life (in years) of 4; (iii) expected volatility of 77.97%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.54.

Note 5 – Notes Payable

The recorded value of our notes payable (net of debt discount) for the years ending December 31, 2011 and 2010 was as follows:

	December 31, 2010	December 31, 2011

Amended and Restated Senior 6.25% Convertible Note	$6,180,816	$6,180,816
Unsecured Convertible Note	7,168	340,504
Pledged A/R Note Payable	775,000	--
Bridge Loan Note Payable	--	1,196,141
Equipment Purchase and Sale Agreement	--	700,000
Total	6,962,984	8,417,461
Less Current Portion	(775,000)	(2,068,016)
Total Long-term	$6,187,984	$6,349,445

Senior Unsecured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000 (which principal amount has been increased as discussed below).The senior secured convertible note was originally due December 21, 2010, but was extened to December 21, 2013 and has been subsequently retired. See Subsequent Events Footnote 15.  Because of this financing condition, the note may revert back to December 21, 2010. The senior secured convertible note bears interest at 6.25% per annum (which rate has been changed as discussed below) if paid in cash.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commenced in April 2009.  Interest payments may be made through issuance of common stock in certain circumstances or may be capitalized and added to the principal.  The original principal of the note was convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements. In August 2009 we received a waiver from the note holder releasing their security interest for the equipment purchased under our sale lease back financing.

In connection with the 2007 financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finders fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and is being amortized over the term of the note.

From March 26, 2010 through October 29, 2010, we entered into a series of amendments to the senior secured convertible note.  Each of these amendments is described below.

On March 26, 2010, we entered into an amendment and extension agreement with the holder of the senior secured convertible note.  The agreement conditionally amended the maturity date of the note to December 21, 2011.  If we are unsuccessful in raising at least $6.0 million in equity financing before September 30, 2010, the maturity date of the note will automatically be restored to its original date of December 21, 2010.  In consideration of entering into the agreement, the note holder was issued 1,000,000 shares of our restricted common stock valued at $990,000.  In addition, we agreed to the inclusion of three additional terms and conditions in the note: (i) from and after the additional funding, we will be required to maintain a cash balance of at least $1,250,000 and provide monthly certifications of the cash balance to the note holder; (ii) we will not make principal payments on our outstanding $1.0 million unsecured convertible note without the written consent of the holder of the senior secured convertible note; and (iii) we will grant board observation rights to the note holder.  Given these additional terms, unless the senior secured convertible note holder provides consent, of which there can be no assurance, we will be precluded from repaying the $1.0 million unsecured convertible note when it becomes due on December 22, 2010.

On July 30, 2010, we entered into a further amendment agreement with the holder of the senior secured convertible note regarding the note and warrant reset provisions.  The July 30, 2010 amendment conditionally amended the maturity date of the note to June 21, 2012.  If we are unsuccessful in raising the $6.0 million in equity financing referenced above, the maturity date of the note will automatically be restored to its original date of December 21, 2010.  The holder of the note agreed to a conversion price of the note of $1.80 per share instead of the price at which we sell equity between now and September 30, 2010 and reduced the required cash balance referenced in the March 26, 2010 amendment above from $1,250,000 to $950,000.  In addition, the number of warrants originally granted to the holder pursuant to the 2007 financing increased from 1,875,000 to 5,208,333 and were exercisable at $1.80 per share instead of $5.00 per share.  The warrants continued to be exercisable any time for the five years from the original date of grant.  In consideration of entering into the July 30, 2010 amendment the note holder was issued 2,000,000 shares of common stock and would be issued an additional 800,000 shares of our common stock contingent upon completion of the required equity raise.

On September 27, 2010, we entered into a further amendment agreement with the holder of the senior secured convertible note regarding the note.  Pursuant to this amendment, the due date for the required equity financing was extended to October 31, 2010.

On October 29, 2010, we entered into a fourth amendment agreement with the holder of the senior secured convertible note regarding the note and warrant provisions.  The fourth amendment (i) increased the amount of the required equity raise to $8.0 million, approximately $2.5 million of which had been raised or committed by investors at the time of the amendment; (ii) extended the time in which we can complete the equity financing to December 3, 2010; (iii) deleted the provision of the senior secured convertible note that granted the Company the option to redeem the note prior to its maturity date; (iv) changed the conversion price of the note upon successful completion of the required capital raise to an amount equal to 150% of the lowest price at which Company common stock is sold during calendar year 2010; (v) changed the exercised price of the warrants to an amount equal to 150% of the lowest price at which Company common stock is sold during calendar year 2010; (vi) provides that if we are successful in completing the required capital raise the number of warrants will be increased as currently provided in the 6.25% senior secured convertible promissory note; and (vii) extended the expiration date of the warrants to December 31, 2013.

If the additional funding was not completed by December 3, 2010, certain provisions of the prior amendments became void in that the maturity date will revert back to December 21, 2010, the conversion price became the lowest price at which equity securities had been sold, the exercise price became the lowest price at which equity securities have been sold, the number of warrants then outstanding would be determined by the original purchase documents, and the Company would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On December 24, 2010, we closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents was issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest. The Debt Restructuring was considered a troubled-debt restructuring and a gain on debt restructuring of $3,062,457 was recorded during the year ended December 31, 2010, which was the difference between the adjusted carrying value of the original note and the carrying value of the Amended and Restated Note.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bears interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions were not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

We recorded an aggregate derivative liability of $285,200 and $2,607,400 at December 31, 2011 and 2010, respectively, related to the conversion features of the Amended and Restated Note and the conversion feature and warrants related to the Original Note.  A derivative valuation gain of $2,322,200 and a derivative valuation loss of $1,240,711 was recorded during the years ended December 31, 2011 and 2010, respectively, to reflect the change in value of the aggregate derivative. For the year ended December 31, 2010 the value of the warrants of the Original Note at time of cancellation was $1,354,167 was recorded to additional paid in capital. The aggregate derivative liability of $285,200 for the Amended and Restated Note conversion feature was calculated at December 31, 2011 using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate of 0.25%, (ii) expected life (in years) of 2.0 for the; (iii) expected volatility of 66.80% for the conversion feature, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.54.

For the year ended December 31, 2010 debt discounts were accreted over the term of the obligation, for which $4,078,631 was included in interest expense.  The note bears a 6.25% annual interest rate payable quarterly.  For the year ended December 31, 2010, $1,465,543 ($1,491,162 offset by $25,619 note interest accrued in 2009) was included in interest expense for capitalized interest. The amount of capitalized interest was added to the principal of the note and was computed at an annual interest rate of 9%.

The $6,180,816 value of the Amended and Restated Note at December 31, 2011 consists of $5,500,000 for the principal due of the note plus $680,816 for aggregate future interest due of which $171,875 is payable in 2012 and has been included in current debt obligations.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share subject to full-ratchet anti-dilution price protection provisions ; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants. We entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008. During the year ended December 31, 2008, the convertible note holder exercised 64,400 A Warrants. On December 3, 2008, the remaining 231,600 A Warrants and 750,000 B Warrants were unexercised and expired.

On December 23, 2009 we entered into an amendment with the holder of our unsecured convertible note in the principal amount of $1.0 million which (i) extended the note maturity date to December 22, 2010 and (ii) increased the annual rate of interest from 5% to 8% commencing October 16, 2009. All other terms and conditions of the note remain unchanged.

On December 24, 2010 we closed on a Debt Restructuring as mentioned above, In connection with that Debt Restructuring the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

During March 2011, we issued 135,369 shares of common stock to the holder of our unsecured convertible note in satisfaction of $81,221 of accrued interest on the unsecured convertible note.  Also in connection with the satisfaction of the accrued interest we granted to the holder a warrant to acquire up to 221,758 additional shares of our common stock at an exercise price of $0.96 per share.  The warrant is exercisable at any time for a five-year period. For the year ended December 31, 2011, the $157,400 value of the warrant was included in interest expense.

We recorded an aggregate derivative liability of $300,000 and $1,401,900 as of December 31, 2011 and 2010, respectively, related to the conversion feature of the note. A derivative valuation gain of $1,101,900 and a derivative valuation loss of $336,900, respectively, was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2010 and December 31, 2009, respectively.  The aggregate derivative liability of $300,000 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate .025%, (ii) expected life (in years) of 2; (iii) expected volatility of 67.11%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.54.

In connection with the amendment mentioned above, the principal value of the note is being accreted due to the difference in the value of the conversion feature before and after the amendment. The principal value of $1,000,000 of the unsecured convertible note was accreted over the amended term of the obligation, for which $340,504 and $7,168 was included in interest expense for the years ended December 31, 2011 and 2010, respectively.  The note bears an 8% annual interest rate payable semi-annually, and for the years December 31, 2011 and 2010, $80,000 and $159,666, respectively, was included in interest expense.

Accounts Receivable Purchase Agreements

During the year ended December 31, 2010 we entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $775,000. In these agreements, we pledged certain outstanding accounts receivable in exchange for advanced payment and a commitment to remit to the purchaser the amount advanced upon collection from our customer. Terms of the first agreement under which we were advanced $175,000 include a 3% discount with a 3% interest fee for every 30 days the advances remain outstanding. Terms of the second agreement under which we were advanced $500,000 include a 10% discount with a 0.5% interest fee for every 30 days the advances remain outstanding.

During the year ended December 31, 2011 we remitted $100,000 of the principal balance plus accrued interest of $8,360 and converted the remaining $675,000 of principal balance plus $109,292 of accrued and unpaid interest into 1,307,153 shares of our common stock and warrants to purchase an additional 653,576 shares of our common stock. The warrants contain anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than $1.00 per share.

At December 31, 2011 we recorded an aggregate derivative liability of $156,300 related to the warrant reset provision. A derivative valuation gain of $293,800 was recorded to reflect the change in value of the aggregate derivative liability from the time the warrants were issued.  The aggregate derivative liability of $156,300 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.60%, (ii) expected life (in years) of 4.2; (iii) expected volatility of 77.33%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.54.

Bridge Loan

On December 28, 2011 we entered into a Note and Warrant Purchase and Security Agreement with seven individuals for an aggregate of $1,300,000 (“Bridge Loan”)to be used as working capital. The note bears an annual interest rate of 18%, payable monthly in cash. Additionally, we granted to the holders of the Bridge Loan warrants with a five year term to purchase an aggregate of 357,500 shares of our common stock at an exercise price of $0.65 per share which expires five years after the issuance date. The note was due on February 28, 2012, and has been extended.  See Subsequent Events Footnote 15.  The note is collateralized by a security interest in all of our accounts receivable

In connection with the Bridge Loan, we paid an $84,500 placement fee and issued warrants to purchase 65,000 shares of our common stock at an exercise price of $.65 per share to our investment banker for services in completing the above transaction and paid a $3,000 escrow fee to the Escrow Agent in exchange for holding the funds prior to their disbursement to us.

All warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued on the transaction date using a Black Scholes pricing model.

At December 31, 2011 we recorded an aggregate derivative liability of $143,700 related to the warrant reset provision. A derivative valuation loss of $12,500 was recorded to reflect the change in value of the aggregate derivative liability from the time the warrants were issued.  The aggregate derivative liability of $143,700 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.90%, (ii) expected life (in years) of 5; (iii) expected volatility of 84.03%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.54.

Equipment Purchase and Sale Agreement

In October 2011, we entered into an Equipment Purchase and Sale Agreement with a Utah corporation whereby we use the funds advanced to purchase certain electronic receiving and digital signage equipment along with installation costs.  A 3% fee is due each month the amount remains outstanding.  At December 31, 2011 we had an outstanding amount owed of $700,000 and had accrued two months of fees totaling $42,000 which was included as interest expense for the year ended December 31, 2011.

Unsecured 3% Convertible Notes

During the year ended December 31, 2010, we entered into four convertible notes with three individuals and one corporation totaling $925,000. We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes. The unsecured 3% convertible notes bore an interest rate of 3% per annum paid in cash and was due on December 31, 2012. The principal of the notes was convertible into shares of our common stock at a conversion price of $1.00 per share or at the price per share of the equity sold before September 30, 2010, and were convertible any time during the term of the notes at the option of the holders or the Company.

During the year December 31, 2010, $900,000 of the principal balance plus $8,925 of accrued interest was converted into 908,925 shares of our common stock. The remaining $25,000 principal balance was returned, at the individual’s request, and the transaction was voided.

In connection with the financing, the unsecured 3% convertible note holders received warrants to acquire 900,000 shares of our common stock exercisable at $1.50 per share. The warrants were exercisable any time for a three-year period beginning on the date of grant. The warrants and the embedded conversion feature and prepayment provision of the unsecured 3% convertible notes were accounted for as derivatives.

The principal value of $900,000 of the unsecured 3% convertible notes were accreted over the term of the obligations, until they were converted, for which $107,885 was included in interest expense. The notes bore a 3% annual interest rate, and $8,925 was included in interest expense.

The unsecured 3% convertible note holders subsequently were allowed a one-time opportunity to convert their note values into common stock at a conversion price of $.60 per share and receive one warrant for every two shares of stock with an exercise price of $1.00 per share or accept the original conversion. All holders selected the new conversion offer. As a result we issued an additional 605,949 shares of common stock to the note holders. Additionally we canceled the previously issued 900,000 warrants and issued 757,437 warrants with an exercise price of $1.00 per share.

The unsecured 3% convertible notes contained price protection adjustments in the event we issued new common stock in certain transactions at a price less than $1.00 per share and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. We recorded no aggregate derivative liability at December 31, 2010 related to these notes and valuation loss of $345,500 for the year ended December 31, 2010 to reflect the change in value of the aggregate derivative prior to conversion into equity.

Auction Rate Preferred Securities Secured Note

In January 5, 2009, we received a $1,400,000 loan from the brokerage company that sold us our Auction Rate Preferred Securities (“ARPS”). This loan was subject to the terms and conditions contained in a promissory note and securities agreement with the brokerage company dated December 11, 2008. The loan was secured by the ARPS held by the Company in an account at the brokerage company, and bore an interest rate equal to the federal funds rate (as quoted by Bloomberg) plus 1.75%. Interest accrued monthly and was payable on the fifth business day of every month. The principal and any accrued interest were immediately due upon demand by the lender. During the year ended December 31, 2009, we redeemed $2,350,000 (par value) of our ARPS and paid $1,237,500 of the principal balance of our ARPS note. During the year ended December 31, 2010, we redeemed the remaining ARPS balance of $300,000 (par value) and recognized a $49,264 loss on sale of available for sale securities and paid the remaining $162,500 balance of the ARPS secured note.

AFCO Note Payable

On November 6, 2009, we entered into a Commercial Premium Finance Promissory Note with AFCO Credit Corporation. The beginning principal of the note was $36,547 and is payable in 11 monthly installments beginning Jan 1, 2010 and bears a 7.8% annual interest rate. During the year ended December 31, 2010 the note was paid in full and retired. For the year ended December 31, 2010 we recorded $1,372 in interest expense.

Senior Secured 6% Convertible Notes

On May 16, 2005, we consummated a private placement of $3,000,000 principal amount of 6% senior secured convertible notes and related securities, including common stock warrants and additional investment rights, to four institutional funds.  The senior secured convertible notes were originally due May 16, 2008 and were originally convertible into 1,200,000 shares of our common stock at a conversion price of $2.50 per share.  On March 16, 2006, we entered into a waiver and amendment agreement, which adjusted the conversion rate to $1.50 per share.  The warrants and the embedded conversion feature of the senior secured convertible notes have been accounted for as derivatives. As of December 31, 2008, the entire $3,000,000 principal balance had been converted into 1,200,000 shares of our common stock. As of December 31, 2008, 1,167,298 of the original 1,200,000 warrants had been exercised leaving 32,702 which remained unexercised and expired on May 15, 2010.

As of December 31, 2010, we recorded no aggregate derivative liability and a derivative valuation gain of $4,600 to reflect the change in value of the aggregate derivative liability associated with the expiration of 32,702 warrants on May 16, 2010.

Unsecured Short Term Notes

During the year ended December 31, 2010, we entered into five short-term notes with two individuals and three corporations totaling $700,000 of which $650,000 has been repaid to the note holders, and $50,000 (plus $1,150 of earned interest) was converted into 51,150 shares of our common stock. We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes. The notes with the two individuals were dated June 7, 2010, each in the principal amount of $50,000 and due on July 31, 2010 with an annual interest rate of 12%. During the year ended December 31, 2010, one of these notes was paid in full and the other was converted into shares of our common stock mentioned above.

One of the notes with one of the corporations was dated June 29, 2010 in the principal amount of $100,000, with an annual interest rate of 12%, and was originally due on July 31, 2010.  The due date, however, was extended to December 31, 2010 and was paid in full at December 31, 2010.  Another obligation resulting from payment due on a commission agreement of $50,000, with an annual interest rate of 1% per month was paid in full during the year ended December 31, 2010. On July 1, 2010, we entered into a revolving line of credit promissory note with a company with a maximum line of credit of $500,000 to finance the purchase of equipment to be placed at customer locations. Payment on this note was due the earlier of December 31, 2010 or receipt of payment from our customer for the financed equipment. During the year ended December 31, 2010, we borrowed $500,000 on the line of credit note and repaid the balance in full. For the year December 31, 2010, an aggregate of $39,908, net of $1,150 converted into equity above, was included in interest expense related to these obligations.

Note 6 – Investment in Interact Devices, Inc (IDI)

We began investing in and advancing monies to IDI in 2001.  IDI was developing technology which became CodecSys.

On October 23, 2003, IDI filed for Chapter 11 Federal Bankruptcy protection. We desired that the underlying patent process proceed and that the development of CodecSys technology continue. Therefore, we participated in IDI’s plan of reorganization, whereby we would satisfy the debts of the creditors and obtained certain licensing rights.  On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI approximately 111,800 shares of our common stock,  and paid cash of approximately $312,768 in exchange for approximately 50,127,218 shares of the common stock of IDI, which increased our aggregate common share equivalents in IDI to approximately 51,426,719 shares.

Since May 18, 2004, we have acquired an aggregate of 4,470,450 additional common share equivalents IDI. During the years ended December 31, 2011 and 2010, we acquired 414,172 and 67,000 IDI common share equivalents in exchange for 27,611 and 4,467 shares of our common stock valued at $10,760 and $4,024, respectively. As of December 31, 2011, we owned approximately 55,897,169 IDI common share equivalents, representing approximately 94% of the total outstanding IDI share equivalents

Since May 18, 2004, we have advanced additional cash to IDI for the payment of operating expenses, which continues development and marketing of the CodecSys technology. As of December 31, 2011 and 2010, we have advanced an aggregate amount of $3,126,772 and $2,847,430 respectively, pursuant to a promissory note that is secured by assets and technology of IDI.

Note 7 – Operating Leases

Our executive offices are located at 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047.  We occupy the space at the executive offices under a 39-month lease, the term of which ends January 31, 2015.  The lease covers approximately 13,880 square feet of office space leased at a rate of $23,049 per month.  We occupy a production studio located at 6952 South 185 West, Unit C, Salt Lake City, Utah 84047, which consists of approximately 7,500 square feet on a month to month basis, at the rate of $7,000 per month plus utilities. We have no other properties.  We recognized rent expense of approximately $463,694 and $459,283, in 2011 and 2010, respectively.

We also lease copy machines on multi-year leases that expire in March 2014 at a minimum rate of $655 per month.

Future minimum payments under non-cancelable operating leases at December 31, 2011 are as follow:

2012	$284,447
2013	284,447
2014	278,552
2015	23,049
$870,495

Note 8 – Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2010 and 2011:

	2010	2011

Deferred tax assets
NOL carry-forward	$19,540,852	$23,862,500
General business credit carry-forwards	1,045,243	1,147,000
Deferred compensation	79,594	83,500
Allowance for doubtful accounts	19,691	21,000
Deferred tax liabilities
Depreciation	(413,391)	(173,000)

Valuation allowance	(20,271,989)	(24,941,000)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2010 and 2011 due to the following:

	2010	2011

Federal income tax (expense) benefit at statutory rates	$524,317	$1,902,500
State income tax (expense) benefit at statutory rates	27,595	280,000
Change in valuation allowance	(551,912)	(2,182,500)
	$-	$-

At December 31, 2011, the Company had net operating loss carry-forwards of approximately $61,200,000 that may be offset against future taxable income from the year 2012 through 2031.  No tax benefit has been reported in the December 31, 2010 and 2011 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

Note 9 – Preferred and Common Stock

We have authorized two classes of stock, 20,000,000 shares of preferred stock with no par value and 180,000,000 shares of common stock with a $0.05 par value. No preferred stock has been issued, while 75,975,656 shares of common stock were issued and outstanding at December 31, 2011. Holders of shares of common stock are entitled to receive dividends if and when declared and are entitled to one vote for each share on all matters submitted to a vote of the shareholders.

During the year ended December 31, 2011, we issued 1,897,503 shares of our common stock as follows: (i) 1,307,153 for debt to equity conversions, (ii) 372,272 for warrant exercises, (iii) 135,369 for interest instead of cash, (iv) 55,098 for employee option exercises, (v) 27,611 shares for conversion of IDI share equivalents.

During the year ended December 31, 2010, we issued 34,387,519 (net) shares of our common stock as follows: (i) 27,558,306 for equity funding, (ii) 3,150,000 for convertible note extensions, (iii) 1,590,049 for debt to equity conversions, (iv) 600,000 commissions on equity funding, (v) 800,000 debt restructuring (vi) 458,974 shares to consultants (vii) 35,000 shares for restricted stock unit settlements, (viii) 200,000 shares for purchase of a software license, (ix) 168,233 for interest instead of cash, (x) 4,467 shares for conversion of IDI share equivalents, (xi) less 177,500 shares cancelled and converted to warrants.

Note 10 – Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Stock Incentive Plans

Under the Broadcast International, Inc. 2004 Long-term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon anniversary date of the grant.  Should an employee terminate before the vesting period is completed, the unvested portion of each grant is forfeited. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The number of unissued stock options authorized under the 2004 Plan at December 31, 2011 was 2,130,420.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 1,165,000 at December 31, 2011.

Stock Options

We estimate the fair value of stock option awards granted beginning January 1, 2006 using the Black-Scholes option-pricing model. We then amortize the fair value of awards expected to vest on a straight-line basis over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and expected option term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. The expected option term is derived from an analysis of historical experience of similar awards combined with expected future exercise patterns based on several factors including the strike price in relation to the current and expected stock price, the minimum vest period and the remaining contractual period.

The fair values for the options granted in 2011 and 2010 were estimated at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2011	2010
Risk free interest rate	1.91%	3.14%
Expected life (in years)	6.2	7.5
Expected volatility	80.89%	80.71%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of options granted during the years ended December 31, 2011 and 2010, was $0.61 and $0.80, respectively.

Warrants

We estimate the fair value of issued warrants on the date of issuance as determined using a Black-Scholes pricing model. We amortize the fair value of issued warrants using a vesting schedule based on the terms and conditions of each associated underling contract, as earned. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and warrant expected exercise term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the warrant was issued with a maturity equal to the expected term of the warrant.

The fair values for the warrants granted in 2011 and 2010 were estimated at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2011	2010
Risk free interest rate	2.07%	1.34%
Expected life (in years)	5.0	2.89
Expected volatility	85.37%	88.65%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of warrants granted during the years ended December 31, 2011 and 2010, was $0.67 and $0.53, respectively.

For the year ended December 31, 2011 we recognized $2,262,540 of stock based compensation expense with $219,154 and $1,919,386 recorded in our research and development and general and administrative departments, respectively, for) $1,544,000 for 1,400,000 restricted stock units issued to all 5 members of the board of directors, (ii) $124,000 for 200,000 restricted stock units issued to one employee, (iii) $364,000 for 600,000 options issued to one individual and one corporation for consulting services, (iv) $96,489 for 909,200 options granted to 43 employees, (v) $15,000 for 50,000 options granted to one member of our advisory board, (vi) $4,263 for 8,700 options granted to 15 of our non-employee installation technicians and (vi) $114,788 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2011.  Additionally, we issued (i) 221,758 warrants to our unsecured convertible note holder, (ii) 653,576 warrants related to our accounts receivable purchase agreements, (iii) 422,500 related to our Bridge Loan. See Note 5. There were 400,000 warrants exercised in the year ending December 31, 2011.

For the year ended December 31, 2010 we recognized $1,113,398 of stock based compensation expense with $351,263 and $762,135 recorded in our research and development and general and administrative departments, respectively, for (i) $80,000 for 100,000 options granted to one member of the board of directors, (ii) $93,000 for 150,000 warrants issued to three new members of our advisory board, (iii) $113,576 for 460,000 warrants issued to five individuals and two corporations for consulting services, (iv) $732,822 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2010 and (v) $94,000 for 100,000 restricted stock units issued to a member of the board of directors. Additionally, we issued (i) 278,824 warrants to a former member of the board of directors in exchange for the return and cancellation of 177,500 shares of our common stock, (ii) 12,499,980 warrants to investors in our Equity Financing, (iii) 4,374,297 warrants to other equity investors and (iii) 3,333,333 warrants with the July 2010 amendment to our 6.25% senior secured convertible note. There were no warrants exercised in the year ending December 31, 2010.

The following table summarizes option and warrant activity during the years ended December 31, 2011 and 2010.

	Options and Warrants Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2009	13,167,337	$2.20
Options granted	100,000	1.05
Warrants issued	21,096,434	1.18
Expired	(6,322,527)	1.80
Forfeited	(7,589,074)	2.51
Exercised	-	-

Outstanding at December 31, 2010	20,442,170	1.13
Options granted	1,567,900	0.91
Warrants issued	1,697,834	0.68
Expired	(302,054)	18.67
Forfeited	(2,510,201)	0.08
Exercised	(455,098)	-

Outstanding at December 31, 2011	20,440,551	$1.10

The following table summarizes information about stock options and warrants outstanding at December 31, 2011.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price
$0.55-0.95	2,244,616	5.19	$0.83	1,582,116	$0.79
1.00-5.00	18,195,135	4.02	1.13	17,871,823	1.13
9.50	800	0.42	9.50	800	9.50
$0.55-9.50	20,440,551	4.15	$1.10	19,454,739	$1.10

There were 55,098 options exercised in the year ended December 31, 2011 and no options exercised in the year ended December 31, 2010. There was no intrinsic value of options and warrants available and exercisable at December 31, 2011.

Restricted Stock Units

For the years ended December 31, 2011 and 2010, 1,600,000 and 100,000 restricted stock units were awarded, respectively. The cost of restricted stock units is determined using the fair value of our common stock on the date of the grant and compensation expense is recognized in accordance with the vesting schedule.  All of the restricted stock units vested during the year they were awarded.

The following is a summary of restricted stock unit activity for the years ended December 31, 2011 and 2010:

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2009	885,000	$1.69
Awarded at fair value	100,000	0.94
Canceled/Forfeited	--	--
Settled by issuance of stock	(35,000)	1.70
Outstanding at December 31, 2010	950,000	1.61
Awarded at fair value	1,600,000	1.04
Canceled/Forfeited	--	--
Settled by issuance of stock	--	--
Outstanding at December 31, 2011	2,550,000	$1.25
Vested at December 31, 2011	2,550,000	$1.25

Included in stock based compensation for the year ended December 31, 2011, was $1,668,000 as follows; (i) $1,544,000 for 1,400,000 restricted stock units issued to all 5 members of the board of directors, (ii) $124,000 for 200,000 restricted stock units issued to one employee, all of which were recorded in general and administrative expense.

Included in stock based compensation for the year ended December 31, 2010, was $94,000 recorded in general and administrative expenses related to the award of 100,000 restricted stock units to one member of our board of directors. During the year ended December 31, 2010, 35,000 restricted stock units were settled by two individuals through the issuance of 35,000 shares of our common stock.

The impact on our results of operations for recording stock-based compensation for the years ended December 31, 2011 and 2010 is as follows:

	For the years ended
	December 31,
	2011	2010
General and administrative	$1,919,386	$762,135
Research and development	219,154	351,263

Total	$2,262,540	$1,113,398

Total unrecognized stock-based compensation was $531,178 at December 31, 2011, which we expect to recognize over the next three years in accordance with vesting provisions as follows:

2012	$262,271
2013	182,698
2014	86,209
Total	$531,178

Note 11 – Equipment Financing

On August 27, 2009, we completed an equipment lease financing transaction with a financial institution.  Pursuant to the financing, we entered into various material agreements with the financial institution. These agreements are identified and summarized below.

We entered into a Master Lease Agreement dated as of July 28, 2009 with the financial institution pursuant to which we will sell to the financing institution certain telecommunications equipment to be installed at 1,981 of our customer’s retail locations in exchange for a one time payment of $4,100,670 by the financial institution. We will pay to the financial institution 36 monthly lease payments and at the expiration of the equipment lease will pay the greater of the then in place fair market value of the equipment or 10% of the original purchase price.

We also entered into a security agreement with the financial institution pursuant to which we granted a first priority security interest in the equipment, whether now owned or hereafter acquired, and in our customer service agreements and service payments thereunder during the term of the equipment lease. We received a waiver from our 6.25% convertible note holder releasing their security interest in the equipment purchased under this sale lease-back financing.

The sale lease-back financing arrangement with the financial institution related to the purchase and deployment of certain digital signage equipment for a new customer.  As a result of this financing, we incurred an obligation to make 36 monthly payments of approximately $141,000 plus applicable sales taxes. The proceeds of the financing are being used to purchase and install the digital signage equipment for our customer and for general working capital purposes.  We have the right to terminate the lease after making 33 payments for a termination fee of the greater of approximately $451,000 or the in place fair market value of the equipment after which time we would own all of the equipment.  We have accounted for this arrangement as a capital lease.

For the year ended December 31, 2010, we had purchased approximately $101,013 of additional equipment that will be placed at the customer sites. During 2010 we had made lease payments totaling approximately $1,688,382 of which $1,235,203 was applied toward the outstanding lease and $453,179 was included in interest expense. Additionally, we expensed $50,268 of our lease acquisition fee of $150,792 which is being recognized over the life of the lease included in interest expense for the year ended December 31, 2010.

During 2011 we had made lease payments totaling approximately $1,688,382 of which $1,423,528 was applied toward the outstanding lease and $264,854 was included in interest expense. Additionally, we expensed $50,268 of our lease acquisition fee of $150,792 which is being recognized over the life of the lease included in interest expense for the year ended December 31, 2011.

Note 12 – Fair Value Measurements

We adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) as of January 1, 2008 for financial instruments measured at fair value on a recurring basis.  ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at December 31, 2011:

			Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
Treasury cash reserve securities	$961,265	$961,265	$--	$--
Auction rate preferred securities	--	--	--	--
Total assets measured at fair value	$961,265	$961,265	$--	$--

Liabilities
Derivative valuation (1)	$3,760,200	$--	$--	$3,760,200
Total liabilities measured at fair value	$3,760,200	$--	$--	$3,760,200

(1) See Notes 4 & 5 for additional discussion.

The table below presents our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at December 31, 2011.  We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

Derivative
Valuation
Liability
Balance at December 31, 2010	$(14,759,300)
Total gains or losses (realized and unrealized)
Included in net income	11,724,400
Valuation adjustment	--
Purchases, issuances, and settlements, net	(725,300)
Transfers to Level 3	--
Balance at December 31, 2011	$(3,760,200)

Money Market Funds and Treasury Securities

The money market funds and treasury cash reserve securities balances are classified as cash and cash equivalents on our consolidated balance sheet.

Auction Rate Preferred Securities

As of December 31 2009, we had investments in Auction Rate Preferred Securities (ARPS), totaling $300,000 ($274,264 fair value) which were in AAA rated funds were reflected at fair value. The fair values of these securities were estimated utilizing a discounted cash flow analysis of the estimated future cash flows for the ARPS as of December 31, 2009. During the year ended December 31, 2010, we redeemed these ARPS for $225,000 through a second market broker and recognized a $49,264 loss on sale of available for sale securities. Additionally, we retired our $162,500 ARPS secured note for which the ARPS had been held as collateral.

Fair Value of Other Financial Instruments

The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their immediate or short-term maturities.  The aggregate carrying amount of the notes payable approximates fair value as the individual notes bear interest at market interest rates and there hasn’t been a significant change in our operations and risk profile.

Note 13 – Retirement Plan

We have implemented a 401(k) employee retirement plan. Under the terms of the plan, participants may elect to contribute a portion of their compensation, generally up to 60%, to the plan, subject to IRS Code Section 415 limitations. We match contributions up to 100% of the first 3% of a participant’s compensation contributed to the plan and 50% of the next 2%. Employees are eligible to participate in the plan after three months of service as defined by the plan. For the years ended December 31, 2011 and 2010, we made matching contributions totaling $90,453 and $99,919, respectively.

Note 14 – Supplemental Cash Flow Information

2011

During the year ended December 31, 2011, we granted options to acquire up to 600,000 shares of our common stock valued at $389,000 to two consultants in consideration of consulting services to be rendered by the consultants over a one-year period pursuant to a written consulting agreement. For the year ended December 31, 2011, the value of options is being recognized over the contract period and  $364,000 was included in stock based compensation.

During the year ended December 31, 2011 we issued 135,369 shares our common stock to an individual for interest owed on a debt obligation, valued at $81,221 which was accrued at December 31, 2010.

During the year ended December 31, 2011 we acquired 414,172 IDI common share equivalents in exchange for 27,611 shares of our common stock valued at $10,760 which was expensed to research and development.

During the year ended December 31, 2011, we recognized $1,483,868 in depreciation and amortization expense from the following: (i) $798,677 related to cost of sales for equipment used directly by or for customers, (ii) $675,040 related to equipment other property and equipment, and (iii) $10,151 for patent amortization.

For the year ended December 31, 2011, an aggregate non-cash expense of $340,377 was recorded for the accretion of our convertible notes of which (i) $333,336 was related to our unsecured convertible note and (ii) $7,041 was for our bridge loan.

On March 21, 2011, the Company, converted $784,292 of its short-term debt into equity through the issuance of common stock and warrants to two lenders at the same unit pricing as the Equity Financing. In consideration of converting the short- term loans on the basis of $1.20 for two shares of common stock plus one warrant at an exercise price of $1.00, the Company issued 1,307,153 shares of common stock and warrants to acquire up to 653,576 shares of common stock, which warrants have a five year term and are exercisable at $1.00 per share. The $784,292 above is net of expense and includes $109,292 of interest of which $89,658 was accrued in the year ended December 31, 2010 and $19,634 which was included as interest expense for the year ended December 31, 2011. The Company’s objective for converting the short-term debt into equity is to conserve cash for further market development.

In March 2011, we granted to the holder of our senior unsecured convertible note a warrant to acquire 400,000 shares of our common stock at an exercise price of $.05 per share in consideration of a waiver of the holder’s reset provision that allowed us to convert certain short terms loans to equity without causing an adjustment in the conversion price of our senior note.  The warrants had a 5-year life from the date of grant, contained full-ratchet anti-dilution price protection provisions and were valued at $404,000 using a Black Scholes pricing model on the date of grant. During the year ended December 31, 2011, the warrant holder exercised these warrants using a cashless provision resulting in the company issuing 372,272 shares of our common stock

2010

During the year ended December 31, 2010, we issued 458,974 shares of our common stock valued in aggregate at $437,501 to three companies and three individuals for consulting services rendered the expense for which is included in our general and administrative expense.

During the year ended December 31, 2010, we issued 200,000 shares our common stock valued at $216,000 to a corporation for the purchase of a H.264 codec software license to be used in our CodecSys product development. We have included it as an asset on our balance sheet and will amortize it as part of cost of sales.

During the year ended December 31, 2010, we acquired 67,000 IDI common share equivalents in exchange for 4,467 shares of our common stock valued at $4,024 which was expensed to research and development.

During the year ended December 31, 2010, we recognized $1,572,934 in depreciation and amortization expense from the following: (i) $806,321 related to cost of sales for equipment used directly by or for customers, (ii) $756,610 related to equipment other property and equipment, and (iii) $10,003 for patent amortization.

For the year ended December 31, 2010, an aggregate non-cash expense of $4,193,684 was recorded for the accretion of our convertible notes of which (i) $4,078,631 was related to our the senior unsecured convertible 6.25% note (ii) $7,168 is for our unsecured convertible note and (iii) $107,885 was for unsecured 3%convertible notes.

During the year ended December 31, 2010, we issued 3,000,000 and 150,000 shares our common stock valued at $3,290,000 and $135,000 to our senior secured 6.25% convertible note holder and unsecured convertible note holder, respectively as part of amendment and extension agreements.

During the year ended December 31, 2010 we issued 35,000 shares of our common stock to two individuals for the settlement of restricted stock units which had been awarded in 2009.

On December 24, 2010, we closed on the debt restructuring of our senior secured 6.25% note and issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment.

On December 24, 2010, we closed on our equity financing and issued 600,000 shares our common stock to ten individuals of Philadelphia Brokerage Corporation as part of the commission due for services rendered. During the year ended December 31, 2010 we issued an aggregate of 1,758,282 shares of our common stock of which 1,590,049 shares was for debt conversions and 168,223 shares were for interest conversion. The 1,590,019 shares valued at $1,567,500 was for three individuals and one corporation. The 168,233 valued at $104,964 was for interest on the above mentioned notes valued at $10,075 with the remaining $94,889 for interest owed our unsecured convertible note holder.

We paid no cash for income taxes during the years ended December 31 2011 and 2010.

Note 15 – Subsequent Events

On March 16, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “Debt Restructuring”) resulting in complete satisfaction the senior indebtedness.  Net proceeds from the Equity Financing, after deducting the commissions and the estimated legal, printing and other costs and expenses related to the financing, were approximately $6.2 million.

The Company entered into a Securities Purchase Agreement (“SPA) dated March 13, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of its securities.  The SPA included a purchase price of $.25 per unit, with each unit consisting of one share of common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $.35 per share; and (2) the “B” Warrant, will not be exercisable unless and until the occurrence of a future issuance of our stock at less than $0.25 per share, but, in the event of such issuance, grants the investors the right to acquire additional shares at a price of $0.05 per share to reduce the impact of dilution caused by such future issuance, but in no event shall the number of shares issuable under the B Warrant cause the Company to exceed the number of authorized common shares. The shares in excess of our authorized shares that would have been issuable under the B Warrant shall be “net settled” by payment of cash in an amount equal to the number of shares in excess of the authorized common shares multiplied by the closing price of our common stock as of the trading day immediately prior to the applicable date of the exercise of such B Warrant. The B Warrant shall be extinguished upon the earlier of: (a) a subsequent financing of at least five million dollars and terms no more favorable than that received by investors in the 2012 Equity Financing; (b) after the effective date of the registration statement registering securities issued in the Equity Financing if the volume-weighted average closing price of the Company’s common stock exceeds $.50 per share for a period of 30 trading days and no Volume Failure (as defined in the B Warrant) (measuring the daily average dollar volume of our Common Stock against a minimum volume of $500,000 per day) exists during such period, and the Company is then current in its public filings; or (c) 78 months.

In addition to commission of 10% of the gross offering proceeds paid in cash to the placement agents, the Company also issued to the placement agents warrants to acquire up to 4,170,000 of our common stock at an exercise price of $.35 per share.  The warrants have a six year life.

On December 28, 2011, the Company entered into a bridge loan transaction with six individuals and one trust pursuant to which the Company issued unsecured notes in the aggregate principal amount of $1.3 million.  The bridge loan maturity date was extended on February 28, 2012, to a date the earlier of nine months from the original maturity date or the completion of an offering of the Company’s securities that results in gross proceeds to the Company of at least $12 million. In consideration of the extension, the Company issued warrants to the holders to acquire up to 247,500 shares of our common stock at an exercise price of $.35 per share.  The warrants have a six year life.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $ 400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by the Company for equipment purchases in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.

Effective March 16, 2012, the Company also closed on the Debt Restructuring.  In connection therewith, the Company paid $2.75 million to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of common stock in full and complete satisfaction of the senior convertible note and approximately $84,000 of accrued interest. In connection with the Debt Restructuring, we also issued 586,164 shares of our common stock to Philadelphia Brokerage Company, one of our placement agents, for its services in negotiating and closing the Debt Restructuring.

Effective March 16, 2012, the conversion price of the Company’s unsecured convertible note reset to $.25 per share, the offering price in the 2012 Equity Financing.  The note is now convertible into 4,000,000 shares of our common stock instead of 1,666,667 shares of our common stock.

On January 30, 2012, we issued 250,000 shares of our common stock to a holder of options to acquire 500,000 shares of our common stock in exchange for the cancellation of the options.

In January 2012 we issued 20,000 options to one employee of the company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by us in connection with the resale of common stock being registered hereunder.  The selling security holders will not bear any portion of such expenses.  All the amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$1,619.02
Legal fees and expenses		*
Transfer agent’s fees		*
Accounting fees and expenses		*
Printing fees and expenses		*
Miscellaneous		*

Total	$		*

* To be filed by amendment

ITEM 14.  Indemnification of Directors and Officers

Our amended and restated articles of incorporation provide for the indemnification of our directors and officers to the fullest extent permitted under Utah law.  Under the Utah Revised Business Corporation Act (URBCA), the liability of our directors and officers is limited such that a director or officer is not liable to Broadcast International or our shareholders for any action taken or any failure to take any action, as an officer or director, as the case may be, unless: (i) the director or officer has breached or failed to perform the duties of the office in compliance with Section 16-10a-841 of the URBCA; and (ii) the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on Broadcast International or our shareholders.  Our directors are personally liable if such director votes for or assents to an unlawful distribution under the URBCA or our articles of incorporation.

We will, pursuant to Section 16-10a-902 of the URBCA and our amended and restated articles of incorporation, indemnify an individual, made party to a proceeding because he or she was a director, against liability incurred in the proceeding if: (i) the director’s conduct was in good faith; (ii) the director reasonably believed that his conduct was in, or not opposed to, our best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his conduct was unlawful; provided that, we may not indemnify the same director if (a) indemnification is sought in connection with a proceeding by or in the right of Broadcast International in which the director was adjudged liable to Broadcast International; (b) indemnification is sought in connection with any other proceeding charging that the director derived an impersonal personal benefit, whether or not including action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit; or (c) indemnification is sought in connection with a proceeding in which the claim or liability arises out of the director’s own negligence or willful misconduct.  Indemnification under this Section in connection with a proceeding by or in the right of Broadcast International is limited to reasonable expenses incurred in connection with the proceeding.

In accordance with Section 16-10a-903 of the URBCA, we shall indemnify a director or an officer who is successful on the merits or otherwise in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director or an officer of Broadcast International, as the case may be, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.

In accordance with Section 16-10a-904 of the URBCA, we will pay or reimburse the reasonable expenses incurred by a party to a proceeding in advance of the final disposition of the proceeding, provided that, (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in Section 16-10a-902 of the URBCA; (ii) the director furnishes to us a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification thereunder.

Section 16-10a-905 permits a director or officer who is or was a party to a proceeding to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.

We will indemnify and advance expenses to an officer, employee, fiduciary or agent of Broadcast International to the same extent as a director; or to a greater extent in some instances if not inconsistent with public policy.

We maintain a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of Broadcast International for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of Broadcast International.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.  Recent Sales of Unregistered Securities

The following sets forth all securities issued by us within the past three years without registration under the Securities Act.  No underwriters were involved in any of the stock issuances and, unless otherwise noted, no commissions were paid in connection therewith.  In each of the following transactions, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof, except as indicated otherwise.

In January 2009, we issued 60,000 shares of our common stock to one individual in exchange for 900,000 shares of common stock of one of our subsidiaries.  The individual is an accredited investor and was fully informed concerning his investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Sections 4(2) and 4(6) thereof.

In January 2009, we issued 50,000 shares of our common stock to one individual who exercised warrants to acquire our common stock in exchange for $58,500, which we will use for general working capital purposes.  The individual is an accredited investor and was fully informed concerning his investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Sections 4(2) and 4(6), thereof.

In February 2009, we granted an aggregate of 125,000 restricted stock units, or RSUs, to five members of our Board of Directors and a total of 35,000 RSUs to two outside consultants pursuant to our 2008 equity incentive plan.  The RSUs granted to the directors represent directors fees for 2007 and were fully vested when granted.  The RSUs granted to the consultants vest on January 2, 2010.  The RSUs may be settled only with the issuance of one share of our common stock for each RSU granted.  The directors and consultants are accredited investors and were fully informed concerning their investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Sections 4(2) and 4(6) thereof.

In April 2009, we issued 60,000 shares of our common stock to one individual in exchange for 900,000 shares of common stock of one of our subsidiaries.  The individual is an accredited investor and was fully informed concerning his investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Sections 4(2) and 4(6) thereof.

On June 30, 2009, we issued 45,048 shares of our common stock to a former shareholder of Interact Devices, Inc., or IDI, a consolidated subsidiary, in exchange for shares of IDI. The IDI shareholder was an accredited investor and was fully informed concerning his investment decision, and we relied on the exemptions from registration under the Securities Act set forth in Sections 4(2) and 4(6) thereof.

On June 22, 2009 we issued 250,000 shares of our common stock to a corporation in partial compensation for the license of certain technology pursuant to a written license agreement.  The corporation is an accredited investor and was fully informed regarding the investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On June 30, 2009 we issued 3,894 shares of our common stock and 2,500 shares of our common stock to two of our former directors as payment for deferred director compensation.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In June 2009, we issued warrants to acquire up to 100,000 shares of our common stock to two consultants for services performed for us.  The warrants have a three year term and are exercisable at $1.30 per share.  The consultants were accredited investors and fully informed regarding the investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In July 2009, we issued warrants to acquire up to 500,000 shares of our common stock to a consultant for services to be performed for us pursuant to a written consulting agreement.  The consultant was an accredited investor and was fully informed regarding the investment.  The warrants have an exercise price of $1.36 and expire June 30, 2010.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In June, 2009 we issued 250,000 shares of our common stock to three former directors of the company in exchange for Restricted Stock Units previously granted to the former directors.  The directors were accredited investors and were fully informed concerning the investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

At various times during the three months ended June 30, 2009, we granted options to seven employees pursuant to our Long Term Incentive Plan to acquire up to an aggregate of 111,000 shares of our common stock at various prices, but not less than the fair market value on the date of grant.  In the transactions, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof.

In July, 2009, we issued 500,000 warrants to acquire our common stock to a consultant in consideration for services to be performed during the next year.  250,000 of the warrants are subject to cancellation by the board of directors in the event the board is not satisfied with the services performed. The exercise price was $1.10 per share and the warrants expire three years from their issuance.   The warrant holder is an accredited investor and was fully informed regarding his exercise transaction. We relied on the exemption from registration under the Securities Act set forth in Section 4(2) and Section 4(6).

On July 15, 2009, we granted an option to an employee pursuant to our incentive plan to acquire up to an aggregate of 200,000 shares of our common stock at an exercise price of $1.20 per share, which was the fair market value of our stock on the date of grant.  In the transaction, the employee was fully informed, and we relied on exemptions from registration under the Securities Act, including Section 4(2) thereof.

In November 2009, we issued an aggregate of 550,000 restricted stock units to two employees in exchange for the surrender of unexercised options totaling 1,016,112 shares held by these employees. In the transaction, the employees were fully informed, and we relied on exemptions from registration under the Securities Act, including Section 4(2) thereof.

On December 14, 2009 we issued 200,000 shares of our common stock and warrants to acquire an additional 130,000 shares of our common stock to one individual in partial settlement of a claim for consulting services by the individual. The warrants have a five year term and are exercisable at $1.18 per share. The individual is an accredited investor and was fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On January 8 and January 11, 2010 we issued warrants to acquire up to 50,000 shares of our common stock to each of two consultants at exercise prices of $1.03 and $1.14 in consideration of the services to be rendered by the consultants in serving as members of our technology board of advisors. The warrants have a term of three years from the dates of issuance. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On January 11, 2010, we issued 200,000 shares of our common stock to a corporation in partial consideration for a technology license related to our video encoding project. The corporation is an accredited investor and fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In December, 2009 and January 2010, we issued 21,281 shares of our common stock to two separate consultants for services performed for us pursuant to a written consulting agreement. The consultants were accredited investors and were fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In January 2010 we issued warrants to acquire up to 50,000 shares of our common stock to a consultant in partial settlement of a lawsuit with the consultant. The warrants expire December 31, 2010 and have an exercise price of $1.14. The consultant was an accredited investor and was fully informed concerning the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In March 2010 the Company issued 1,000,000 shares of common stock to the holder of its 6.25% senior secured convertible promissory note (“Note”) in consideration of an amendment to the Note, which provided for the change of the maturity date from December 21, 2010 to December 21, 2011. The holder was an accredited investor and was fully informed concerning the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In January February and March, 2010 we issued 55,867 shares of our common stock to three separate consultants for services performed for us pursuant to written consulting agreements. The consultants were accredited investors and were fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In April and May 2010 we issued 76,820 shares of our common stock to three separate consultants for services performed for us pursuant to written consulting agreements. The consultants were accredited investors and were fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On January 14, 2010, we issued warrants to acquire up to 50,000, shares of our common stock to a consultant at exercise price of $1.07 per share in consideration of services to be rendered by the consultant as a member of our technology board of advisors. The warrants have a term of three years from the date of issuance. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On April 12, 2010, we issued warrants to acquire up to 50,000 and 10,000 shares of our common stock respectively, to two consultant at exercise price of $1.01 in consideration of services to be rendered by the consultants in service as a member of our technology board of advisors and for performing other services. The warrants have a term of three years from the dates of issuance. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On April 15, 2010, we issued warrants to acquire up to 183,824 shares of our common stock to a former member of our Board of Directors in exchange for the cancellation of 125,000 shares of our common stock previously issued to him in settlement of restricted stock units. The warrants have an exercise price of $1.05 and have a term of three years from the date of issuance. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On March 31, 2010, we issued a convertible promissory note in the principal amount of $350,000, which bears interest at the rate of 3% per annum. The term of the note is three years. The note is convertible at the option of the holder or the Company at a conversion rate of $1.00 per share or at a lower price in the event the Company sells equity at a lower price at any time prior to September 30, 2010. In connection with the issuance of the note, we also issued warrants to acquire up to 350,000 shares of our common stock at an exercise price of $1.50 per share. The warrants have a term of three years from the date of issuance. In the event the holder elects to have the note convertible at a price lower as explained above in the event additional equity is sold by the Company, the number of warrants and their exercise price will be adjusted to the same terms and conditions as the purchasers of the additional equity receive at the time of their investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On March 9, 2010, we granted a member of our Board of Directors options to acquire up to 100,000 shares of our common stock pursuant to our 2008 Equity Incentive Plan at an exercise price of $1.05 per share. The options have a ten year life unless the board member leaves the board, in which case the options must be exercised within one of his retirement from the board. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In June 2010, we amended a previously issued convertible promissory note to increase the principal amount to $1,000,000, which bears interest at the rate of 3% per annum. In April 2010, we issued two additional convertible promissory notes in the principal amounts of $250,000 and $300,000. The term of all the notes is three years. The notes are convertible at the option of the holder or the Company at a conversion rate of $1.00 per share or at a lower price in the event the Company sells equity at a lower price at any time prior to September 30, 2010. In connection with the issuance of the notes, we issued warrants to acquire up to 1,000,000 shares, 250,000 shares and 300,000 shares, respectively, of our common stock at an exercise price of $1.50 per share. The warrants have a term of three years from the date of issuance. In the event a holder elects to have the notes convertible at a price lower as explained above in the event additional equity is sold by the Company, the number of warrants and their exercise price will be adjusted to the same terms and conditions as such purchasers of the additional equity receive at the time of their investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In May, June and July 2010 we issued a total of 84,006 shares of our common stock to three separate consultants for services performed for us pursuant to written consulting agreements. The consultants were accredited investors and were fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In August 2010, the Company issued to the holder of its 6.25% senior secured convertible note (“Note”)  2,000,000 shares of the Company’s common stock, par value $0.05 per share in consideration of an amendment of the Note entered into with the holder.  The securities were offered and sold to the holder in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.  The investor is an accredited investor as defined in Rule 501(a) of Regulation D and was fully informed regarding the investment.

On August 16, 2010 we issued 908,358 shares of our common stock and accompanying warrants to acquire up to 908,358 additional shares of our common stock to three investors in consideration of conversion of $908,358 of principal and accrued interest of their convertible promissory notes and cancellation of the 900,000 warrants initially issued with the notes. The principal and interest of the notes were converted at a conversion price of $1.00 per share. The warrants are exercisable at $1.50 per share for a period of three years from the date of issuance. The investors are accredited investors and fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On August 16, 2010 we issued 51,150 shares of our common stock to a member of our Board of Directors with accompanying warrants to acquire up to 51,150 shares of our common stock in satisfaction of $51,150 of principal and accrued interest due on the principal loaned to us. The principal and interest of the note was satisfied at the rate of $1.00 per share. The warrants are exercisable at $1.50 per share for a period of three years from the date of issuance. We used the principal of the loan for general working capital purposes. The director is an accredited investor and fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On August 16, 2010, we issued 1,050,000 shares of our common stock with accompanying warrants to acquire up to an additional 1,050,000 shares of our common stock to four investors in consideration of the payment of $1,050,000. The warrants are exercisable at $1.50 per share for a period of three years from the date of issuance.  The investors were accredited investors and were fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4 (2) and Section 4(6) thereof.

In August 2010, we issued a total of 4,467 shares of our common stock to two individuals in exchange for 67,000 shares of the common stock of our controlled subsidiary, Interactive Devices, Inc. There were no proceeds from the transaction. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2).

In September 2010, we sold 385,000 shares of our common stock to 11 different individuals for $385,000. In addition, the purchasers of our common stock also received warrants to purchase an additional 385,000 shares of our common stock at an exercise price of $1.50 per share. The warrants have a term of three years from the date of issuance. We have used the proceeds from the sale of the shares of stock for general working capital. The sale contained a provision in which we agreed that in the event the Company sells equity at a lower price at any time before December 31, 2010, a holder may elect to receive additional equity on the same terms and conditions as such purchasers of the additional equity receive at the time of their investment with the same warrant coverage as the new equity purchasers receive. We have used the proceeds from the sale of the shares of stock for general working capital. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In July, August and September 2010, we issued a total of 116,937 shares of our common stock to three separate consultants for services performed for us pursuant to written consulting agreements. The consultants were accredited investors and were fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On November 29, 2010, the Company entered into a bridge loan transaction with three accredited investors pursuant to which the Company issued unsecured notes in the aggregate principal amount of $1.0 million.   At the option of the note holder, each note was convertible into shares of the Company’s common stock at a conversion price of $0.70 per share or, upon the closing of the Equity Financing, the principal amount plus accrued interest was convertible into the same units offered in the Equity Financing as if the holder were purchasing units in an amount equal to the principal amount of the note plus accrued interest.  All of the investors of the bridge notes were accredited investors and were fully informed regarding their investments.  In the transactions, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On December 22, 2010, the Company issued 150,000 shares of common stock to the holder of its $1.0 million unsecured convertible note in consideration of the holder extending the maturity date of the note to December 31, 2013. The holder of the note is an accredited investor and was fully informed regarding its investment.  In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof.

On December 24, 2010, the Company issued 24,999,981 shares of its common stock and Warrants to purchase 12,499,980 shares of its common stock to select institutional and other investors pursuant to the terms of written Subscription Agreements in consideration of the payment of $14,000,000 and the conversion of bridge notes in the amount of $1,000,000. The warrants are exercisable at $1.00 per share and are exercisable for a period of five years from the date of issuance.  All of the investors were either qualified institutional buyers or accredited investors and were fully informed regarding their investment.  In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

On December 24, 2010, pursuant to a Placement Agency Agreement, the Company issued 600,000 shares of common stock to brokerage company designees pursuant to our agreement to issue 40,000 shares of its common stock to the brokerage company for each $1.0 million raised in an equity financing. The brokerage company and the designees are accredited investors and were fully informed regarding their investment.  In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

On December 24, 2010, in connection with the closing of an equity financing and in consideration of debt restructuring, the Company issued to the holder of our senior convertible debt (i) an unsecured convertible note in the principal amount of $5.5 million  and (ii) 800,000 shares of common stock in satisfaction of an obligation under a prior loan amendment.  The holder is an accredited investor and was fully informed regarding its investment.  In the transactions, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

On December 29, 2010, 19 separate investors exercised their option to convert their shares and warrants previously purchased to additional shares and warrants with different terms such that their purchase would be on the same terms and conditions as the December equity financing.  In that connection the Company issued 1,763,371 shares to the 19 investors and issued warrants to acquire an additional 881,685 shares of common stock. The warrants are exercisable at $1.00 per share and are exercisable for a period of five years from the date of issuance. The investors provided no new consideration, but cancelled warrants to acquire 1,763,371 shares of our common stock at an exercise price of $1.50 per share.

In January 2011, the Company granted 1,300,000 Restricted Stock Units to the two executive officers and three members of the Board of Directors as compensation for services rendered during the past year. The officers and directors were accredited investors and were fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In February 2011, we granted options to acquire up to 100,000 shares of our common stock to a consultant in consideration of consulting services to be rendered by the consultant over a one year period pursuant to a written consulting agreement.  The options are exercisable at $1.15 per share and have a three year life.  The consultant is an accredited investor and was fully informed regarding his investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

During March 2011, we issued 293,517 shares of our common stock and cancelled 158,148 shares of common stock previously issued to the holder of our unsecured convertible note in satisfaction of $176,110 of accrued interest on the unsecured convertible note.  Also in connection with the satisfaction of the accrued interest we granted to the holder a warrant to acquire up to 221,758 additional shares of our common stock at an exercise price of $.90 per share.  The warrant is exercisable at any time for a five year period.  The holder of the unsecured convertible note is an accredited investor and was fully informed regarding his investment.  In the transactions, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

On March 21, 2011, we converted $784,292 of our short-term debt into equity through the issuance of common stock and warrants to two lenders at the same unit pricing as our recent equity raise in December 2010. In consideration of converting the short- term loans on the basis of $1.20 for two shares of common stock plus one warrant at an exercise price of $1.00, we issued 1,307,153 shares of common stock and warrants to acquire up to 653,576 shares of common stock, which warrants have a five year term and are exercisable at $1.00 per share. Our objective for converting the short-term debt into equity was to conserve cash for further market development.  The lenders of the short-term debt were accredited investors and were fully informed regarding their investment.  In the transactions, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In March 2011, we granted to the holder of our senior unsecured convertible note a warrant to acquire 400,000 shares of our common stock at an exercise price of $.05 per share in consideration of a waiver of the holder’s reset provision that allowed us to convert certain short terms loans to equity without causing an adjustment in the conversion price of our senior note.  The warrants have a 5 year life from the date of grant.  The holder of the unsecured senior convertible note is an accredited investor and was fully informed regarding his investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In April 2011, we issued 55,098 shares of our common stock to 7 of our employees in consideration of the exercise of options previously granted to the employees.  The total proceeds from the exercise of the options were $18,303, which were used for working capital.  In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof.

In May 2011, we granted 100,000 Restricted Stock Units to a new member of the Board of Directors as part of the director’s initial compensation package. The Restricted Stock Units are settled at the time the director ceases to be a director by the issuance of 100,000 shares of common stock.  The director is an accredited investor and was fully informed regarding the investment. In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

In May 2011, we issued a total of 971 shares of our common stock to one individual in exchange for 14,571 shares of the common stock of our controlled subsidiary, Interactive Devices, Inc.  There were no proceeds from the transaction.  In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2).

During April, May and June 2011, pursuant to our 2004 Equity Incentive Plan we granted options to purchase 426,700 shares of our common stock to 31 of our employees.  The options are exercisable at weighted average price of $.99 per share and have a 10 year life and vest ratably over a three year period. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof.

In June 2011, pursuant to our 2004 Equity Incentive Plan we granted options to purchase 8,700 shares of our common stock to 15 of our third party service providers.  The options are exercisable at $.95 per share and have a 3 year life. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof.

In July 2011, we granted to a consultant options to purchase 500,000 shares of our common stock at an exercise price of $1.11 per share in consideration of services rendered pursuant to a written consulting agreement.  The warrants are currently exercisable and have a term of five years from the date of issuance.  The consultant is an accredited investor and was fully informed regarding his investment. There were no proceeds from the transaction.  In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and Section 4(6).

In August 2011, we granted options pursuant to our 2004 Equity Incentive Plan to purchase up to 100,000 shares of our common stock to one consultant in consideration of consulting services to be rendered by the consultants over a one year period pursuant to written consulting agreements.  The options are exercisable at $.62 per share and have a ten year life.  The consultants are accredited investors and were fully informed regarding their investment.  In the transaction, we relied on the exemptions from registration under the Securities Act set forth in Section 4(2) and Section 4(6) thereof.

During July and August 2011, we granted options pursuant to our 2004 Equity Incentive Plan to purchase 452,500 shares of our common stock to 6 of our employees.  The options are exercisable at prices of $0.52 to $.0.68 per share and have a 10 year life and vest ratably over a three year period. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof.

In August 2011, the holder of our 6.25% convertible note exercised a warrant to acquire shares of our stock and we issued 372,272 shares to the holder.  The warrant was for 400,000 shares, but was exercised pursuant to cashless exercise provisions and we received no cash in exchange for the exercise. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and 4(6) thereof.

In August 2011, we awarded 200,000 Restricted Stock Units (“RSU”) pursuant to our 2008 Equity Incentive Plan to one of our employees.  The RSUs are to be settled by the issuance of 200,000 shares of common stock at the time that the employee ceases to be employed by us. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof.

In October 2011, we issued a total of 26,640 shares of our common stock to one individual in exchange for 399,600 shares of the common stock of our controlled subsidiary, Interactive Devices, Inc.  There were no proceeds from the transaction.  In the transaction, we relied on the exemption from registration under the Securities Act set forth in Section 4(2).

In December 2011, we granted to seven accredited individuals and entities warrants with a five year term to purchase 357,500 shares of our common stock at an exercise price of $0.65 per share in consideration of the investors loaning us $1,300,000 to be used as working capital.  The lenders were all accredited investors and fully informed regarding their investment. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and Section 4(6).

In December 2011, we issued warrants to acquire up to 65,000 shares of our common stock to six employees of our placement agent in consideration of the services rendered by the placement agent in securing for us a short term loan.  The warrants are exercisable at $.65 per share for a five year period.   The employees were all accredited investors and fully informed regarding their investment. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and Section 4(6).

In February 2012, we issued a total of 250,000 shares of our common to one individual in exchange for the cancellation of a warrant to purchase 500,000 shares of our common stock.  The individual is an accredited investor and was fully informed regarding his investment. There were no proceeds from the transaction.  In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and Section 4(6).

On February 28, 2012, in consideration of the extension of the maturity date of a loan, we granted to 5 individuals and entities, the holders of the loan, warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $.35 per share. The investors were all accredited investors and fully informed regarding their investment. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and Section 4(6).

On March 16, 2012 we issued a total of 27,800,000 shares of our common stock to a total of 69 individuals and institutional investors in exchange for $6,950,000.  In the same transaction we also issued two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $.35 per share and aggregated 13,900,000 warrant shares; and (2) The “B” Warrant will not be exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share.  The number of shares issuable under the B Warrant will in no event cause us to exceed the number of authorized shares of our common stock. The shares in excess of our authorized shares that would have been issuable under the B Warrant shall be “net settled” by payment of cash in an amount equal to the number of shares in excess of the authorized common shares multiplied by the closing price of our common stock as of the trading day immediately prior to the applicable date of the exercise of such B Warrant. The B Warrant shall be extinguished upon the earlier of: (a) a subsequent financing of at least $5 million on terms no more favorable than that received by the investors in the 2012 Equity Financing; (b) after the effective date of the registration statement registering securities issued in the Equity Financing if the volume-weighted average closing price of the Company’s common stock exceeds $.50 per share for a period of 30 trading days and no Volume Failure (as defined in the B Warrant) (measuring the daily average dollar volume of our Common Stock against a minimum volume of $500,000 per day) exists during such period, and the Company is then current in its public filings; or (c) 78 months.  The investors were all accredited investors and fully informed regarding their investment. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and Section 4(6) and Rule 506 of Regulation D promulgated thereunder.

On March 16, 2012 we issued to the holder of our senior convertible note 2,000,000 shares of common stock as part of a debt restructuring, which resulted in the full and complete satisfaction of the remaining principal balance of the senior convertible note and all accrued interest then owing totally approximately $2,822,000.  The investor was an accredited investor and fully informed regarding his investment. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and Section 4(6).

On March 16, 2012, we issued to selected employees and consultants of our two placement agents at total of warrants to acquire up to 4,170,000 shares of our common stock in consideration of the services provided by the placement agents in securing our 2012 Equity Financing.  The warrants have a six year life and are exercisable at $.35 per share.  The investors were accredited investors and fully informed regarding their investment. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and Section 4(6).

On March 23, 2012, we issued 586,164 shares of our common stock to selected employees of one of our placement agents in consideration of the services provided by the placement agent in structuring the debt retirement with the lender of our senior convertible note.  The investors were accredited investors and fully informed regarding their investment. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and Section 4(6).

On April 2, 2012, we issued 400,000 shares of our common stock to two individuals and one entity in consideration of the payment of $100,000 and also granted to the same parties A warrants to acquire up to 200,000 shares of our common stock at an exercise price of $.35 per share.  The A warrants have an exercise period of six years.  In addition, we granted to the same parties B warrants that bear the same terms and conditions as the B warrants issued as part of our 2012 Equity Financing. The investors were accredited investors and fully informed regarding their investment. In the transaction, we relied on the exemption from registration under the Securities Act set forth in Sections 4(2) and Section 4(6).

ITEM 16.  Exhibits and Financial Statement Schedules

(a)           Exhibits

Exhibit Number	Description of Document

3.1
Amended and Restated Articles of Incorporation of Broadcast International.   (Incorporated by reference to Exhibit No. 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006.)

3.2
Amended and Restated Bylaws of Broadcast International.  (Incorporated by reference to Exhibit No. 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006.)

4.1
Specimen Stock Certificate of Common Stock of Broadcast International.  (Incorporated by reference to Exhibit No. 4.1 of the Company's Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

5.1 **	Opinion of Reed Benson, Esq.

10.1*
Employment Agreement of Rodney M. Tiede dated April 28, 2004.  (Incorporated by reference to Exhibit No. 10.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 filed with the SEC on May 12, 2004.)

10.2*
Employment Agreement of James E Solomon dated September 19, 2008.  (Incorporated by reference to Exhibit No. 10.2 of the Company's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 31, 2010.)

10.3*
Broadcast International 2004 Long-Term Incentive Plan.  (Incorporated by reference to Exhibit No. 10.4 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on March 30, 2004.)

10.4*	Broadcast International 2008 Long-Term Incentive Plan. (Incorporated by reference to the Company's definitive Proxy Statement on schedule 14A filed with the SEC on April 17, 2009.)

10.5
Securities Purchase Agreement dated October 28, 2006 between Broadcast International and Leon Frenkel.  (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.6
5% Convertible Note dated October 16, 2006 issued by Broadcast International to Leon Frenkel.  (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.7
Registration Rights Agreement dated October 28, 2006 between Broadcast International and Leon Frenkel.  (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.8
Securities Purchase Agreement dated as of December 21, 2007, by and among Broadcast International and the investors listed on the Schedule of Buyers attached thereto. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.9
Registration Rights Agreement dated as of December 21, 2007, by and among Broadcast International and the buyers listed therein.  (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.10
6.25% Senior Secured Convertible Promissory Note dated December 21, 2007 issued to the holder listed therein.  (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.11
Warrant to Purchase Common Stock dated December 21, 2007 issued to the holder listed therein.  (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.12
Loan Restructuring Agreement between the Company and Castlerigg Master Investments Ltd., dated December 16, 2010 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2010.)

10.13
Amendment to 8% Convertible Note Due 2010 between the Company and Leon Frenkel, dated December 22, 2010 (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2010.)

10.14
Placement Agency Agreement between the Company and Philadelphia Brokerage Corporation, dated December 17, 2010 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.15	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.16	Form of Warrant (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.17
Amended and Restated Senior Convertible Note issued by the Company to Castlerigg master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.18
Investor Rights Agreement between the Company and Castlerigg Master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.19
Letter between the Company and Castlerigg Master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.20	Note and Warrant Purchase and Security Agreement dated December 28, 2011 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on form 8-K filed with the SEC on December 30, 2011)

14.1	Code of Ethics. (Incorporated by reference to Exhibit No. 14 of the Company’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004.)

21.1	Subsidiaries. (Incorporated by reference to Exhibit No. 21.1 of the Company’s Annual Report on Form 10-KSB filed with the SEC on April 1, 2005.)

23.1 **	Consent of HJ & Associates, LLC, independent registered public accountant.

23.2	Consent of Reed Benson, Esq. (Included in Exhibit No. 5.1.)

24.1	Power of Attorney. (Included on page II-15).

101.INS	XBRL Instance Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

101.SCH	XBRL Taxonomy Extension Schema Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

*   Management contract or compensatory plan or arrangement.
** Previously filed.

(b)           Financial Statement Schedules

All financial statement schedules not included in Broadcast International’s consolidated financial statements are omitted since the information is either not applicable, deemed immaterial, or is shown in the consolidated financial statements or in the notes thereto.

ITEM 17.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Broadcast International pursuant to the provisions described in Item 14 or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of Broadcast International in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided; however, that the statements in subparagraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registration pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) of the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on June 1, 2012.

BROADCAST INTERNATIONAL, INC.

By:	/s/ Rodney M. Tiede
Name: Rodney M. Tiede
Its: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney M. Tiede and James E. Solomon, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ William Boyd	Chairman of the Board	June 1, 2012
William Boyd

/s/ Rodney M. Tiede	President, Chief Executive Officer and Director	June 1, 2012
Rodney M. Tiede	(Principal Executive Officer)

/s/ James E. Solomon	Chief Financial Officer	June 1, 2012
James E. Solomon	(Principal Financial and Accounting Officer)

/s/ R. Phillip Zobrist	Director	June 1, 2012
R. Phillip Zobrist

/s/ Mark Spagnolo	Director	June 1, 2012
Mark Spagnolo
/s/ Steven Ledger	Director	June 1, 2012
Steven Ledger

INDEX TO EXHIBITS

Exhibit Number	Description of Document

3.1
Amended and Restated Articles of Incorporation of Broadcast International.   (Incorporated by reference to Exhibit No. 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006.)

3.2
Amended and Restated Bylaws of Broadcast International.  (Incorporated by reference to Exhibit No. 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006.)

4.1
Specimen Stock Certificate of Common Stock of Broadcast International.  (Incorporated by reference to Exhibit No. 4.1 of the Company's Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005.)

5.1 **	Opinion of Reed Benson, Esq.

10.1*
Employment Agreement of Rodney M. Tiede dated April 28, 2004.  (Incorporated by reference to Exhibit No. 10.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 filed with the SEC on May 12, 2004.)

10.2*
Broadcast International 2004 Long-Term Incentive Plan.  (Incorporated by reference to Exhibit No. 10.4 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on March 30, 2004.)

10.3
Securities Purchase Agreement dated October 28, 2006 between Broadcast International and Leon Frenkel.  (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.4
5% Convertible Note dated October 16, 2006 issued by Broadcast International to Leon Frenkel.  (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.5
Registration Rights Agreement dated October 28, 2006 between Broadcast International and Leon Frenkel.  (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006.)

10.7
Securities Purchase Agreement dated as of December 21, 2007, by and among Broadcast International and the investors listed on the Schedule of Buyers attached thereto. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.8
Registration Rights Agreement dated as of December 21, 2007, by and among Broadcast International and the buyers listed therein.  (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.9
6.25% Senior Secured Convertible Promissory Note dated December 21, 2007 issued to the holder listed therein.  (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.10
Warrant to Purchase Common Stock dated December 21, 2007 issued to the holder listed therein.  (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007.)

10.11
Loan Restructuring Agreement between the Company and Castlerigg Master Investments Ltd., dated December 16, 2010 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2010.)

10.12
Amendment to 8% Convertible Note Due 2010 between the Company and Leon Frenkel, dated December 22, 2010 (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2010.)

10.13
Placement Agency Agreement between the Company and Philadelphia Brokerage Corporation, dated December 17, 2010 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.14	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.15	Form of Warrant (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.16
Amended and Restated Senior Convertible Note issued by the Company to Castlerigg master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.17
Investor Rights Agreement between the Company and Castlerigg Master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.5  of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.18
Letter between the Company and Castlerigg Master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

14.1	Code of Ethics. (Incorporated by reference to Exhibit No. 14 of the Company’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004.)

21.1	Subsidiaries. (Incorporated by reference to Exhibit No. 21.1 of the Company’s Annual Report on Form 10-KSB filed with the SEC on April 1, 2005.)

23.1 **	Consent of HJ & Associates, LLC, independent registered public accountant.

23.2	Consent of Reed Benson, Esq. (Included in Exhibit No. 5.1.)

24.1	Power of Attorney. (Included on page II-15).

101.INS	XBRL Instance Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

101.SCH	XBRL Taxonomy Extension Schema Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (Previously filed with the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2012.)

*   Management contract or compensatory plan or arrangement.
** Previously filed.